Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN

OF REORGANIZATION

By and Among

ACNB CORPORATION,

ACNB SOUTH ACQUISITION SUBSIDIARY, LLC,

ACNB BANK,

NEW WINDSOR BANCORP, INC.,

And

NEW WINDSOR STATE BANK

November 21, 2016

SCHEDULE 1

EXHIBIT A

EXHIBIT B

EXHIBIT C

EXHIBIT D

EXHIBIT E

EXHIBIT F

EXHIBIT G

EXHIBIT H

Execution Copy

AGREEMENT

THIS AGREEMENT AND PLAN OF REORGANIZATION, dated as of November 21, 2016, is made by and among ACNB CORPORATION (“ACNB”), a Pennsylvania corporation, having its principal place of business in Gettysburg, Pennsylvania, ACNB SOUTH ACQUISITION SUBSIDIARY, LLC (“Acquisition Subsidiary”), a Pennsylvania limited liability company having its principal place of business in Gettysburg, Pennsylvania, ACNB BANK (“ACNB Bank”), a Pennsylvania state-chartered bank, having its principal place of business in Gettysburg, Pennsylvania, NEW WINDSOR BANCORP, INC. (“NW Bancorp”), a Maryland corporation, having its principal place of business in Taneytown, Maryland, and NEW WINDSOR STATE BANK (“NWS Bank”), a Maryland state-chartered bank, having its principal place of business in Taneytown, Maryland.

BACKGROUND

1.              The board of directors of each of ACNB, Acquisition Subsidiary, ACNB Bank, NW Bancorp and NWS Bank deems it advisable and in each of their respective best interests and consistent with and in furtherance of their respective business strategies and goals for NW Bancorp to merge with and into Acquisition Subsidiary (the “Merger”), with Acquisition Subsidiary surviving such Merger, in accordance with this Agreement and the applicable laws of the Commonwealth of Pennsylvania and the State of Maryland, and such boards of directors have unanimously approved this Agreement, declared it advisable, and recommended that this Agreement be adopted by the shareholders of NW Bancorp and Acquisition Subsidiary.

2.              ACNB, Acquisition Subsidiary and NW Bancorp intend for federal income tax purposes that the Merger qualify as a reorganization under the provisions of Section 368(a) of the IRC (as hereafter defined) and that this Agreement be and is adopted as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

3.              ACNB is the sole member of Acquisition Subsidiary and the parent bank holding company and sole shareholder of ACNB Bank.  NW Bancorp is the parent holding company and sole stockholder of NWS Bank.

4.              As an inducement to ACNB’s willingness to enter into this Agreement, the directors of NW Bancorp, NW Bancorp’s Chief Executive Officer, Treasurer, and certain other executive officers of NWS Bank have executed a NW Bancorp Letter Agreement in the form attached hereto as Exhibit A.

5.              As a condition and inducement to the parties’ willingness to enter into this Agreement, ACNB and ACNB Bank, as applicable, have entered into: an Acknowledgement and Release in the form attached hereto as Exhibit B, with certain executive officers and certain employees of NWS Bank to be retained by ACNB Bank as identified on Schedule 1; an Acknowledgement and Release in the form attached hereto as Exhibit C with the executive identified on Schedule 1; an Employment Agreement in the form attached hereto as Exhibit D  with the executive identified on Schedule 1; Change in Control

Agreements with the executives identified on Schedule 1 in the form attached hereto as Exhibit E; and Noncompetition and Nonsolicitation Agreements with the executives identified on Schedule 1 in the form attached hereto as Exhibit F, all to be effective at the Effective Time (as defined herein).

6.              The respective board of directors of the parties has determined that it is in the best interests of their respective companies and their shareholders and members, respectively, to consummate the Merger provided for herein.

7.              Subject to the terms of this Agreement, the parties’ desire to merge NWS Bank with and into ACNB Bank, as soon as practicable after the Effective Time (as hereinafter defined) and in accordance with the Bank Plan of Merger in the form attached hereto as Exhibit G.

8.              The parties desire to set forth in this Agreement the terms and conditions governing the transactions contemplated herein.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I
THE MERGER

Section 1.01 Definitions.   As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

ACNB Benefit Plans shall have the meaning set forth in Section 3.12(a) of this Agreement.

ACNB Common Stock has the meaning given to that term in Section 3.03 of this Agreement.

ACNB Disclosure Schedule means a disclosure schedule delivered by ACNB to NW Bancorp pursuant to Article III of this Agreement.

ACNB Financials means (i) the audited consolidated statements of condition as of and for the fiscal years ending December 31, 2015, December 31, 2014, and December 31, 2013, and the audited consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for fiscal years ending December 31, 2015, December 31, 2014, and December 31, 2013, including the notes thereto and (ii) unaudited interim consolidated statements of condition, income, comprehensive income, changes in shareholders’ equity, and cash flows, as of the end of each calendar quarter following September 30, 2016 and for the periods then ended including the notes thereto.

ACNB Regulatory Reports means the annual and quarterly reports of ACNB filed with the SEC since December 31, 2013 through the Closing Date, and the financial reports of ACNB Bank and accompanying schedules for each calendar quarter filed with the FDIC, as applicable, since the quarter ended December 31, 2013 through the Closing Date.

ACNB Subsidiaries means any corporation, limited liability company, partnership, or other entity 50% or more of the capital stock, membership interests, or partnership interests of which is owned, either directly or indirectly, by ACNB, except any corporation, limited liability company, partnership, or other entity, the stock, membership interests, or partnership interests of which is held in the ordinary course of the lending activities of ACNB Bank as a result of foreclosed collateral or a settlement of a debt previously contracted.

Acquisition Proposal means any inquiry, proposal, indication of interest, term sheet, offer, signed agreement or disclosure of an intention to do any of the foregoing from any Person or group of Persons, except ACNB, Acquisition Subsidiary, or ACNB Bank, whether or not in writing, relating to, contemplating or that could reasonably be expected to lead to any (i) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving NW Bancorp or any NW Bancorp Subsidiaries, where the assets, revenue or income of such Subsidiary constitutes more than 20% of the consolidated assets, net revenue or net income of NW Bancorp; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (including for this purpose the outstanding capital stock of any NW Bancorp Subsidiary and the capital stock of any entity surviving any merger or business combination involving any NW Bancorp Subsidiary) and/or liabilities where the assets being disposed of constitute 20% or more of the consolidated assets or revenue of NW Bancorp or any of its NW Bancorp Subsidiaries taken as a whole, either in a single transaction or series of transactions; or (iii) any direct or indirect purchase or other acquisition or tender offer or exchange offer that, if consummated, would result in a Person or group of Persons acting in concert beneficially owning 20% or more (excluding any Person or group of Persons beneficially owning 20% on the date of this Agreement, but only in connection with shares beneficially owned as of the date hereof and not shares that may be acquired after the date hereof which, when added to shares previously held, the total shares would exceed the 20% beneficial ownership amount) of the outstanding shares of the common stock of NW Bancorp or any NW Bancorp Subsidiary where that NW Bancorp Subsidiary represents more than 20% of the consolidated assets or revenue of NW Bancorp, in each case other than the transactions contemplated by this Agreement.

Affiliate means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

Applications means the applications for regulatory approval which are required by the transactions contemplated herein.

Bank Merger means the merger of NWS Bank with and into ACNB Bank.

Bank Regulator means any banking agency or department of any federal or state government, including without limitation, the PDB, the FDIC, FRB, and the MOCFR.

BCL means the Pennsylvania Business Corporation Law of 1988, as amended.

BHCA means the Bank Holding Company Act of 1956, as amended.

Closing shall have the meaning set forth in Section 1.02(a) of this Agreement.

Closing Date shall have the meaning set forth in Section 1.02(a) of this Agreement.

Confidentiality Agreements means (i) that certain confidentiality agreements, dated June 27, 2016, pursuant to which ACNB agrees, among other things, to maintain the confidentiality of certain information provided to it by NW Bancorp; and (ii) that certain confidentiality agreement, dated June 29, 2016, pursuant to which NW Bancorp agrees, among other things, to maintain the confidentiality of certain information provided to it by ACNB.

Deposit Liabilities means all deposit liabilities (which shall include, but shall not be limited to, “deposits” as such term is defined in Section 3(l)(1) of the Federal Deposit Insurance Act, as amended) of NWS Bank including balances in money market and other accounts linked to accounts containing deposit liabilities under “sweep” or similar arrangements, together with NWS Bank’s rights and obligations under any related customer agreement, and Individual Retirement Accounts (“IRAs”) for which NWS Bank is custodian.

Dissenting NW Bancorp Shares means shares of NW Bancorp Common Stock as to which appraisal rights are perfected under the MGCL.

Effective Time shall have the meaning set forth in Section 1.02(c) of this Agreement.

Election means a Cash Election, Stock Election, and/or Mixed Election, as the context shall require.

Election Form means a form to be delivered to holders of NW Bancorp Common Stock by the Exchange Agent pursuant to Section 1.02(j) by which the holders of NW Bancorp Common Stock, may make an Election with respect to the Merger Consideration.

Election Deadline means 5:00 p.m. on the 33rd day following the Mailing Date (or such other time and date as ACNB and NW Bancorp shall mutually agree).

Environmental Law means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.  The term Environmental Law includes without limitation, (i) the

Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. 7401, et seq.; the Federal Water Pollution Control Act, as amended 33 U.S.C. 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. 300f, et seq.; and all comparable state and local laws, and (ii) any common law (including common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any hazardous materials.

Environmental Liability means liabilities for response, remedial or investigation costs, and any other expenses, including reasonable attorney and consultant fees, laboratory costs and litigation costs, required under, or necessary to attain or maintain compliance with, applicable Environmental Law or relating to or arising from contamination or hazardous substances.

ERISA means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

ERISA Affiliate means (i) a member of any “controlled group” (as defined in Section 414(b) of the IRC) of which a party is a member, (ii) a trade or business, whether or not incorporated, under common control (within the meaning of Section 414(c) of the IRC) with a party, (iii) a member of any affiliated service group (within the meaning of Section 414(m) of the IRC) of which a party is a member, or (iv) an entity required to be aggregated with a party (as applicable pursuant to Section 414(o) of the IRC).

ETL means of the Pennsylvania Entity Transaction Law, 15 Pa. C.S. §311 et seq.

Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Exchange Agent shall have the meaning set forth in 1.02(m) of this Agreement.

Exchange Agent Agreement means the agreement entered into between ACNB and the Exchange Agent in form and substance reasonably acceptable to ACNB setting forth the terms and conditions upon which the Exchange Agent will render the exchange services in connection with the Merger.

FDIA means the Federal Deposit Insurance Act, as amended.

FDIC means the Federal Deposit Insurance Corporation.

FRB means the Board of Governors of the Federal Reserve System.

GAAP means generally accepted accounting principles in the United States as in effect at the relevant date.

Governmental Entity means any federal or state court, administrative agency or commission or self-regulatory authority or instrumentality including, inter alia, any Bank Regulator and the SEC.

IRC means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

IRS means the Internal Revenue Service.

Knowledge as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have been known by the directors and executive officers (as defined in Rule 3b-7 under the Exchange Act) of such Person, and includes any facts, matters, or circumstances set forth in any written notice or other correspondence from any Governmental Entity or any other material written notice received by that Person.

Material Adverse Effect means with respect to a party hereto, any state of facts, changes, circumstances, events, effects, conditions, occurrences, actions, or omissions individually or in the aggregate with other facts, changes, circumstances, events, effects, conditions, occurrences, actions, or omissions that (a) has or would be reasonably expected to be material and adverse to the business, operations, assets, liabilities, financial condition, results of operations, or business prospects of NW Bancorp on a consolidated basis (when such term is used in Article II hereof) or ACNB on a consolidated basis (when such term is used in Article III hereof) or (b) would materially impair the ability of such party or its Subsidiary to perform its respective obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and other transactions contemplated hereby by this Agreement, other than any change, circumstance, event, effect, condition, occurrence, action or omission relating to (i) changes in general economic or political conditions affecting banking institutions generally, including, but not limited to, changes in interest rates, credit availability and liquidity, and price levels or trading volumes in securities markets, but not if such changes disproportionally affect NW Bancorp or ACNB when compared to other banking institutions, (ii) any change in GAAP or applicable law, regulation or the interpretation thereof by courts or Governmental Entities that does not disproportionately affect such party and its Subsidiaries taken as a whole relative to other participants (including the other party hereto) in the industry, (iii) any action or omission of a party (or any of its Subsidiaries) taken pursuant to the terms of this Agreement or taken or omitted to be taken with the express written permission of the other party, (iv) any effect with respect to a party hereto caused, in whole or in substantial part, by the other party or as a result of compliance with the requirements of this Agreement, (v) reasonable expenses, including expenses associated with the retention of legal, financial, or other advisors, incurred by NW Bancorp or ACNB in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and (vi) any act of terrorism, war (whether or not declared), national disaster or any national or international calamity affecting the United States that does not disproportionately affect such party and its subsidiaries, taken as a whole, relative to other participants in the industry, in the United States (including the other party hereto), and, with respect to any party, means the imposition or consent to a formal enforcement action by or with any Bank Regulator, including, but not limited to, a consent order or cease and desist order, except for an enforcement action related to or resulting from either party’s management rating.

MDAT means the Maryland Department of Assessments & Taxation.

MGCL means the Maryland General Corporation Law.

MOCFR means the Maryland Office of the Commissioner of Financial Regulation.

NW Bancorp Appointed Officers means those officers of NW Bancorp who have been appointed as officers of ACNB Bank, effective after the Effective Time.

NW Bancorp Benefit Plans shall have the meaning set forth in Section 2.14(a).

NW Bancorp Common Stock means the common stock of NW Bancorp described in Section 2.03(a).

NW Bancorp Disclosure Schedule means a disclosure schedule delivered by NW Bancorp to ACNB pursuant to Article II of this Agreement.

NW Bancorp Financials means (i) the audited consolidated statements of condition, comprehensive income, income, changes in stockholders’ equity and cash flows as of and for the fiscal years ending December 31, 2015, December 31, 2014, and December 31, 2013, including the notes and schedules thereto; (ii) unaudited interim consolidated financial statements as of the end of each calendar quarter following September 30, 2016 and for the periods then ended including the notes thereto; and (iii) the NW Bancorp Regulatory Reports.

NW Bancorp Regulatory Reports means the call reports of NWS Bank and accompanying schedules, as filed with any Bank Regulator, for each calendar quarter ended December 31, 2013 through the Effective Time and all reports filed with any Bank Regulator by NW Bancorp or NWS Bank from December 31, 2013 through the Effective Time.

NW Bancorp Subsidiaries means any corporation, limited liability company, partnership, or other entity, 50% or more of the capital stock, membership interests, or partnership interests of which is owned, either directly or indirectly, by NW Bancorp, except any corporation, limited liability company, partnership, or other entity, the stock, membership interests, or partnership interests of which is held in the ordinary course of the lending activities of NWS Bank as a result of foreclosed collateral or a settlement of a debt previously contracted.

PAC means the Pennsylvania Associations Code.

PDB means the Pennsylvania Department of Banking and Securities.

PDS means the Department of State of the Commonwealth of Pennsylvania.

Person means any individual, corporation, partnership, joint venture, association, organization, trust, other entity or “group” (as that term is defined in Section 13(d)(3) of the Exchange Act).

Proxy Statement/Prospectus means the proxy statement/prospectus together with any amendments and supplements thereto, to be transmitted to holders of NW Bancorp Common Stock in connection with the transactions contemplated by this Agreement

Registration Statement means the registration statement on Form S-4, together with all amendments and supplements thereto, as filed with the SEC under the Securities Act for the purpose of registering shares of ACNB Common Stock to be issued in connection with the transactions contemplated by this Agreement.

Regulatory Agreement has the meanings given to that term in Sections 2.13(c) and 3.11(c) of this Agreement.

Regulatory Approval means the approval or required consent or waiver of any Bank Regulator or other similar regulatory authority that is necessary in connection with the consummation of the Merger or the Bank Merger and the related transactions contemplated by this Agreement.

Relevant Group means any affiliated, combined, consolidated, unitary or similar group.

Rights means warrants, options, rights, convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

SEC means the Securities and Exchange Commission.

Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Securities Documents means all registration statements, schedules, statements, forms, reports, proxy materials, and other documents required to be filed under the Securities Laws.

Securities Laws means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and in each case the rules and regulations promulgated from time to time thereunder.

Statement of Merger means the statement of merger and/or the articles of merger to be executed by Acquisition Subsidiary and NW Bancorp and to be filed with PDS and MDAT, in accordance with the ETL and MGCL.

Subsidiary means any corporation, limited liability company, partnership, or other entity, 50% or more of the capital stock, membership interests or partnership interests of which is owned, either directly or indirectly, by another entity, except any corporation, limited liability company, partnership, or other entity, the stock, membership interests or partnership interests of which is held in the ordinary course of the lending activities of a bank as a result of foreclosed collateral or a settlement of a debt previously contracted.

Tax or Taxes means all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, thrift, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, use, occupation, severance, energy, unemployment, social security, worker’s compensation, capital, premium, unclaimed property, failure to file, private foundation or other taxes or similar assessments, customs, duties, fees, levies, or other governmental charges together with any interest, penalties, additions to tax, or additional amounts imposed by a Taxing Authority.

Tax Return means any return, declaration, report, or information return or statement relating to Taxes or otherwise, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with a Taxing Authority.

Taxing Authority means any governmental or administrative agency, board, bureau, body, department, or authority of any United States federal, state, or local jurisdiction or any foreign jurisdiction, having jurisdiction with respect to any Tax.

Treasury Regulations means the regulations issued by the United States Internal Revenue Service, a bureau of the United States Department of Treasury.

Section 1.02 The Merger.

(a)         Closing.  The closing of the Merger (the “Closing”) will take place immediately prior to the Effective Time at the offices of Bybel Rutledge LLP, Lemoyne, Pennsylvania, or such other time and place as mutually agreed to by the parties hereto; provided, in any case, that such date shall not be later than fifteen (15) business days after the satisfaction or waiver (subject to applicable law) of all conditions to closing set forth in Article VI (other than delivery of certificates, opinions, and other instruments and documents to be delivered at the Closing) (such date, the “Closing Date”).

(b)         The Merger.  Subject to the terms and conditions of this Agreement, and in accordance with Article III of the PAC, also known as the ETL, and the MGCL, as required, at the Effective Time, NW Bancorp shall merge with and into Acquisition Subsidiary, the separate existence of NW Bancorp shall cease, and Acquisition Subsidiary shall be the surviving entity and continue to exist as a Pennsylvania limited liability company and all of the assets and liabilities of NW Bancorp shall become the assets and liabilities of Acquisition Subsidiary.

(c)          Effective Time; Effects of the Merger.  Subject to the provisions of this Agreement, the Statement of Merger shall be duly prepared, executed and delivered for filing with the PDS and the MDAT, as required, on the Closing Date.  The Merger shall become effective at such time, on such date, as the Statement of Merger is filed with the PDS and the MDAT, as required, or at such date and time as may be specified in the Statement of Merger (such time being the “Effective Time”).  At and after the Effective Time, the Merger shall have the effects set forth in Section 331 of the ETL, Section 3-114 of the MGCL, and this Agreement.

(d)         ACNB’s Articles of Incorporation and Bylaws.  On and after the Effective Time, the articles of incorporation and bylaws of ACNB, as in effect immediately prior to the Effective Time, shall automatically be and remain the articles of incorporation and bylaws of ACNB, until thereafter altered, amended, or replaced.

(e)          Acquisition Subsidiary’s Certificate of Organization and Operating Agreement.  On and after the Effective Time, the Certificate of Organization and Operating Agreement of Acquisition Subsidiary, as in effect immediately prior to the Effective Time shall automatically be and remain the Certificate of Organization and Operating Agreement of Acquisition Subsidiary, as the surviving limited liability company in the Merger, until thereafter altered, amended, or replaced in accordance with law and the Operating Agreement.

(f)           Board of Directors and Executive Officers of ACNB Bank and ACNB.  Subject to satisfaction or waiver of the conditions precedent of this Agreement, at the Effective Time, the total number of persons serving on the board of directors of ACNB Bank shall be increased to sixteen (16).  Fourteen (14) of the sixteen (16) directors shall be the directors of ACNB Bank serving immediately prior to the Effective Time and two (2) of the sixteen (16) directors shall be the NW Bancorp Nominees as provided in Section 5.19 hereof.

In accordance with the Amended and Restated Articles of Incorporation of ACNB in effect as of the date hereof, at the 2017 Annual Meeting of ACNB Shareholders (the “2017 Annual Meeting”), ACNB shall recommend to its Shareholders that the total number of persons that shall constitute the whole Board of Directors of ACNB be increased from thirteen (13) to sixteen (16).  If such recommendation to increase the number of members that shall constitute the whole Board of Directors of ACNB is approved by the requisite majority of ACNB Shareholders at the 2017 Annual Meeting, then the total number of persons that shall constitute the whole Board of Directors of ACNB shall be increased from thirteen (13) to sixteen (16).  At the Effective Time (subject to the terms and conditions hereof), thirteen (13) of the sixteen (16) directors shall be the directors of ACNB serving immediately prior to the Effective Time and two (2) of the sixteen (16) directors shall be the NW Bancorp Nominees as provided in Section 5.19 hereof to commence service after the Effective Time.  One (1) seat shall be reserved for a future President of ACNB if not standing for election at the 2017 Annual Meeting.  If so standing for election at the 2017 Annual Meeting the reference to thirteen (13) above shall be changed to fourteen (14) for purposes of this paragraph.  If the recommendation to increase the number that shall constitute the whole of the Board of Directors of ACNB to sixteen (16) is approved by the requisite majority of ACNB Shareholders at the 2017 Annual Meeting, and if Closing shall then occur (subject to the terms and conditions hereof) then the NW Bancorp Nominees shall be appointed as Class 1 and Class 2 directors, respectively, by the ACNB Board of Directors, in accordance with Section 204 of the ACNB Bylaws such appointment to be effective at the Effective Time.  The executive officers of ACNB immediately prior to the Effective Time shall be the executive officers of ACNB after the Effective Time. The executive officers of

ACNB Bank immediately prior to the Effective Time and the NW Bancorp Appointed Officers shall be the executive officers of ACNB Bank after the Effective Time.

(g)          Liquidation and Dissolution.  As soon as practicable after the Effective Time, ACNB shall cause Acquisition Subsidiary to be liquidated and dissolved and all of its assets and liabilities distributed to and assumed by ACNB.

(h)         Bank Merger.

(i)                         ACNB, Acquisition Subsidiary, and NW Bancorp shall use their commercially reasonable best efforts to cause NWS Bank to merge with and into ACNB Bank, with ACNB Bank surviving such merger, as soon as immediately practicable after the Effective Time.  It is intended by the parties that the Bank Merger be effected immediately after the Merger.  Concurrently with the execution and delivery of this Agreement, ACNB shall cause ACNB Bank, and NW Bancorp shall cause NWS Bank, to execute and deliver the Bank Plan of Merger in substantially the form attached hereto as Exhibit G.

(ii)                      Notwithstanding Section 1.02(h)(i), if the parties mutually agree that the Bank Merger be delayed, the parties shall cooperate to permit the Bank Merger to occur at such later time as the parties mutually agree, and any provisions of this Agreement inconsistent with such timing shall be deemed amended as appropriate to reflect such timing.

(i)             Effect on Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of ACNB, NW Bancorp or the holders of any of the following securities, the following shall occur:

(i)                         Outstanding ACNB Common Stock.  Each share of ACNB Common Stock issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding as an identical share of ACNB Common Stock, except that shares of ACNB Common Stock owned by NW Bancorp (other than shares held in trust, managed, custodial or nominee accounts and the like that in any such case are beneficially owned by third parties and shares acquired in respect of debts previously contracted) shall become treasury stock of ACNB.

(ii)                      Cancellation of Certain Common Stock.  Each share of NW Bancorp Common Stock that is owned by ACNB, or by any of its respective Subsidiaries (other than shares that are held in trust, managed, custodial or nominee accounts and the like and that are beneficially owned by third parties and other than shares acquired in respect of debts previously contracted) shall be canceled and cease to be issued and outstanding, and no consideration shall be delivered therefor.

(iii)                   Conversion of NW Bancorp Common Stock.  Each share of NW Bancorp Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.02(i)(ii) and Dissenting NW

Bancorp Shares) shall be converted into the right to receive, at the election of the holder thereof as provided herein either (A) 1.10 shares of ACNB Common Stock, subject to adjustment as provided in Section 1.02(l) below (the “Stock Consideration”) or (B) thirty dollars ($30.00) in cash (the “Cash Consideration”).  The Stock Consideration and Cash Consideration are collectively referred to as the “Merger Consideration.”  Notwithstanding the foregoing, and giving effect to Section 1.02(i)(ii) hereof, (1) the number of shares of NW Bancorp Common Stock to be converted into the right to receive the Stock Consideration at the Effective Time shall be equal to eighty five percent (85%) of the total number of shares of NW Bancorp Common Stock issued and outstanding at the Effective Time and (2) the number of shares of NW Bancorp Common Stock to be converted into the right to receive the Cash Consideration at the Effective Time shall be equal to fifteen percent (15%) of the total number of shares of NW Bancorp Common Stock issued and outstanding at the Effective Time, minus (x) the number of Dissenting NW Bancorp Shares, if any, and (y) the aggregate number of shares with respect to which cash is paid in lieu of fractional shares pursuant to Section 1.02(i)(iv).

(iv)                  Cash in Lieu of Fractional Shares.  Notwithstanding anything herein to the contrary, no fraction of a whole share of ACNB Common Stock and no scrip or certificate therefore shall be issued in connection with the Merger. Any former NW Bancorp stockholder who would otherwise be entitled to receive a fraction of a share of ACNB Common Stock shall receive, in lieu thereof, cash in an amount equal to the product obtained by multiplying (a) thirty dollars ($30.00) and (b) the fractional share, calculated to the nearest ten-thousandth of the share of ACNB Common Stock, to which the holder would otherwise be entitled.  For purposes of determining any fractional share interest, all shares of NW Bancorp Common Stock owned by a NW Bancorp Stockholder shall be combined so as to calculate the maximum number of whole shares of ACNB Common Stock issuable to such NW Bancorp Stockholders, to the extent permissible.

(v)                     Dissenting NW Bancorp Shares.  The Dissenting NW Bancorp Shares that have not effectively withdrawn or lost their dissenters’ rights under the MGCL, shall not be converted into or represent a right to receive the Merger Consideration under this Agreement, and the holders thereof shall be entitled only to such rights as are granted by the MGCL. If any such holder of NW Bancorp Common Stock shall have failed to perfect or shall have withdrawn or lost such right, the Dissenting NW Bancorp Shares held by such holder shall thereupon be treated as No Election Shares.

(j)            Election Procedures.  Not less than forty-five (45) business days prior to the anticipated Effective Time or on such other date as ACNB and NW Bancorp shall mutually agree (the “Mailing Date”), ACNB shall cause the Exchange Agent to mail an Election Form in such form as ACNB and NW Bancorp shall mutually agree to each holder of record of NW Bancorp Common Stock as of the close of business on the fifth (5th) business day prior to the Mailing Date (the “Election Form Record Date”). Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation):

(i)                         To elect to receive the Stock Consideration with respect to all of their shares of NW Bancorp Common Stock (the “Stock Election Shares”); or

(ii)                      To elect to receive the Cash Consideration with respect to all of their shares of NW Bancorp Common Stock (the “Cash Election Shares”); or

(iii)                   To elect to receive the Stock Consideration with respect to a specified number of their shares of NW Bancorp Common Stock and the Cash Consideration with respect to their remaining shares of NW Bancorp Common Stock (a “Mixed Election”). With respect to each holder of record of NW Bancorp Common Stock who makes a Mixed Election, their shares of NW Bancorp Common Stock to be converted into the right to receive the Stock Consideration shall be treated as Stock Election Shares and their shares of NW Bancorp Common Stock to be converted into the right to receive the Cash Consideration shall be treated as Cash Election Shares, in each case subject to the allocation rules set forth in Section 1.02(l) of this Agreement.

The Exchange Agent shall use reasonable efforts to make the Election Form available to all Persons who become holders of NW Bancorp Common Stock during the period between the Election Form Record Date and the Election Deadline.  If holders of NW Bancorp Common Stock: (i) do not submit a properly completed Election Form before the Election Deadline; (ii) revoke an Election Form prior to the Election Deadline and do not resubmit a properly completed Election Form prior to the Election Deadline; or (iii) fail to perfect his, her or its dissenters’ rights pursuant to Section 1.02(i)(v) of this Agreement, the shares of NW Bancorp Common Stock held by such holder shall be deemed “No Election Shares”. Nominee record holders who hold NW Bancorp Common Stock on behalf of multiple beneficial owners shall be required to indicate how many of the shares held by them are Stock Election Shares, Cash Election Shares and No Election Shares. For purposes of Section 1.02(j), any Dissenting NW Bancorp Shares shall be deemed to be Cash Election Shares, provided that Dissenting NW Bancorp Shares shall not under any circumstance be converted into Reallocated Stock Shares.

(k)         Effective Election.  Any Election shall be properly made only if the Exchange Agent shall have actually received a properly completed Election Form by a holder of NW Bancorp Common Stock by the Election Deadline. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such written notice is actually received by the Exchange Agent at or prior to the Election Deadline. The Exchange Agent shall have reasonable discretion to (i) determine whether any Election, modification or revocation is received, (ii) determine whether any Election, modification or revocation has been properly made, and (iii) disregard immaterial defects in any Election Form. Good faith determinations made by the Exchange Agent regarding such matters shall be binding and conclusive. Neither ACNB, NW Bancorp, nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(l)             Allocation.  All Elections shall be subject to the following allocation rules. The Exchange Agent shall effect the allocation of the aggregate Merger Consideration among the holders of NW Bancorp Common Stock in accordance with their respective Election Forms, but subject to the following allocation rules:

(i)                         Aggregate Stock Consideration Over-elected.  If the number of Stock Election Shares exceeds eighty five percent (85%) of the total number of shares of NW Bancorp Common Stock issued and outstanding on the Effective Time, then:

(A)                   All Cash Election Shares (subject to Section 1.02(i)(v) with respect to Dissenting NW Bancorp Shares) and No Election Shares shall be converted into the right to receive the Cash Consideration.

(B)                   The Exchange Agent shall convert, on a pro rata basis described in Section 1.02(k)(iii) below, a sufficient number of Stock Election Shares into Cash Election Shares (“Reallocated Cash Shares”) such that the number of Stock Election Shares, excluding the Reallocated Cash Shares, shall equal eighty five percent (85%) of the total number of shares of NW Bancorp Common Stock issued and outstanding at the Effective Time, and the Reallocated Cash Shares will be converted into the right to receive the Cash Consideration; and

(C)                   The Stock Election Shares which are not Reallocated Cash Shares shall be converted into the right to receive the Stock Consideration.

(ii)                      Aggregate Cash Consideration Over-elected.  If the number of Cash Election Shares, (including for these purposes the number of any Dissenting NW Bancorp Shares), plus the aggregate number of shares with respect to which cash is paid in lieu of fractional shares pursuant to Section 1.02(i)(iv) exceeds fifteen percent (15%) of the total number of shares of NW Bancorp Common Stock issued and outstanding on the Effective Time, then:

(A)                   All Stock Election Shares and No Election Shares shall be converted into the right to receive the Stock Consideration.

(B)                   The Exchange Agent shall convert, on a pro rata basis described in Section 1.02(l)(iii) below, a sufficient number of Cash Election Shares (excluding Dissenting NW Bancorp Shares) into Stock Election Shares (“Reallocated Stock Shares”) such that the number of Cash Election Shares, excluding the Reallocated Stock Shares, plus the aggregate number of shares with respect to which cash is paid in lieu of fractional shares, shall equal fifteen percent (15%) of the total number of shares of NW Bancorp Common Stock issued and outstanding on the Effective

Time, and the Reallocated Stock Shares will be converted into the right to receive the Stock Consideration; and

(C)                   The Cash Election Shares (subject to Section 1.02(i)(v) with respect to Dissenting NW Bancorp Shares) which are not Reallocated Common Stock Shares shall be converted into the right to receive the Cash Consideration.

(iii)                   Pro Rata Reallocations.  If the Exchange Agent is required pursuant to Section 1.02(l)(i)(B) to convert some Stock Election Shares into Reallocated Cash Shares, each holder of Stock Election Shares shall be allocated a pro rata portion of the total Reallocated Cash Shares in accordance with the number of Stock Election Shares held by such holder. If the Exchange Agent is required pursuant to Section 1.02(l)(ii)(B) to convert some Cash Election Shares into Reallocated Stock Shares, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Stock Shares in accordance with the number of Cash Election Shares held by such holder.

(iv)                  Exchange Agent Discretion.  In order to ensure that the limits specified with respect to the aggregate Merger Consideration are not exceeded, the parties hereby agree that the Exchange Agent, in applying the allocation rules set forth in Section 1.02(l) of this Agreement, shall have reasonable discretion to round calculations or otherwise adjust the results thereof in order to accomplish such purpose, and each good faith determination made by the Exchange Agent regarding such matters shall be binding and conclusive.

(m)     Surrender and Exchange of NW Bancorp Stock Certificates.

(i)                         Agent.  Prior to the Effective Time, ACNB shall appoint its transfer agent, Computershare Shareholders Services, or another agent experienced in providing such services, and which is independent of and unaffiliated with ACNB and NW Bancorp, as an exchange and paying agent (the “Exchange Agent”) for the payment and exchange of the Merger Consideration.

(ii)                      Fund.  Three (3) days prior to the Effective Time, ACNB shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of NW Bancorp Common Stock, sufficient cash and certificates representing shares of ACNB Common Stock to make all payments and deliveries to stockholders of NW Bancorp pursuant to Section 1.02(i)(iii) and (iv). Any cash and certificates for ACNB Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(iii)                   Exchange Procedures.  As soon as reasonably practicable after the Effective Time (and in any case no later than five (5) business days thereafter), ACNB shall cause the Exchange Agent to mail to each record holder of a certificate representing shares of NW Bancorp Common Stock (a “NW Bancorp

Certificate”) a letter of transmittal which shall specify that delivery of the NW Bancorp Certificates shall be effected, and risk of loss and title to the NW Bancorp Certificates shall pass, only upon delivery of the NW Bancorp Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as ACNB may reasonably specify and instructions for effecting the surrender of such NW Bancorp Certificates in exchange for the Merger Consideration. Upon surrender of a NW Bancorp Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such NW Bancorp Certificate shall be entitled to receive in exchange therefor (A) a certificate representing, in the aggregate, the whole number of shares of ACNB Common Stock that such holder has the right to receive pursuant to Section 1.02(i)(iii)  and/or (B) a check in the amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to Sections 1.02(i)(iii) and (iv). No interest will be paid or will accrue on any cash payment pursuant to Sections 1.02(i)(iii) and (iv). In the event of a transfer of ownership of NW Bancorp Common Stock which is not registered in the transfer records of NW Bancorp, a certificate representing, in the aggregate, the proper number of shares of ACNB Common Stock pursuant to Section 1.02(i)(iii) and/or a check in the proper amount pursuant to Sections 1.02(i)(iii) and (iv) may be issued with respect to such NW Bancorp Common Stock, as the case may be, to such a transferee if the NW Bancorp Certificate formerly representing such shares of NW Bancorp Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(iv)                  Distributions with Respect to Un-exchanged Shares.  No dividends or other distributions declared or made with respect to shares of ACNB Common Stock with a record date after the Effective Time shall be paid to the holder of any un-surrendered NW Bancorp Certificate with respect to the shares of ACNB Common Stock that such NW Bancorp Certificate holder would be entitled to receive upon surrender of such NW Bancorp Certificate until such holder shall surrender such NW Bancorp Certificate in accordance with Section 1.02(m)(iii). Subject to the effect of applicable laws, following surrender of any such NW Bancorp Certificate, there shall be paid to such holder of shares of ACNB Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of ACNB Common Stock and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of ACNB Common Stock.

(v)                     No Further Ownership Rights.  All shares of ACNB Common Stock issued and cash paid upon conversion of shares of NW Bancorp Common Stock in accordance with the terms of this Agreement shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of NW Bancorp Common Stock.

(vi)                  Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of NW Bancorp Certificates for twelve (12) months after the Effective Time shall be delivered to ACNB or otherwise on the instructions of ACNB, and any holders of the NW Bancorp Certificates who have not previously complied with this Section 1.02(m) shall thereafter look only to ACNB for the Merger Consideration with respect to the shares of NW Bancorp Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.02(i)(iii), any cash in lieu of fractional shares of ACNB Common Stock to which such holders are entitled pursuant to Section 1.02(i)(iv) and any dividends or distributions with respect to shares of ACNB Common Stock to which such holders are entitled pursuant to Section 1.02(m)(iv).

(vii)               No Liability.  None of ACNB, NW Bancorp, any of their respective Subsidiaries or Affiliates or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(viii)            Investment of the Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund as reasonably directed by ACNB; provided, however, that no holder of shares of NW Bancorp Common Stock shall suffer or incur any loss in connection with any such investment of the Exchange Fund. Any interest and other income resulting from such investments shall be payable to ACNB.

(ix)                  Lost Certificates.  If any NW Bancorp Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such NW Bancorp Certificate to be lost, stolen or destroyed and, if required by ACNB, the posting by such Person of a bond in such reasonable amount as ACNB may direct as indemnity against any claim that may be made against it with respect to such NW Bancorp Certificate, the Exchange Agent will deliver in exchange for such lost, stolen, or destroyed NW Bancorp Certificate the applicable Merger Consideration with respect to the shares of NW Bancorp Common Stock formerly represented thereby, any cash in lieu of fractional shares of ACNB Common Stock to which the holders thereof are entitled pursuant to Section 1.02(i)(iv), and any dividends or other distributions on shares of ACNB Common Stock to which the holders thereof are entitled pursuant to Section 1.02(m)(iv).

(x)                     Withholding Rights.   ACNB shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of NW Bancorp Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the IRC and the rules and regulations promulgated thereunder, or any provisions of any Taxing Authority. To the extent that amounts are so withheld by ACNB, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of NW Bancorp Common Stock in respect of which such deduction and withholding was made by ACNB.

(xi)                  Stock Transfer Books.  At the Effective Time, the stock transfer books of NW Bancorp with respect to NW Bancorp Common Stock issued and outstanding prior to the Effective Time shall be closed and, thereafter, there shall be no further registration of transfers on the records of NW Bancorp of shares of NW Bancorp Common Stock issued and outstanding prior to the Effective Time. From and after the Effective Time, the holders of NW Bancorp Certificates shall cease to have any rights with respect to such shares of NW Bancorp Common Stock, formerly represented thereby, except as otherwise provided herein or by law. At or after the Effective Time, any NW Bancorp Certificates presented to the Exchange Agent or ACNB for any reason shall be exchanged for the applicable Merger Consideration with respect to the shares of NW Bancorp Common Stock, formerly represented thereby, any cash in lieu of fractional shares of ACNB Common Stock to which the holders thereof are entitled pursuant to Section 1.02(i)(iv), and any dividends or other distributions on shares of ACNB Common Stock to which the holders thereof are entitled pursuant to Section 1.02(m)(iv).

(n)         Treatment of NW Bancorp Employee Stock Purchase Plan.   The right to acquire shares of NW Bancorp Common Stock under the NW Bancorp Employee Stock Purchase Plan (“NW Bancorp ESPP”) is not a stock option for purposes of this Agreement. As soon as practicable after the date of this Agreement, but no later than thirty (30) days after the date of this Agreement, NW Bancorp shall take all actions that are necessary to provide that the NW Bancorp ESPP shall terminate on the later of to occur of (a) the last day of the Offering Period (as defined in the NW Bancorp ESPP) in effect as of the date of this Agreement and (b) the date hereof and no further grants or options to purchase shares shall be allowed.  In the case of a termination of the NW Bancorp ESPP pursuant to the immediately preceding clause (b), the Offering Period then in effect shall be deemed to have ended on the date that is the last trading day prior to such termination and any amounts credited to the account of any participant shall be paid to such participant in accordance with the NW Bancorp ESPP.

(o)         Treatment of NW Bancorp 2005 Deferred Compensation Plan.  The right to acquire shares of NW Bancorp Common Stock under the NW Bancorp 2005 Deferred Compensation Plan (“2005 Deferred Compensation Plan”) is not a stock option for purposes of this Agreement. As soon as practicable after the date of this Agreement, but no later than thirty (30) days after the date of this Agreement, NW Bancorp shall take all actions to prohibit the election by a Participant to designate his or her deferral in shares of NW Bancorp Common Stock for the year 2017.  NW Bancorp shall also take all actions necessary to terminate the 2005 Deferred Compensation Plan as of the Effective Time.

(p)         Treatment of NW Bancorp Advisory Director Fee Stock Purchase Plan.  The right to acquire shares of NW Bancorp Common Stock under the NW Bancorp Advisory Director Fee Stock Purchase Plan (“Advisory Stock Plan”) is not a stock option for purposes of this Agreement. As soon as practicable after the date of this Agreement, but no later than thirty (30) days after the date of this Agreement, NW Bancorp shall take all actions to prohibit the election by an Advisory Director to designate his or her fee in shares of NW Bancorp Common Stock for the year 2017.  NW Bancorp shall also take all actions necessary to terminate the Advisory Stock Plan as of the Effective Time.

(q)         Anti-Dilution Provisions.  If ACNB shall, at any time before the Effective Time, (A) declare a dividend in shares of ACNB Common Stock payable to shareholders of record before the Effective Time, (B) combine the outstanding shares of ACNB Common Stock into a smaller number of shares, (C) subdivide or split the outstanding shares of ACNB Common Stock, or (D) reclassify the shares of ACNB Common Stock, then, in any such event, the number of shares of ACNB Common Stock to be delivered to NW Bancorp stockholders who are entitled to receive shares of ACNB Common Stock in exchange for shares of NW Bancorp Common Stock shall be adjusted so that each NW Bancorp stockholder shall be entitled to receive such number of shares of ACNB Common Stock as such stockholder would have been entitled to receive if the Effective Time had occurred immediately prior to the happening of such event.  In addition, in the event that, prior to the Effective Time, ACNB enters into an agreement pursuant to which shares of ACNB Common Stock would be converted into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each NW Bancorp stockholder entitled to receive shares of ACNB Common Stock in the Merger shall be entitled to receive such number of shares or other securities or amount of obligations of such other corporation as such stockholder would be entitled to receive if the Effective Time had occurred immediately prior to the happening of such event.

(r)            Possible Alternative Structures.  Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, ACNB, Acquisition Subsidiary or ACNB Bank shall be entitled to revise the structure of the Merger and the Bank Merger, including without limitation, by merging NW Bancorp with and into ACNB or by merging NWS Bank with and into another Subsidiary of ACNB or ACNB Bank, provided that (i) any such Subsidiary shall become party to, and shall agree to be bound by, the terms of this Agreement; (ii) there are no adverse federal or state income tax or other adverse tax consequences to NW Bancorp stockholders as a result of the modification; (iii) the consideration to be paid to the holders of NW Bancorp Common Stock under this Agreement is not thereby changed in kind or value or reduced in amount; and (iv) such modification will not delay or jeopardize the receipt of approvals from Governmental Entities or jeopardize the satisfaction of any condition to Closing set forth in Article VI or otherwise adversely affect NW Bancorp or the holders of NW

Bancorp Common Stock.  The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

ARTICLE II
REPRESENTATIONS AND WARRANTIES
OF NW BANCORP AND NWS BANK

NW Bancorp and NWS Bank represents and warrants to ACNB, Acquisition Subsidiary, and ACNB Bank that the statements contained in this Article II are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article II), except as set forth in the NW Bancorp Disclosure Schedule delivered by NW Bancorp and NWS Bank to ACNB, Acquisition Subsidiary, and ACNB Bank on the date hereof or as amended, and except as to any representation or warranty which specifically relates to an earlier date.  NW Bancorp and NWS Bank have made a good faith effort to ensure that the disclosure on each schedule of the NW Bancorp Disclosure Schedule corresponds to the section referenced herein.  However, for purposes of the NW Bancorp Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

Section 2.01 Standard.  No representation or warranty of NW Bancorp and NWS Bank contained in this Article II shall be deemed untrue or incorrect, and NW Bancorp and NWS Bank shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article II, has had or is reasonably expected to have a Material Adverse Effect; disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 2.02(a), 2.02(b), 2.03(a), 2.03(b), 2.04 and 2.09 nor shall it apply to the representations and warranties contained in 2.14, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

Section 2.02 Organization.

(a)         NW Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.  NW Bancorp is a holding company duly registered under the BHCA.  NW Bancorp has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.  NW Bancorp is not qualified or licensed to do business as a foreign corporation in any other jurisdiction and is not required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business except where the failure to be so qualified or licensed would not have a Material Adverse Effect on NW Bancorp.

(b)         NWS Bank is a state-chartered bank and is regulated by the FDIC and the MOCFR.  NWS Bank is a duly organized and validly existing under the laws of the State of Maryland. NWS Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. The location of the principal office and each branch of NWS Bank is set forth in NW Bancorp Disclosure Schedule 2.02(b).

(c)          NW Bancorp Disclosure schedule 2.02(c) sets forth each NW Bancorp Subsidiary.  Each of NW Bancorp’s Subsidiaries (i) is duly organized, (ii) is validly existing and in good standing under the laws of its jurisdiction of organization, (iii) is duly licensed or qualified to do business in, and in good standing under the laws of, all jurisdictions, whether federal, state, local or foreign, where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except as would not reasonably be expected to have a Material Adverse Effect on NW Bancorp or NWS Bank and (iv) has all requisite corporate power and authority, and has all licenses, permits and authorizations of applicable Governmental Entities required to own or lease its properties and assets and to carry on its business as now conducted. The articles of incorporation, bylaws and similar governing documents of each NW Bancorp Subsidiary, copies of which have been delivered to ACNB, are true and correct copies of such documents as amended, supplemented, restated and/or otherwise modified and in effect on the date of this Agreement.

(d)         The respective minute books of NW Bancorp, NWS Bank, and each other NW Bancorp Subsidiary accurately record, in all material respects, all material corporate actions of their respective stockholders and boards of directors and trustees (including committees), in each case in accordance with the normal business practice of NW Bancorp and each such NW Bancorp Subsidiary.

(e)          Prior to the date of this Agreement, NW Bancorp has delivered to ACNB true and correct copies of the articles of incorporation and bylaws of NW Bancorp.

(f)           NWS Bank is a member in good standing of the Federal Home Loan Bank of Atlanta and owns the requisite amount of stock therein.

(g)          NWS Bank has been operated in compliance with its policies and procedures and all applicable federal and state laws, regulations, rules, and orders, except to the extent that it is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on NW Bancorp or NWS Bank.

Section 2.03 Capitalization.

(a)         The authorized capital stock of NW Bancorp consists of ten million (10,000,000) shares of common stock, one-cent ($0.01) par value (“NW Bancorp Common Stock”), of which one million, five thousand, five hundred and six (1,005,506) shares are outstanding, validly issued, fully paid and nonassessable as of the date of this Agreement. There is no preferred stock authorized, issued, or outstanding.  There are no shares of NW Bancorp Common Stock held by NW Bancorp as treasury stock.  Except as disclosed in NW Bancorp Disclosure Schedule 2.03(a), no trust preferred or subordinated debt securities of NW Bancorp are issued or outstanding. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which NW Bancorp’s stockholders may vote have been issued by NW Bancorp and are outstanding.  Except as disclosed in NW Bancorp Disclosure Schedule 2.03(a), neither NW Bancorp nor any NW Bancorp Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of NW Bancorp Common Stock, or any other security of NW Bancorp or any securities representing the right to vote, purchase or otherwise receive any shares of NW Bancorp Common Stock or any other security of NW Bancorp.

(b)         The authorized capital stock of NWS Bank consists of two hundred and fifty thousand (250,000) shares of common stock, par value of ten dollars ($10.00) per share (“NWS Bank Common Stock”), of which forty-five thousand (45,000) shares are outstanding, validly issued, fully paid, nonassessable, free of preemptive rights and owned by NW Bancorp. Neither NWS Bank nor any NW Bancorp Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of the capital stock of any NW Bancorp Subsidiary or any other security of any NW Bancorp Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of the capital stock or any other security of any NW Bancorp Subsidiary. Either NW Bancorp or NWS Bank owns all of the outstanding shares of capital stock of each NW Bancorp Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

(c)          Except as set forth in NW Bancorp Disclosure Schedule 2.03, neither NW Bancorp nor any other NW Bancorp Subsidiary, owns any equity interest, directly or indirectly, in any other company or controls any other company, except for equity interests held in the investment portfolios of NW Bancorp and NW Bancorp Subsidiaries, and equity interests held by NW Bancorp Subsidiaries in a fiduciary capacity and equity investments held in connection with commercial loan activities of NW Bancorp’s subsidiaries. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by NW Bancorp or NWS Bank with respect to any other company’s capital stock or the equity of any other person.

(d)         To the Knowledge of NW Bancorp, except as disclosed in NW Bancorp Disclosure Schedule 2.03, no person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of any class of NW Bancorp Common Stock.

Section 2.04 Authority; No Violation.

(a)         NW Bancorp has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval and adoption of this Agreement and the Merger by the affirmative vote required of the stockholders of NW Bancorp pursuant to the MGCL and NW Bancorp’s articles of incorporation and bylaws (the “NW Bancorp Stockholder Approval”), to consummate the transactions contemplated hereby. NWS Bank has full corporate power and authority to execute and deliver the Bank Plan of Merger and, subject to the receipt of any required Regulatory Approvals, to consummate the Bank Merger. The execution and delivery of this Agreement by NW Bancorp and the completion by NW Bancorp of the transactions contemplated hereby have been duly and validly approved by the board of directors of NW Bancorp and, except for approval and adoption by the stockholders of NW Bancorp as required under the MGCL, and NW Bancorp’s articles of incorporation and bylaws, no other corporate proceedings on the part of NW Bancorp are necessary to complete the transactions contemplated herein. This Agreement has been duly and validly executed and delivered by NW Bancorp and, subject to (i) approval and adoption of the stockholders of NW Bancorp as required under the MGCL and NW Bancorp’s articles of incorporation and bylaws, (ii) approval and adoption by NW Bancorp as the sole stockholder of NWS Bank, (iii) receipt of the required approvals from Bank Regulators, and (iv) the due and valid execution and delivery of this Agreement by ACNB, constitutes the valid and binding obligation of NW Bancorp, enforceable against NW Bancorp in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

The Bank Plan of Merger, upon its execution and delivery by NWS Bank subject to the due and valid execution and delivery of the Bank Plan of Merger by ACNB Bank, will constitute the valid and binding obligation of NWS Bank, enforceable against NWS Bank in accordance with its terms, subject to required approvals of Bank Regulators, and subject to applicable conservatorship or receivership provisions of the FDIA, bankruptcy or insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)         The execution and delivery of this Agreement by NW Bancorp, subject to (i) the execution and delivery of the Bank Plan of Merger by NWS Bank, (ii) receipt of approvals from the Bank Regulators and NW Bancorp’s and ACNB’s compliance with any conditions contained therein, (iii) the completion of the transactions contemplated hereby, and (iv) compliance by NW Bancorp or NWS Bank with any of the terms or provisions hereof or of the Bank Plan of Merger, will not (A) conflict with or result in a breach of any provision of the articles of incorporation or other organizational document or bylaws of NW Bancorp or any NW Bancorp Subsidiary; (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to NW Bancorp or any NW Bancorp Subsidiary or any of their respective properties or assets; or (C) except as set forth in the NW Bancorp Disclosure Schedule 2.04, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of NW Bancorp or any NW Bancorp Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which NW Bancorp or any NW Bancorp Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of clause (C) above, for violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on NW Bancorp or any NW Bancorp Subsidiary.

Section 2.05 Deposit Liabilities.

(a)         The Deposit Liabilities of NWS Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due and NWS Bank is authorized to hold the Deposit Liabilities.  Except for such liens as set forth on the NWS Bank Disclosure Schedule 2.05(a), the Deposit Liabilities of NWS Bank are not subject to any lien, including without limitation any liens in favor of NWS Bank and are not, as of the close of business on the Closing Date, subject to court order, legal restraint, automatic stay in bankruptcy, other legal process or stop payment orders.

(b)         All of the Deposit Liabilities of NWS Bank have been administered and originated, in compliance in all material respects with the documents governing the relevant type of deposit account and all applicable laws and regulations.  The Deposit Liabilities of NWS Bank were opened, extended or made, and have been maintained, in accordance with all applicable federal and state laws, regulations, rules and orders, including the Bank Secrecy Act and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (“USA Patriot Act”), and has been operated in compliance with NWS Bank’s policies and procedures. No Deposit Liabilities of NWS Bank are maintained by a “money service business” within the meaning of regulations promulgated under the USA PATRIOT Act. None of the Deposit Liabilities of NWS Bank account holders are on the list of Specially Designated Nationals or Blocked Persons of the Office of Foreign Assets Control.

(c)          NWS Bank has properly accrued interest on the Deposit Liabilities of NWS Bank and the records respecting the Deposit Liabilities accounts accurately reflect such accruals of interest.

(d)         NWS Bank has made available to ACNB a true and complete copy of each of the documents governing the Deposit Liabilities of NWS Bank for each of the types of Deposit Liabilities of NWS Bank offered at NWS Bank.

(e)          None of the Deposit Liabilities of NWS Bank are “brokered deposits” within the meaning of the rules and regulations of the FDIC; none of the Deposit Liabilities of NWS Bank were obtained through the Certificate of Deposit Account Registry Service or similar reciprocal placement network or through an internet listing service.  None of the Deposit Liabilities of NWS Bank are held by Federal, State, county or other municipal governments or governmental or quasi-governmental agencies or are subject to escheat.

(f)           With respect to the Deposit Liabilities of NWS Bank, NWS Bank is in material compliance with the law and Treasury Regulations relating to (i) obtaining from depositors of the Deposit Liabilities of NWS Bank executed IRS Forms W-8 and W-9 when appropriate and (ii) reporting of interest. With respect to the Deposit Liabilities of NWS Bank opened, NWS Bank has either obtained a properly completed Form W-8 or W-9 when appropriate (and renewals of such forms, where required) or is back-up withholding on such account.

Section 2.06 Consents. Except for (a) the consents, approvals, filings and registrations with any Governmental Entity, and compliance with any conditions contained therein, (b) the approval and adoption of this Agreement by the stockholders of NW Bancorp under the MGCL, NW Bancorp’s articles of incorporation and bylaws and by the NW Bancorp board of directors, (c) the approval of the Bank Plan of Merger by NW Bancorp as sole stockholder of NWS Bank under applicable law, and by the NWS Bank board of directors, and (d) except as disclosed in NW Bancorp Disclosure Schedule 2.06, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be necessary, in connection with (i) the execution and delivery of this Agreement by NW Bancorp or the Bank Plan of Merger by NWS Bank and (ii) the completion by NW Bancorp of the transactions contemplated hereby or by NWS Bank of the Bank Merger. As of the date hereof, NW Bancorp has no reason to believe that (a) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact NW Bancorp’s or NWS Bank’s ability to complete the transactions contemplated by this Agreement or (b) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

Section 2.07 Regulatory Reports; Financial Statements; Undisclosed Liabilities.

(a)         NW Bancorp has previously made available to ACNB the NW Bancorp Regulatory Reports through September 30, 2016.  The NW Bancorp Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices including but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the financial position, results of operations and changes in stockholders’ equity of NW Bancorp or NWS Bank, as the case may be, as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles including but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators applied on a consistent basis.

(b)         NW Bancorp has previously delivered to ACNB the NW Bancorp Financials as of the date hereof.  The NW Bancorp Financials as of the date hereof have been, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by such statements, except as noted therein, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of NW Bancorp as of and for the periods ending on the dates thereof in accordance with GAAP, applied on a consistent basis, except as noted therein and except as indicated in the case of unaudited statements to normal recurring audit adjustments and the absence of footnotes.

(c)          At the date of each balance sheet included in the NW Bancorp Financials or the NW Bancorp Regulatory Reports, neither NW Bancorp nor NWS Bank (as the case may be) had, or will have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such NW Bancorp Financials or NW Bancorp Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material in the aggregate to NW Bancorp or which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of footnotes.

(d)         The records, systems, controls, data and information of NW Bancorp and the NW Bancorp Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of NW Bancorp or any NW Bancorp Subsidiary or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in this Section 2.07(d).  NW Bancorp (i) has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes, (ii) to the extent required by applicable law, has implemented and maintains disclosure controls and procedures to ensure that material information relating to NW Bancorp, including its consolidated NW Bancorp Subsidiaries, is made known to the chief executive officer and the chief financial officer of NW Bancorp by others within those entities, and (iii) has disclosed to the NW Bancorp or NWS Bank board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect NW Bancorp’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in NW Bancorp’s internal control over financial reporting.  These disclosures (if any) were made in writing by management to NW Bancorp’s auditors and audit committee and a copy has previously been made available to ACNB.

(e)          Since September 30, 2014, (i) neither NW Bancorp nor any of the NW Bancorp Subsidiaries nor, to the Knowledge of NW Bancorp or NWS Bank, any director, officer, employee, auditor, accountant or representative of NW Bancorp or any of the NW Bancorp Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting practices, procedures, methodologies or methods of NW Bancorp or any of the NW Bancorp Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that NW Bancorp or any of the NW Bancorp Subsidiaries has engaged in illegal accounting practices, and (ii) no attorney representing NW Bancorp or any of the NW Bancorp Subsidiaries, whether or not employed by NW Bancorp or any of the NW Bancorp Subsidiaries, has reported evidence of a material violation of laws, breach of fiduciary duty or similar violation by NW Bancorp or any of its officers, directors, employees or agents to the board of directors of NW Bancorp or any committee thereof or to any director or officer of NW Bancorp.

(f)           No agreement pursuant to which any loans or other assets have been or shall be sold by NW Bancorp or the NW Bancorp Subsidiaries entitle the buyer of such loans or other assets, unless there is a material breach of representation or covenant by NW Bancorp or the NW Bancorp Subsidiaries, to cause NW Bancorp or the NW Bancorp Subsidiaries to repurchase such loan or other assets or the buyer to pursue any other form of recourse against NW Bancorp or the NW Bancorp Subsidiaries, and there has been no material breach by NW Bancorp or the NW Bancorp Subsidiaries of a representation or covenant in any such agreement.  The NW Bancorp Regulatory Reports have disclosed, since September 2014, any cash, stock or other dividend or any other distribution with respect to the capital stock of NW Bancorp that has been declared, set aside or paid.

(g)          Except as set forth in the NW Bancorp Disclosure Schedules, since September 2014, each of NW Bancorp and the NW Bancorp Subsidiaries have timely filed all NW Bancorp Regulatory Reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that any of them were required to file with any Governmental Entity, and have timely paid all fees and assessments due and payable in connection therewith.  There is no material unresolved violation or exception by any Governmental Entity with respect to any report or statement relating to any examinations of NW Bancorp or any of the NW Bancorp Subsidiaries.  NW Bancorp has made available to ACNB the NW Bancorp Regulatory Reports and the NW Bancorp Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

Section 2.08 Taxes.

(a)         All income and other material or material in the aggregate Tax Returns required to have been filed by NW Bancorp and the NW Bancorp Subsidiaries have been duly and timely filed (taking into account extensions of time to file), and each such Tax Return is true, correct and complete in all material respects.  All income and other material Taxes due and payable by NW Bancorp and the NW Bancorp Subsidiaries (whether or not shown on any Tax Return) have been paid.

(b)         There is no action, audit, dispute or claim now pending or proposed or threatened in writing against NW Bancorp or any of the NW Bancorp Subsidiaries in respect of Taxes.  Except as set forth in NW Bancorp Disclosure Schedule 2.08, neither NW Bancorp nor any of the NW Bancorp Subsidiaries is the beneficiary of any extension of time within which to file any income or other material Tax Return which Tax Return has not been filed.  No written claim has been made by a Taxing Authority in the last five (5) years in a jurisdiction where any of NW Bancorp or the NW Bancorp Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no liens on any of the assets of NW Bancorp with respect to Taxes other than for Taxes not yet due and payable.

(c)          Each of NW Bancorp and the NW Bancorp Subsidiaries has withheld and timely paid all Taxes required to have been withheld and paid and has complied with all information reporting and backup withholding requirements in all material respects.

(d)         NW Bancorp Disclosure Schedule 2.08 lists all Tax Returns filed by NW Bancorp or the NW Bancorp Subsidiaries for taxable periods ended on or after December 31, 2013 that have been or are currently the subject of audit.  Except as set forth on NW Bancorp Disclosure Schedule 2.08, neither NW Bancorp nor any of the NW Bancorp Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is still in effect.

(e)          NW Bancorp is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the IRC.  None of NW Bancorp or any of the NW Bancorp Subsidiaries has been a member of a Relevant Group other than a Relevant Group of which NW Bancorp is the parent.

(f)           None of NW Bancorp or any of the NW Bancorp Subsidiaries has agreed to, nor are any required to, make any adjustment under Section 481(a) of the IRC.  None of NW Bancorp or any NW Bancorp Subsidiary has been the “distributing corporation” or the “controlled corporation” with respect to a transaction described in Section 355 of the IRC within the five (5) year period ending as of the date of this Agreement.  None of NW Bancorp nor any of the NW Bancorp Subsidiaries is subject to a private ruling from or agreement with any Taxing Authority.  NW Bancorp has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the IRC.  None of NW Bancorp or any of the NW Bancorp Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(g)          None of NW Bancorp or any of the NW Bancorp Subsidiaries is a party to an agreement the principal purpose of which is Tax allocation or sharing.  None of NW Bancorp or any NW Bancorp Subsidiary has liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign law), other than as a result of being a member of a Relevant Group of which NW Bancorp is the parent, or as a transferee or successor, by contract or otherwise.

(h)         None of NW Bancorp or any of the NW Bancorp Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date, (iii) intercompany transactions or excess loss accounts described in the Treasury Regulations under Section 1502 of the IRC (or any similar provision of state, local, or foreign Tax law) or (iv) cancellation of indebtedness arising on or prior to the Closing Date.

(i)             No bad debt reserve of NW Bancorp or any of the NW Bancorp Subsidiaries must be recaptured for federal income Tax purposes as a result of the Merger.

Section 2.09 No Material Adverse Effect.  NW Bancorp has not suffered any Material Adverse Effect since December 31, 2014.  Since December 31, 2014, NW Bancorp and the NW Bancorp Subsidiaries have, except in connection with the negotiation and execution and delivery of this Agreement, carried on their respective businesses in all material respects in the ordinary course consistent with past practice.

Section 2.10 Contracts.

(a)         Except for matters that have not had and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on NW Bancorp (i) none of NW Bancorp nor any of the NW Bancorp Subsidiaries is, with or without the lapse of time or the giving of notice, or both, in breach or default in any material respect under any material contract, lease, license or other agreement or instrument, (ii) to the Knowledge of NW Bancorp, none of the other parties to any such material contract, lease, license or other agreement or instrument (excluding instruments or agreements relating to Loans) is, with or without the lapse of time or giving of notice, or both, in breach or default in any material respect thereunder, and (iii) neither NW Bancorp nor any of the NW Bancorp Subsidiaries has received any written notice of the intention of any party to terminate or cancel any such material contract, lease, license or other agreement or instrument, whether as a termination or cancellation for convenience or for default of NW Bancorp or any of the NW Bancorp Subsidiaries.

(b)         Except as described in NW Bancorp Disclosure Schedule 2.10, neither NW Bancorp nor any NW Bancorp Subsidiary is a party to or subject to: (i) any employment, consulting, termination or severance contract or arrangement in effect as of the date of this Agreement with any past or present officer, director or employee of NW Bancorp or any NW Bancorp Subsidiary or any other Person, except for “at will” arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing, benefits, or similar arrangements for or with any past or present officers, directors or employees of NW Bancorp or any NW

Bancorp Subsidiary or any other Person; (iii) any collective bargaining agreement with any labor union relating to employees of NW Bancorp or any NW Bancorp Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by NW Bancorp or any NW Bancorp Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which NW Bancorp or any NW Bancorp Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, Federal Home Loan Bank advances, bankers acceptances and “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to ACNB; or (vi) any contract (other than this Agreement) limiting the freedom of any NW Bancorp Subsidiary to engage in any type of banking or bank-related business permissible under law.

(c)          True and correct copies of agreements, plans, arrangements and instruments referred to in Section 2.10(a) and (b) have been delivered to ACNB on or before the date hereof, are listed on NW Bancorp Disclosure Schedule 2.10 and are in full force and effect on the date hereof and neither NW Bancorp nor any NW Bancorp Subsidiary (nor, to the Knowledge of NW Bancorp, any other party to any such contract, plan, arrangement or instrument) has breached any provision of, or is in default in any respect under any term of, any such contract, plan, arrangement or instrument which breach or default has resulted in or is reasonably likely to result in a Material Adverse Effect with respect to NW Bancorp.  Except as set forth in NW Bancorp Disclosure Schedule 2.10, no party to any material contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the transactions contemplated by this Agreement.  Except as set forth in NW Bancorp Disclosure Schedule 2.10, none of the employees (including officers) of NW Bancorp or any NW Bancorp Subsidiary possess the right to terminate their employment as a result of the execution of this Agreement. Except as set forth in NW Bancorp Disclosure Schedule 2.10, no plan, employment agreement, termination agreement, or similar agreement or arrangement to which NW Bancorp or any NW Bancorp Subsidiary is a party or under which NW Bancorp or any NW Bancorp Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it and continue to accrue future benefits thereunder. Except as set forth in NW Bancorp Disclosure Schedule 2.10, no such agreement, plan or arrangement (i) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of NW Bancorp or any NW Bancorp Subsidiary; (ii) provides for benefits which may cause the disallowance of a federal income tax deduction under IRC Section 280G; or (iii) requires NW Bancorp or any NW Bancorp Subsidiary to provide a benefit in the form of NW Bancorp Common Stock or determined by reference to the value of NW Bancorp Common Stock.

Section 2.11 Ownership of Property; Insurance Coverage.

(a)         NW Bancorp and each of the NW Bancorp Subsidiaries has, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by NW Bancorp or any NW Bancorp Subsidiary in the conduct of their businesses (“Owned Properties”), whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the NW Bancorp Regulatory Reports and in the NW Bancorp Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure repurchase agreements and liabilities for borrowed money from a Federal Home Loan Bank, (ii) inter-bank credit facilities, or any transaction by a NW Bancorp Subsidiary acting in a fiduciary capacity, (iii) those reflected in the notes to the NW Bancorp Financials, (iv) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (v) the items disclosed in NW Bancorp Disclosure Schedule 2.11 (collectively the “NW Bancorp Permitted Encumbrances”).  NW Bancorp and the NW Bancorp Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by NW Bancorp and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Except as disclosed in Section NW Bancorp Disclosure Schedule 2.11, such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the notes to the NW Bancorp Financials.

(b)         With respect to all agreements pursuant to which NW Bancorp or any NW Bancorp Subsidiary has purchased securities subject to an agreement to resell, if any, NW Bancorp or such NW Bancorp Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(c)          A true and complete copy of each agreement pursuant to which NW Bancorp or any of the NW Bancorp Subsidiaries leases any real property (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the “Leases”), has heretofore been delivered to ACNB.  Assuming due authorization, execution and delivery by each Party thereto other than NW Bancorp or an NW Bancorp Subsidiary party thereto, as the case may be, each Lease is enforceable in accordance with its terms and is in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.  There is not under any such Lease any material existing default by NW Bancorp or any of the NW Bancorp Subsidiaries or, to the Knowledge of NW Bancorp, any party thereto, or any event which with notice of lapse of time or both would constitute such a default.  The consummation of the transactions this Agreement contemplates will not cause any default under the Leases, provided the consents and notices disclosed in NW Bancorp Disclosure Schedule 2.04 have been obtained or made, except for any such default which would not, individually or in the aggregate, have a Material Adverse Effect on NW Bancorp.

(d)         The Owned Properties and the properties leased pursuant to the Leases (the “Leased Properties”) constitute all of the real estate on which NW Bancorp and the NW Bancorp Subsidiaries maintain their facilities or conduct their business as of the date of this Agreement, except for locations the loss of which would not result in a Material Adverse Effect on NW Bancorp.

(e)          A true and complete copy of each agreement pursuant to which NW Bancorp or any of the NW Bancorp Subsidiaries leases real property to a third party (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the “Third Party Leases”) has heretofore been delivered to ACNB.  Assuming the due authorization, execution and delivery by the counterparty thereto, each Third Party Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.  To the Knowledge of NW Bancorp, there are no existing defaults by the tenant under any Third Party Lease, and no event has occurred which with notice or lapse of time or both would constitute such a default or which individually or in the aggregate would have a Material Adverse Effect on NW Bancorp.

(f)           NW Bancorp and the NW Bancorp Subsidiaries currently maintain insurance considered by NW Bancorp to be reasonable for their respective operations and similar in scope and coverage to that maintained by other businesses similarly engaged.  Neither NW Bancorp nor any NW Bancorp Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by NW Bancorp or any NW Bancorp Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last five (5) years NW Bancorp has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

Section 2.12 Legal Proceedings. Except as set forth in NW Bancorp Disclosure Schedule 2.12, neither NW Bancorp nor any NW Bancorp Subsidiary is a party to any, and there are no pending or, to the Knowledge of NW Bancorp, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against NW Bancorp, any NW Bancorp Subsidiary or any NW Bancorp Subsidiary employee as an agent of NW Bancorp or any NW Bancorp Subsidiary, (ii) to which NW Bancorp or any NW Bancorp Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of NW Bancorp to perform under this Agreement in any material respect.  There is no judgment or order of any Governmental Entity or regulatory restriction other than those of general application that apply to similarly situated financial or bank holding companies or their Subsidiaries, that has been imposed upon NW Bancorp, any of the NW Bancorp Subsidiaries or the assets of NW Bancorp or any of the NW Bancorp Subsidiaries, that has had, or is reasonably likely to have, a Material Adverse Effect on NW Bancorp.

Section 2.13 Compliance with Applicable Law.

(a)         Except as set forth on NW Bancorp Disclosure Schedule 2.13, each of NW Bancorp and each NW Bancorp Subsidiary is, and since January 1, 2013 has been, in compliance in all material respects with all, and is not in default in any material respect under any, applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its customers and employees, and neither NW Bancorp nor any NW Bancorp Subsidiary has received any written notice to the contrary since January 1, 2014.

(b)         NW Bancorp and each of its Subsidiaries holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, including, without limitation, the Equal Credit Opportunity Act, the United States Foreign Corrupt Practices Act, the Fair Housing Act, the Community Reinvestment Act, Home Mortgage Disclosure Act, the USA Patriot Act, the Bank Secrecy Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Regulation O, applicable limits on loans to one borrower, and all other applicable fair lending laws and other laws relating to discriminatory business practice, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of its businesses or otherwise have a Material Adverse Effect on NW Bancorp.

(c)          Except as set forth on NW Bancorp Disclosure Schedule 2.13, since January 1, 2014, neither NW Bancorp nor any NW Bancorp Subsidiary has received any notification or communication from any Governmental Entity:  (i) asserting that NW Bancorp or any NW Bancorp Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Governmental Entity enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to NW Bancorp or any NW Bancorp Subsidiary; (iii) requiring or threatening to require NW Bancorp or any NW Bancorp Subsidiary, or indicating that NW Bancorp or any NW Bancorp Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of NW Bancorp or any NW Bancorp Subsidiary, including without limitation any restriction on the payment of dividends; (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of NW Bancorp or any NW Bancorp Subsidiary, including without limitation any restriction on the payment of dividends; or (v) imposing any civil monetary penalties on NW Bancorp, any NW Bancorp Subsidiary, or any directors of

                        NW Bancorp (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”).  Neither NW Bancorp nor any NW Bancorp Subsidiary is currently subject to any Regulatory Agreement.

Section 2.14 Employee and Director Benefit Plans.

(a)         NW Bancorp has previously made available to ACNB true and complete copies of all employee or director benefit plans which NW Bancorp, NWS Bank or any NW Bancorp Subsidiary currently maintains, including but not limited to bonus plans; employee benefit plans within the meaning of ERISA Section 3(3); profit sharing plans; stock purchase plans; stock ownership plans; stock option plans; phantom stock plans; deferred compensation; supplemental income plans; supplemental executive retirement plans; termination agreements; employment agreements; annual, long term or other incentive plans; severance plans; reimbursement arrangements; policies and agreements; group insurance plans; vacation pay; sick leave; life insurance; retiree life insurance plans; short-term disability; long-term disability; and medical plans or arrangements; and all other benefit plans, policies, agreements and arrangements, all of which are set forth in NW Bancorp Disclosure Schedule 2.14, maintained or contributed to for the benefit of the employees, former employees (including retired employees), directors, or former directors of NW Bancorp, NWS Bank or any NW Bancorp Subsidiary and any beneficiaries thereof or other person, or with respect to which NW Bancorp, NWS Bank or any NW Bancorp Subsidiary has or may have any obligation or liability, whether actual or contingent (the “NW Bancorp Benefit Plans”), together with, as applicable, (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute “qualified plans” under IRC Section 401(a), (ii) the most recent annual reports relating to such plans filed by them, respectively, with any government agency, (iii) all rulings and determination letters which pertain to any such plans, (iv) all contracts currently in force with third party administrators, actuaries, investment managers and other service providers to such plans, and (v) the non-discrimination testing results for the three (3) most recent plan years.

(b)         Neither NW Bancorp, NWS Bank, any NW Bancorp Subsidiary nor any pension plan maintained by NW Bancorp or any NW Bancorp Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted in or is reasonably expected to result in a Material Adverse Effect with respect to NW Bancorp, NWS Bank, or NW Bancorp Subsidiary, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan.  Except as set forth in NW Bancorp Disclosure Schedule 2.14, with respect to each of such plans that is subject to Title IV of ERISA or any NW Bancorp Benefit Plans, the fair market value of the assets under such plan exceeds the present value of the accrued benefits liability as of the end of the most recent plan year with respect to such plan calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such plan. There is not currently pending with the Pension Benefit Guaranty Corporation any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and the transactions contemplated thereby) with respect to any plan subject to Title IV of ERISA and to which NW Bancorp or any of its ERISA Affiliates has any liability.  NW Bancorp has not provided nor is required to provide security to any plan maintained by NW Bancorp or any of its ERISA Affiliates to which the requirements of Section 412 of the IRC apply pursuant to Section 401(a)(29) of the IRC.  Neither NW Bancorp nor any of its ERISA Affiliates has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multiemployer plan.

(c)          All NW Bancorp Benefit Plans that are “employee benefit plans,” as defined in ERISA Section 3(3), comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC.  All NW Bancorp Benefit Plans comply and have complied with and have been operated and administered in all material respects in accordance with their terms and with applicable law.

(d)         To the Knowledge of NW Bancorp, no prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by NW Bancorp or any of its ERISA Affiliates which would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC, which, individually or in the aggregate, has resulted in or is reasonably expected to result in a Material Adverse Effect with respect to NW Bancorp.

(e)          NW Bancorp and the NW Bancorp Subsidiaries provide continuation coverage under existing group health plans for separating employees and “qualified beneficiaries” of covered employees (as defined in IRC Section 4980B(g)) in accordance with the provisions of IRC Section 4980B(f) or 40 P.S. § 756.2 et seq.

(f)           There are no current or pending or, to the Knowledge of NW Bancorp, threatened audits or investigations by any governmental entity involving any NW Bancorp Benefit Plan, and there are no current or pending or, to the Knowledge of NW Bancorp, threatened claims (except for individual claims for benefits payable in the ordinary course of operation of the NW Bancorp Benefit Plans), suits or proceedings involving any NW Bancorp Benefit Plan and, to the Knowledge of NW Bancorp, no set of circumstances exists which may reasonably be expected to give rise to any such audits, investigations, claims, suits or proceedings.

(g)          NW Bancorp and NWS Bank have not contributed to any “multiemployer plan” as defined in Section 3(37) of ERISA.

(h)         All contributions required to be made under the terms of any NW Bancorp Benefit Plan have been timely made and all anticipated contributions and binding obligations are accrued monthly on NW Bancorp’s consolidated financial statements to the extent required and in accordance with GAAP. NW Bancorp has expensed and accrued as a liability the present value of future benefits in accordance with applicable laws and GAAP.  To NW Bancorp’s Knowledge, neither any pension plan nor any single-employer plan of NW Bancorp nor an ERISA Affiliate has an “accumulated funding deficiency,” whether or not waived, within the meaning of Section 412 of the IRC or Section 302 of ERISA and neither NW Bancorp nor an ERISA Affiliate has an outstanding funding waiver.

(i)             None of the execution of this Agreement, stockholder approval of this Agreement or consummation of the Merger will, except as set forth in NW Bancorp Disclosure Schedule 2.14, (i) entitle any current or former employee, consultant or director of NW Bancorp, NWS Bank, or NW Bancorp Subsidiary to severance pay or other payments or any increase in severance pay or other payments upon any termination of employment or otherwise after the date hereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding, through a grantor trust or otherwise, of compensation or benefits under, increase the amount payable to or trigger any other material obligation pursuant to, any of the NW Bancorp Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the NW Bancorp Benefit Plans or (iv) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the IRC.

(j)            All required reports and descriptions, including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions, have been filed or distributed appropriately with respect to each NW Bancorp Benefit Plan. All required Tax Returns with respect to each NW Bancorp Benefit Plan have been made, and any Taxes due in connection with such filings have been paid.

(k)         NW Bancorp does not maintain any NW Bancorp Benefit Plan or other compensation program or arrangement under which payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the IRC and the regulations issued thereunder.

(l)             Except as set forth in NW Bancorp Disclosure Schedule 2.14, to the Knowledge of NW Bancorp, each NW Bancorp Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the IRC complies or will comply in both form and operation with the requirements of Section 409A of the IRC.

Section 2.15 Labor Matters.  NW Bancorp is not a party to nor is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is NW Bancorp the subject of a proceeding asserting that it has committed an unfair labor practice within the meaning of the National Labor Relations Act or seeking to compel NW Bancorp to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the Knowledge of NW Bancorp, threatened, nor is NW Bancorp aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 2.16 Brokers, Finders and Financial Advisors.  Except for NW Bancorp’s engagement of Sandler O’Neill & Partners, L.P. in connection with the transactions contemplated by this Agreement, neither NW Bancorp nor any NW Bancorp Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or, except for its commitments disclosed in NW Bancorp Disclosure Schedule 2.16, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement, which has not been reflected in the NW Bancorp Financials. NW Bancorp Disclosure Schedule 2.16 shall contain as an exhibit the engagement letter between NW Bancorp and Sandler O’Neill & Partners, L.P.

Section 2.17 Environmental Matters.

(a)         Neither NW Bancorp nor any NW Bancorp Subsidiary, nor any properties owned or occupied by NW Bancorp or any NW Bancorp Subsidiary is or has been in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, resulted in, or will result, in a Material Adverse Effect with respect to NW Bancorp.  There are no actions, suits, proceedings, or demands, claims or notices, including without limitation, demand letters or requests for information from any Governmental Entity, instituted or pending, or to the Knowledge of NW Bancorp threatened or any investigation pending relating to the liability of NW Bancorp or any NW Bancorp Subsidiary with respect to any property owned or operated by NW Bancorp or any NW Bancorp Subsidiary under any Environmental Law.

(b)         No property, now or formerly owned or operated by NW Bancorp or any NW Bancorp Subsidiary or on which NW Bancorp or any NW Bancorp Subsidiary holds or held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been listed or proposed for listing on the National Priority List (“NPL”) under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (“CERCLA”), is listed on the Comprehensive Environmental Response Compensation and Liabilities Information System (“CERCLIS”), or is listed or proposed to be listed on any state list similar to the NPL or the CERCLIS, or is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against NW Bancorp or any NW Bancorp Subsidiary for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage, including, but not limited to, claims under CERCLA, which would have a Material Adverse Effect.

(c)          (i) NW Bancorp and the NW Bancorp Subsidiaries are in compliance in all material respects with applicable Environmental Laws, (ii) no Contamination exceeding applicable cleanup standards or remediation thresholds under any Environmental Law exists at any real property, including buildings or other structures, currently or formerly owned or operated by NW Bancorp or any of the NW Bancorp Subsidiaries, or on any property in which NW Bancorp or any of the NW Bancorp Subsidiaries has held a security interest, lien or a fiduciary or management role (“NW Bancorp Loan Property”) that would reasonably be likely to result in a material Environmental Liability for NW Bancorp or the NW Bancorp Subsidiaries, (iii) no Contamination exists at any real property owned by a third party that would reasonably be likely to result in a material Environmental Liability for NW Bancorp or the NW Bancorp Subsidiaries, (iv) neither NW Bancorp nor any of the NW Bancorp Subsidiaries has received any written notice, demand letter, or claim alleging any material violation of, or liability under, any Environmental Law, (v) neither NW Bancorp nor any of the NW Bancorp Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Entity or any third party under any Environmental Law that would reasonably be expected to result in a material Environmental Liability of NW Bancorp or the NW Bancorp Subsidiaries, (vi) there are no circumstances or conditions (including the presence of un-encapsulated friable asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning or automotive services) involving NW Bancorp or any of the NW Bancorp Subsidiaries, on any currently or formerly owned or operated property, or any NW Bancorp Loan Property, that could reasonably be expected to result in any material claims, liability or investigations against NW Bancorp or any of the NW Bancorp Subsidiaries, or result in any material restrictions on the ownership, use or transfer of any property pursuant to any Environmental Law or materially and adversely affect the value of any NW Bancorp Loan Property, and (vii) NW Bancorp has listed in NW Bancorp Disclosure Schedule 2.17 and delivered to ACNB copies of all environmental reports or studies, sampling data, correspondence and filings in its possession relating to NW Bancorp, the NW Bancorp Subsidiaries and any Owned Properties, Leased Properties or NW Bancorp Loan Property, which were prepared in the last five (5) years, and, solely with respect to NW Bancorp Loan Properties, are material to NW Bancorp.

Section 2.18 Allowance for Loan Losses.  The allowances for loan losses reflected, and to be reflected, in the NW Bancorp Regulatory Reports and NW Bancorp Financials, and shown, and to be shown, on the balance sheets contained in the NW Bancorp Financials have been, and will be, adequate as of the respective dates, in accordance with the requirements of GAAP and all applicable regulatory criteria. Neither NW Bancorp nor NWS Bank has been notified in writing by any state or federal bank regulatory agency that NW Bancorp’s reserves are inadequate or that the practices and policies of NW Bancorp in establishing its reserves for the years ended December 31, 2015, December 31, 2014 and the nine months ended September 30, 2016, and in accounting for delinquent and classified assets, with respect to such periods, fail to comply with applicable accounting or regulatory requirements. At the date of the Agreement, NW Bancorp’s and NWS Bank’s respective allowance for loan losses are sufficient for their reasonably anticipated loan losses, are in compliance with the standards established by applicable Governmental Entities and are adequate under GAAP.

Section 2.19 Related Party Transactions.  NW Bancorp is not a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of NW Bancorp (except any NW Bancorp Subsidiary); and all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. Except as set forth in NW Bancorp Disclosure Schedule 2.19, no loan or credit accommodation to any Affiliate of NW Bancorp is presently in default or, during the three (3) year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither NW Bancorp nor NWS Bank has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by NWS Bank is inappropriate.

Section 2.20 Loans.

(a)         Each loan reflected as an asset in the NW Bancorp Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, in accordance with applicable law, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on NW Bancorp.

(b)         NW Bancorp Disclosure Schedule 2.20 sets forth a listing, as of September 30, 2016, by account, of: (i) all loans (including loan participations) of NWS Bank or any other NW Bancorp Subsidiary that have been accelerated during the past twelve months; (ii) all loan commitments or lines of credit of NWS Bank or any other NW Bancorp Subsidiary which have been terminated by NWS Bank or any other NW Bancorp Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) each borrower, customer or other party which has notified NWS Bank or any other NW Bancorp Subsidiary during the past twelve months of, or has asserted against NWS Bank or any other NW Bancorp Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of NWS Bank, each borrower, customer or other party which has given NWS Bank or any other NW Bancorp Subsidiary any oral notification of, or orally asserted to or against NWS Bank or any other NW Bancorp Subsidiary, any such claim; (iv) all loans (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as “Other Assets Especially Mentioned, “Substandard,” “Doubtful,” “Loss,” “Classified,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (D) where, during the past one (1) year, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (E) where a specific reserve allocation exists in connection therewith; and (v) all assets classified by NWS Bank or any NW Bancorp Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.  All loans of NWS Bank have been classified in accordance with the loan policies and procedures of NWS Bank.

(c)          All loans receivable (including discounts) and accrued interest entered on the books of NW Bancorp and the NW Bancorp Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of NW Bancorp’s or the appropriate NW Bancorp Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be.  The loans, discounts and the accrued interest reflected on the books of NW Bancorp and the NW Bancorp Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity.  All such loans are owned by NW Bancorp or the appropriate NW Bancorp Subsidiary free and clear of any and all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

(d)         The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

(e)          NW Bancorp Disclosure Schedule 2.20 sets forth, as of September 30, 2016, a schedule of all executive officers and directors of NW Bancorp who have outstanding loans from NW Bancorp or NWS Bank, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(f)           To the Knowledge of NW Bancorp, no shares of NW Bancorp Common Stock were purchased with the proceeds of a loan made by NW Bancorp or any NW Bancorp Subsidiary.

(g)          All loans owned by NW Bancorp or any NW Bancorp Subsidiary, or in which NW Bancorp or any NW Bancorp Subsidiary has an interest, comply in all material respects with applicable laws, including applicable usury statutes, underwriting and recordkeeping requirements and the truth in Leading Act, the Equal Credit Opportunity Act, the Real Estate Settlement Procedures, Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(h)         NW Bancorp and each NW Bancorp Subsidiary hold the mortgages contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such mortgages evidence liens having the priority indicated by the terms of such mortgages, including the associated loan documents, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys’ opinions regarding title or in title insurance policies in the mortgage files relating to the loans secured by real property or are not material as to the collectability of such loans, and all loans owned by NW Bancorp and each NW Bancorp Subsidiary are with full recourse to the borrowers, and neither NW Bancorp nor any NW Bancorp Subsidiary has taken any action which would reasonably be likely to result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any loan.  To the Knowledge of NW Bancorp, all applicable remedies against all borrowers and guarantors are enforceable except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights and except as may be limited by the exercise of judicial discretion in applying principles of equity.

(i)             Each outstanding loan participation sold by NW Bancorp or any NW Bancorp Subsidiary was sold with the risk of non-payment  of all or any portion of that underlying loan to be shared by each participant proportionately to the share of such loan represented by such participation without any recourse of such other lender or participant to NW Bancorp or any NW Bancorp Subsidiary for payment or repurchase of the amount of such loan represented by the participation or liability under any yield maintenance or similar obligation.

Section 2.21 NW Bancorp Information.

(a)         The information relating to NW Bancorp and NW Bancorp Subsidiaries to be provided by NW Bancorp in the Proxy Statement/Prospectus, the Registration Statement, any filing by ACNB pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, the Proxy Statement/Prospectus (except for such portions thereof as relate only to ACNB or the ACNB Subsidiaries) will comply with the provisions of the Securities Act and the Exchange Act and rules and regulations thereunder, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they were made, not misleading.

(b)         The information, relating to NW Bancorp and NW Bancorp’s Subsidiaries to be provided by NW Bancorp for inclusion in the Applications will, at the time each such document is filed with any Bank Regulator and up to and including the dates of any required Regulatory Approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

Section 2.22 “Well Capitalized”.  NWS Bank is “well capitalized” and to NW Bancorp’s Knowledge there has not been an event or occurrence since January 1, 2015 that could reasonably be expected to result in determination that NWS Bank is not “well capitalized” as determined by the Bank Regulators.

Section 2.23 Investment Securities. Except as set forth on NW Bancorp Disclosure Schedule 2.23, none of the investments reflected in the NW Bancorp Financials under the headings

“Securities Available for Sale” and “Securities Held to Maturity” are subject to any restrictions, whether contractual or statutory, that materially impairs the ability of NW Bancorp to freely dispose of the investments at any time.  All of the investments comply with applicable laws, rules and regulations except with respect to such violations of laws, rules and regulations as would not individually or in the aggregate have a Material Adverse Effect on NW Bancorp.

Section 2.24 Equity Plans and Agreements. Neither NW Bancorp nor any other NW Bancorp Subsidiary, is party to any plan, agreement or arrangement under or pursuant to or in connection with which any Person is entitled to the issuance of any shares of any equity security of NW Bancorp or any NW Bancorp Subsidiary, or any option or warrant for any of the foregoing, or any other equity interest in NW Bancorp or any other NW Bancorp Subsidiary, present, contingent, vested, unvested or otherwise, other than the plans, agreements and other arrangements described in NW Bancorp Disclosure Schedule 2.24. NW Bancorp Disclosure Schedule 2.24 sets forth, itemized by grant date, the number of specific class, series or other types of shares, interests, or other applicable unit to which each participant, director, officer, employee, recipient, transferee, grantee, or other person or entity may hereinafter be entitled.

Section 2.25 Tax Matters. At the date hereof, NW Bancorp does not have any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the IRC.

Section 2.26 Fairness Opinion. The NW Bancorp board of directors has received a written opinion from Sandler O’Neill & Partners, L.P. (which opinion has not been amended or rescinded as of the date of this Agreement) to the effect that, subject to the terms, conditions, and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by stockholders of NW Bancorp pursuant to this Agreement is fair, from a financial point of view, to such stockholders.

Section 2.27 Intellectual Property.

(a)         NW Bancorp and each NW Bancorp Subsidiary owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade or fictitious names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of NW Bancorp’s or each of the NW Bancorp Subsidiaries’ business, and neither NW Bancorp nor any NW Bancorp Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. NW Bancorp and each NW Bancorp Subsidiary has performed all the material obligations required to be performed, and are not in default in any material respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.  To NW Bancorp’s Knowledge, the conduct of the business of NW Bancorp and each NW Bancorp Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

(b)         At all times, (i) NW Bancorp and each of the NW Bancorp Subsidiaries have taken commercially reasonable actions to protect and maintain (A) all NW Bancorp intellectual property and (B) the security and integrity of their software, databases, networks, systems, equipment and hardware and protect same against unauthorized use, modification, or access thereto, or the introduction of any viruses or other unauthorized or damaging or corrupting elements, (ii) NW Bancorp’s and the NW Bancorp Subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines and all other information technology equipment and all associated documents (the “IT Assets”) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by NW Bancorp in connection with its business and have not materially malfunctioned or failed within the past two (2) years, (iii) to the NW Bancorp’s Knowledge, no Person has gained unauthorized access to the IT Assets and (iv) NW Bancorp has implemented commercially reasonable backup and disaster recovery technology consistent with industry practices.

(c)          NWS Bank obtains its material data processing services, ATM and other information technology services exclusively through the contracts or agreements with the Persons described in NW Bancorp Disclosure Schedule 2.27(c) (“DP Contracts”).  A true and correct executed copy of each DP Contract, as in effect on the date hereof, has been made available to ACNB.  Other than the DP Contracts, NW Bancorp has no agreement with any other Person for data processing, ATM or other technology services.

Section 2.28 Trust Accounts. NWS Bank has properly administered all accounts for which it acts as a fiduciary in all material respects, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator, or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations.  NWS Bank has filed all Tax Returns required to be filed on behalf of all accounts for which it acts as a fiduciary.  Neither NWS Bank, nor any of their respective officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

Section 2.29 State Takeover Statutes. The approval of the Merger by the NW Bancorp board of directors constitutes the only action necessary to render inapplicable to this Agreement, the Merger, the other transactions contemplated by this Agreement, and compliance with the terms of this Agreement, (a) the restrictions on transactions with “interested stockholders” (as defined in Section 3-601(j) of the MGCL) set forth in Section 3-602 of the MGCL, and (b) the restrictions on “business combinations” (as defined in Section 3-601 of the MGCL) set forth in Subtitle 6 of Title 3 of the MGCL, in each case to the extent, if any, such restrictions would otherwise be applicable to this Agreement, the Merger, the other transactions contemplated by this Agreement, or compliance with the terms of this Agreement.  No other state takeover or similar statute or regulation, is applicable to this Agreement, the Merger, the other transactions contemplated by this Agreement, or compliance with the terms of this Agreement.

Section 2.30 Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act. NWS Bank is in compliance in all material respects with the Bank Secrecy Act, the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act and all regulations promulgated thereunder.  Except as would not be material to NWS Bank and the NWS Bank Subsidiaries, taken as a whole, NWS Bank (i) has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts, (ii) has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the U.S. Department of the Treasury, including the IRS, and (iii) has timely filed all Suspicious Activity Reports with the Financial Institutions — Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it pursuant to the laws and regulations referenced in this Section.

Section 2.31 Quality of Representations.  Except for the representations and warranties contained in this Article II, neither NW Bancorp, any NW Bancorp Subsidiary nor any other Person on behalf of NW Bancorp or any NW Bancorp Subsidiary makes any other express or implied representation or warranty with respect to NW Bancorp or any NW Bancorp Subsidiary or with respect to any other information provided to ACNB or any ACNB Subsidiary in connection with the transactions contemplated hereunder.  Neither NW Bancorp, any NW Bancorp Subsidiary nor any other Person will have or be subject to any liability or indemnification obligation to ACNB or any ACNB Subsidiary or any other Person resulting from the distribution to them, or their use of, any such information, including any information, documents, projections, forecasts of other material made available to them in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article II.  ACNB, Acquisition Subsidiary and ACNB Bank acknowledge that neither NW Bancorp nor any NW Bancorp Subsidiary makes any representations or warranties except for the representations and warranties contained in this Article II, and that they have not relied on any representation or warranty other than those set forth in this Article II.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF ACNB AND ACNB BANK

ACNB and ACNB Bank represents and warrants to NW Bancorp and NWS Bank that the statements contained in this Article III are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III), except as set forth in the ACNB Disclosure Schedule delivered by ACNB Bancorp and ACNB Bank to NW Bancorp and NWS Bank on the date hereof or as amended, and except as to any representation or warranty which specifically relates to an earlier date.  ACNB and ACNB Bank have made a good faith effort to ensure that the disclosure on each schedule of the ACNB Disclosure Schedule corresponds to the section referenced herein.  However, for purposes of the ACNB Disclosure

Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

Section 3.01 Standard.  No representation or warranty of ACNB and ACNB Bank contained in this Article III shall be deemed untrue or incorrect, and ACNB and ACNB Bank shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article III, has had or is reasonably expected to have a Material Adverse Effect; disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 3.02(a), 3.02(b), 3.03(a), 3.03(b), 3.04 and 3.09, nor shall it apply to the representations and warranties contained in 3.12, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

Section 3.02 Organization.

(a)         ACNB is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. ACNB is a bank holding company duly registered under the BHCA. ACNB has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. ACNB is not qualified or licensed to do business as a foreign corporation in any other jurisdiction and is not required to be so qualified or licensed as a result of  the ownership or leasing of its property or conduct of its business, except where the failure to be so qualified would not have a Material Adverse Effect on ACNB.

(b)         ACNB Bank is a Pennsylvania state-chartered bank and is regulated by the FDIC and the PDS.  ACNB is duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. ACNB Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.

(c)          There are no ACNB Subsidiaries other than ACNB Bank, and those identified on ACNB Disclosure Schedule 3.02. Each of ACNB’s Subsidiaries (i) was duly organized, (ii) is validly existing and in good standing under the laws of its jurisdiction of organization, (iii) is duly licensed or qualified to do business in, and in good standing under the laws of, all jurisdictions, whether federal, state, local or foreign, where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except as would not reasonably be expected to have a Material Adverse Effect on ACNB or ACNB Bank and (iv) has all requisite corporate power and authority, and has all licenses, permits and authorizations of applicable Governmental Entities required to own or lease its properties and assets and to carry on its business as now conducted, except for purposes of clause

                        (iii) only, as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on ACNB.  The articles of incorporation, bylaws and similar governing documents of each Subsidiary of ACNB, copies of which have been made available to NW Bancorp, are true and correct copies of such documents as amended, supplemented, restated and/or otherwise modified and in effect on the date of this Agreement.

(d)         The respective minute books of ACNB and ACNB Bank and each other ACNB Subsidiary accurately record, in all material respects, all corporate actions of their respective shareholders and boards of directors and trustees, (including committees) in each case in accordance with the normal business practice of ACNB and each such ACNB Subsidiary.

(e)          Prior to the date of this Agreement, ACNB has delivered to NW Bancorp true and correct copies of the articles of incorporation and bylaws of ACNB and the articles of incorporation and bylaws of ACNB Bank, each as in effect on the date hereof.

(f)           ACNB Bank is a member in good standing of the Federal Home Loan Bank of Pittsburgh and owns the requisite amount of stock therein.

Section 3.03 Capitalization.

(a)         As of the date of this Agreement, the authorized capital stock of ACNB consists of twenty million (20,000,000) shares of common stock, $2.50 par value (“ACNB Common Stock”), of which 6,061,062 shares are outstanding, validly issued, fully paid and nonassessable as of the date of this Agreement and free of preemptive rights and twenty million (20,000,000) shares of ACNB Preferred Stock, par value $2.50 per share (“ACNB Preferred Stock”), none of which are outstanding. There are sixty two thousand, six hundred (62,600) shares of ACNB Common Stock held by ACNB as treasury stock. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which ACNB’s shareholders may vote has been issued by ACNB and are outstanding.  Except as disclosed in ACNB Disclosure Schedule 3.03(a), neither ACNB nor any ACNB Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of ACNB Common Stock, or any other security of ACNB or any securities representing the right to vote, purchase or otherwise receive any shares of ACNB Common Stock or any other security of ACNB.

(b)         The authorized capital stock of ACNB Bank consists of five hundred thirty three thousand, one hundred fifty three (533,153) shares of common stock, par value of $9.00 per share (“ACNB Bank Common Stock”), of which five hundred thirty three thousand, one hundred fifty three (533,153) shares are outstanding, validly issued, fully paid, nonassessable, and free of preemptive rights and owned by ACNB.  Except as set forth on ACNB Disclosure Schedule 3.03; neither ACNB Bank nor any ACNB Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of the capital stock of any ACNB Subsidiary or any other security of any ACNB Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of the capital stock or any other security of any ACNB Subsidiary. Except as set forth in ACNB Disclosure Schedule 3.03, ACNB and ACNB Bank owns all of the outstanding shares of capital stock of each ACNB Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

(c)          Except as set forth in ACNB Disclosure Schedule 3.03, neither (i) ACNB, nor (ii) any other ACNB Subsidiary, owns any equity interest, directly or indirectly, other than treasury stock, in any other company or controls any other company, except for equity interests held in the investment portfolios of ACNB, ACNB Bank and ACNB Subsidiaries, equity interests held by ACNB Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of ACNB Subsidiaries. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by ACNB or ACNB Bank with respect to any other company’s capital stock or the equity of any other person.

Section 3.04 Authority; No Violation.

(a)         ACNB has full corporate power and authority to execute and deliver this Agreement and subject to the receipt of the Regulatory Approvals, and the approval and adoption of this Agreement and the Merger by the affirmative vote required of shareholders pursuant to the PAC and ACNB’s articles of incorporation and bylaws (the “ACNB Shareholder Approval”), to consummate the transactions contemplated hereby. ACNB Bank has full corporate power and authority to execute and deliver the Bank Plan of Merger and, subject to the receipt of any required Regulatory Approvals, to consummate the Bank Merger.  The execution and delivery of this Agreement by ACNB and the completion by ACNB of the transactions contemplated hereby have been duly and validly approved by the board of directors of ACNB, except for the approval and adoption by the shareholders of ACNB as required and under the PAC, and ACNB’s articles of incorporation and bylaws, no other corporate proceedings on the part of ACNB are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by ACNB and, subject to (i) for the approval and adoption by the shareholders of ACNB as required and under the PAC, and ACNB’s articles of incorporation and bylaws, (ii) approval and adoption by ACNB as the sole shareholder of ACNB Bank, (iii) the receipt of the required approvals of Bank Regulators described in Section 3.04 hereof, and (iv) the due and valid execution and delivery of this Agreement by NW Bancorp, constitutes the valid and binding obligation of ACNB enforceable against ACNB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

The Bank Plan of Merger, upon its execution and delivery by ACNB Bank subject to the execution and delivery of the Bank Plan of Merger by NWS Bank, will constitute the valid and binding obligation of ACNB Bank, enforceable against ACNB Bank in accordance with its terms, subject to the required approvals of Bank Regulators and subject to applicable conservatorship and receivership provisions of the FDIA, bankruptcy or insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)         The execution and delivery of this Agreement by ACNB subject to, (i) the execution and delivery of the Bank Plan of Merger by ACNB Bank, (ii) receipt of approvals from the Bank Regulators referred to in Section 3.04 hereof and NW Bancorp’s and ACNB’s compliance with any conditions contained therein, (iii) the completion of the transactions contemplated hereby, and (iv) compliance by ACNB with any of the terms or provisions hereof, will not (A) conflict with or result in a material breach of any provision of the articles of incorporation or other organizational document or bylaws of ACNB or any ACNB Subsidiary; (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to ACNB or any ACNB Subsidiary or any of their respective properties or assets; or (C) except as set forth on ACNB Disclosure Schedule 3.04, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of ACNB or any ACNB Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which ACNB or any ACNB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of clause (C) above, for violations which, either individually or in the aggregate, will not have a Material Adverse Effect on ACNB or any ACNB Subsidiary.

Section 3.05 Consents. Except for (a) the consents, approvals, filings and registrations with any Governmental Entity and compliance with any conditions contained therein, (b) the approval and adoption of this Agreement by the shareholders of Acquisition Subsidiary and by the ACNB board of directors, (c) the approval and adoption of the Bank Plan of Merger by ACNB as sole shareholder of ACNB Bank under applicable law, and (d) except as disclosed in ACNB Disclosure Schedule 3.05, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (i) the execution and delivery of this Agreement by ACNB, or the Bank Plan of Merger by ACNB Bank, and (ii) the completion by ACNB of the transactions contemplated hereby or by ACNB Bank of the Bank Merger. As of the date hereof, ACNB and ACNB Bank have no reason to believe that (a) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact the ability of ACNB or ACNB Bank to complete the transactions contemplated by this Agreement or that (b) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

Section 3.06 Regulatory Reports; Financial Statements; Undisclosed Liabilities.

(a)         ACNB has previously made available to NW Bancorp the ACNB Regulatory Reports through September 30, 2016.  Except as set forth on ACNB Disclosure Schedule 3.06, the ACNB Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices including but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the financial position, results of operations, and changes in shareholders’ equity of ACNB or ACNB Bank as the case may be, as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles including but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators applied on a consistent basis.

(b)         ACNB has previously delivered to NW Bancorp the ACNB Financials as of the date hereof and will deliver all the ACNB Financials after the date hereof.  Except as set forth on ACNB Disclosure Schedule 3.06, the ACNB Financials have been, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by such statements, except as noted therein, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of ACNB as of and for the periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis, except as noted therein and except as indicated in the case of unaudited statements to normal recurring audit adjustments and the absence of footnotes.

(c)          At the date of each balance sheet included in the ACNB Financials or ACNB Regulatory Reports, neither ACNB nor ACNB Bank (as the case may be) had, or will have, any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such ACNB Financials or ACNB Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or disclosed in a footnote thereto, except for liabilities, obligations or loss contingencies which are not material in the aggregate to ACNB or which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of footnotes.

(d)         Except as set forth on ACNB Disclosure Schedule 3.06, the records, systems, controls, data and information of ACNB and the ACNB Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of ACNB or any ACNB Subsidiary or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in this Section 3.06(d).  ACNB (i) has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, as consistently applied to ACNB, (ii) to the extent required by applicable law, has implemented and maintains disclosure controls and procedures to ensure that material information relating to ACNB, including its consolidated ACNB Subsidiaries, is made known to the chief executive officer and the controller of ACNB by others within those entities, and (iii) has disclosed, based on its most recent evaluation prior to the date hereof, to ACNB’s outside auditors and the audit committee of ACNB’s board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect ACNB’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in ACNB’s internal control over financial reporting.  These disclosures (if any) were made in writing by management to ACNB’s auditors and audit committee and a copy has previously been made available to NW Bancorp.

(e)          Except as set forth in the ACNB Disclosure Schedules, since March 2016, each of ACNB and the ACNB Subsidiaries have timely filed all Regulatory Reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto (the “ACNB Regulatory Reports”), that any of them were required to file with any Governmental Entity, and have timely paid all fees and assessments due and payable in connection therewith.  There is no material unresolved violation or exception by any Governmental Entity with respect to any report or statement relating to any examinations of ACNB or any of the ACNB Subsidiaries.  ACNB has made available to ACNB Bank the ACNB Regulatory Reports and the ACNB Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

(f)           Since December 31, 2015, (i) neither ACNB nor any of the ACNB Subsidiaries nor, to the Knowledge of ACNB, ACNB Bank, any director, officer, employee, auditor, accountant or representative of ACNB or any of the ACNB Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of ACNB or any of the ACNB Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that ACNB or any of the ACNB Subsidiaries has engaged in illegal accounting or auditing practices, and (ii) no attorney representing ACNB or any of the ACNB Subsidiaries, whether or not employed by ACNB or any of the ACNB Subsidiaries, has reported evidence of a material violation of law or regulation, breach of fiduciary duty or similar violation by ACNB or ACNB Bank, or any of their respective officers, directors, employees or agents to the boards of directors of ACNB or ACNB Bank or any committee thereof or to any director or officer of ACNB or ACNB Bank.

(g)          No agreement pursuant to which any loans or other assets have been or shall be sold by ACNB or the ACNB Subsidiaries entitle the buyer of such loans or other assets, unless there is a material breach of representation or covenant by ACNB or the ACNB Subsidiaries, to cause ACNB or the ACNB Subsidiaries to repurchase such loan or other assets or the buyer to pursue any other form of recourse against ACNB or the ACNB

                        Subsidiaries, and there has been no agreement.  The ACNB Regulatory Reports have disclosed, since March 31, 2016, any cash, stock or other dividend or any other distribution with respect to the capital stock of ACNB that has been declared, set aside or paid.

Section 3.07 Taxes.

(a)         All income and other material or material in the aggregate Tax Returns required to have been filed by ACNB and the ACNB Subsidiaries have been duly and timely filed (taking into account extensions of time to file), and each such Tax Return is true, correct and complete in all material respects.  All income and other material Taxes due and payable by ACNB and the ACNB Subsidiaries (whether or not shown on any Tax Return) have been paid.

(b)         There is no action, audit, dispute or claim now pending or proposed or threatened in writing against ACNB or any of the ACNB Subsidiaries in respect of Taxes.  Except as set forth in ACNB Disclosure Schedule 3.07, neither ACNB nor any of the ACNB Subsidiaries is the beneficiary of any extension of time within which to file any income or other material Tax Return which Tax Return has not been filed.  No written claim has been made by a Taxing Authority in the last five (5) years in a jurisdiction where any of ACNB or the ACNB Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no liens on any of the assets of ACNB with respect to Taxes other than for Taxes not yet due and payable.

(c)          Each of ACNB and the ACNB Subsidiaries has withheld and timely paid all Taxes required to have been withheld and paid and has complied with all information reporting and backup withholding requirements in all material respects.

(d)         ACNB Disclosure Schedule 3.07 lists all Tax Returns filed by ACNB or the ACNB Subsidiaries for taxable periods ended on or after December 31, 2013 that have been or are currently the subject of audit.  Except as set forth on ACNB Disclosure Schedule 3.07, neither ACNB nor any of the ACNB Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is still in effect.

Section 3.08 Legal Proceedings.  Except as set forth in ACNB Disclosure Schedule 3.08, neither ACNB nor any ACNB Subsidiary is a party to any, and there are no pending or, to the Knowledge of ACNB, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or un-asserted), actions or governmental investigations or inquiries of any nature (i) against ACNB, any ACNB Subsidiary or any ACNB Subsidiary employee as an agent of ACNB or any ACNB Subsidiary, (ii) to which ACNB or any ACNB Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of ACNB to perform under this Agreement in any material respect.  There is no judgment or order of any Governmental Entity or regulatory restriction other than those of general application that apply to similarly situated financial or bank holding companies or their Subsidiaries, that has been imposed upon

ACNB, any of the ACNB Subsidiaries or the assets of ACNB or any of the ACNB Subsidiaries, that has had, or is reasonably likely to have, a Material Adverse Effect on ACNB.

Section 3.09 No Material Adverse Effect.  Except as set forth in ACNB Disclosure Schedule 3.09, ACNB has not suffered any Material Adverse Effect since December 31, 2015.  Since December 31, 2015, ACNB and the ACNB Subsidiaries have, except in connection with the negotiation and execution and delivery of this Agreement, carried on their respective businesses in all material respects in the ordinary course consistent with past practice.

Section 3.10 Ownership of Property; Insurance Coverage.

(a)         ACNB and each of the ACNB Subsidiaries has, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by ACNB or any ACNB Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the ACNB Regulatory Reports and in the ACNB Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure repurchase agreements and liabilities for borrowed money from a Federal Home Loan Bank, (ii) inter-bank credit facilities, or any transaction by a ACNB Subsidiary acting in a fiduciary capacity, (iii) those reflected in the notes to the ACNB Financials, (iv) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (v) the items disclosed in ACNB Disclosure Schedule 3.10 (collectively the “ACNB Permitted Encumbrances”).  ACNB and the ACNB Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by ACNB and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Except as disclosed in ACNB Disclosure Schedule 3.10, such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the notes to the ACNB Financials.

(b)         ACNB and the ACNB Subsidiaries currently maintain insurance considered by ACNB to be reasonable for their respective operations and similar in scope and coverage to that maintained by other businesses similarly engaged.  Neither ACNB nor any ACNB Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased.  There are presently no material claims pending under such policies of insurance and no notices have been given by ACNB or any ACNB Subsidiary under such policies.

Section 3.11 Compliance with Applicable Law.

(a)         Each of ACNB and each ACNB Subsidiary is, and since January 1, 2013 has been, in compliance in all material respects with all, and is not in default in any material respect under any, applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its customers and employees, and neither ACNB nor any ACNB Subsidiary has received any written notice to the contrary since January 1, 2013.

(b)         ACNB and each of its Subsidiaries holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, including, without limitation, the Equal Credit Opportunity Act, the United States Foreign Corrupt Practices Act, the Fair Housing Act, the Community Reinvestment Act, Home Mortgage Disclosure Act, the USA Patriot Act, the Bank Secrecy Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Regulation O, applicable limits on loans to one borrower, and all other applicable fair lending laws and other laws relating to discriminatory business practice, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of its businesses or otherwise have a Material Adverse Effect on ACNB.

(c)          Except as disclosed on ACNB Disclosure Schedule 3.11, since January 1, 2014, neither ACNB nor any ACNB Subsidiary has received any notification or communication from any Governmental Entity (i) asserting that ACNB or any ACNB Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Governmental Entity enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to ACNB or any ACNB Subsidiary; (iii) requiring or threatening to require ACNB or any ACNB Subsidiary, or indicating that ACNB or any ACNB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of ACNB or any ACNB Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of ACNB or any ACNB Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither ACNB nor any ACNB Subsidiary has consented to or entered into any Regulatory Agreement, except as disclosed on ACNB Disclosure Schedule 3.11.

Section 3.12 Employee and Director Benefit Plans.

(a)         ACNB Disclosure Schedule 3.12 sets forth all employee or director benefit plans which ACNB, ACNB Bank or any ACNB Subsidiary currently maintains, including but not limited to bonus plans; employee benefit plans within the meaning of ERISA Section 3(3); profit sharing plans; stock purchase plans; stock ownership plans; stock option plans; phantom stock plans; deferred compensation; supplemental income plans; supplemental executive retirement plans; termination agreements; employment agreements; annual, long term or other incentive plans; severance plans; reimbursement arrangements; policies and agreements; group insurance plans; vacation pay; sick leave; life insurance; retiree life insurance plans; short-term disability; long-term disability; and medical plans or arrangements; and all other benefit plans, policies, agreements and arrangements, maintained or contributed to for the benefit of the employees, former employees (including retired employees), directors, or former directors of ACNB, ACNB Bank or any ACNB Subsidiary and any beneficiaries thereof or other person, or with respect to which ACNB, ACNB Bank or any ACNB Subsidiary has or may have any obligation or liability, whether actual or contingent (the “ACNB Benefit Plans”).

(b)         Neither ACNB, ACNB Bank, any ACNB Subsidiary nor any pension plan maintained by ACNB or any ACNB Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted in or is reasonably expected to result in a Material Adverse Effect with respect to ACNB, ACNB Bank, or any ACNB Subsidiary, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan.  Except as set forth in ACNB Disclosure Schedule 3.12, with respect to each of such plans that is subject to Title IV of ERISA or any ACNB Benefit Plans, the fair market value of the assets under such plan exceeds the present value of the accrued benefits liability as of the end of the most recent plan year with respect to such plan calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such plan. There is not currently pending with the Pension Benefit Guaranty Corporation any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and the transactions contemplated thereby) with respect to any plan subject to Title IV of ERISA and to which ACNB or any of its ERISA Affiliates has any liability.  ACNB has not provided nor is required to provide security to any plan maintained by ACNB or any of its ERISA Affiliates to which the requirements of Section 412 of the IRC apply pursuant to Section 401(a)(29) of the IRC.  Neither ACNB nor any of its ERISA Affiliates has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multiemployer plan.

(c)          All ACNB Benefit Plans that are “employee benefit plans,” as defined in ERISA Section 3(3), comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC.  Except as set forth in ACNB Disclosure Schedule 3.12, all ACNB Benefit Plans comply and have complied with and have been operated and administered in all material respects in accordance with their terms and with applicable law.

(d)         To the Knowledge of ACNB, no prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by ACNB or any of its ERISA Affiliates which would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC, which, individually or in the aggregate, has resulted in or is reasonably expected to result in a Material Adverse Effect with respect to ACNB.

(e)          ACNB and the ACNB Subsidiaries provide continuation coverage under existing group health plans for separating employees and “qualified beneficiaries” of covered employees (as defined in IRC Section 4980B(g)) in accordance with the provisions of IRC Section 4980B(f) or 40 P.S. § 756.2 et seq.

(f)           There are no current or pending or, to the Knowledge of ACNB, threatened audits or investigations by any governmental entity involving any ACNB Benefit Plan, and there are no current or pending or, to the Knowledge of ACNB, threatened claims (except for individual claims for benefits payable in the ordinary course of operation of the ACNB Benefit Plans), suits or proceedings involving any ACNB Benefit Plan and, to the Knowledge of ACNB, no set of circumstances exists which may reasonably be expected to give rise to any such audits, investigations, claims, suits or proceedings.

(g)          ACNB has not contributed to any “multiemployer plan” as defined in Section 3(37) of ERISA.

(h)         All contributions required to be made under the terms of any ACNB Benefit Plan have been timely made and all anticipated contributions and binding obligations are accrued monthly on ACNB’s consolidated financial statements to the extent required and in accordance with GAAP. ACNB has expensed and accrued as a liability the present value of future benefits in accordance with applicable laws and GAAP.  To ACNB’s Knowledge, neither any pension plan nor any single-employer plan of ACNB nor an ERISA Affiliate has an “accumulated funding deficiency,” whether or not waived, within the meaning of Section 412 of the IRC or Section 302 of ERISA and neither ACNB nor an ERISA Affiliate has an outstanding funding waiver.

Section 3.13 Labor Matters. ACNB is not a party to nor is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is ACNB the subject of a proceeding asserting that it has committed an unfair labor practice within the meaning of the National Labor Relations Act or seeking to compel ACNB to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the Knowledge of ACNB, threatened, nor is ACNB aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 3.14 Brokers, Finders and Financial Advisors. Except for ACNB’s engagement of Commonwealth Advisors, Inc. in connection with the transactions contemplated by this

Agreement, neither ACNB nor any ACNB Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or, except for its commitments disclosed in ACNB Disclosure Schedule 3.14, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement, which has not been reflected in the ACNB Financials.  ACNB Disclosure Schedule 3.14 shall contain as an exhibit the engagement letters between ACNB and Commonwealth Advisors, Inc.

Section 3.15 Environmental Matters.

(a)         Neither ACNB nor any ACNB Subsidiary, nor any properties owned or occupied by ACNB or any ACNB Subsidiary is or has been in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, resulted in, or will result, in a Material Adverse Effect with respect to ACNB.  There are no actions, suits, proceedings, or demands, claims or notices, including without limitation, demand letters or requests for information from any Governmental Entity, instituted or pending, or to the Knowledge of ACNB threatened or any investigation pending relating to the liability of ACNB or any ACNB Subsidiary with respect to any property owned or operated by ACNB or any ACNB Subsidiary under any Environmental Law.

(b)         No property, now or formerly owned or operated by ACNB or any ACNB Subsidiary or on which ACNB or any ACNB Subsidiary holds or held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been listed or proposed for listing on the NPL under CERCLA, is listed on the CERCLIS, or is listed or proposed to be listed on any state list similar to the NPL or the CERCLIS, or is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against ACNB or any ACNB Subsidiary for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage, including, but not limited to, claims under CERCLA, which would have a Material Adverse Effect.

(c)          (i) ACNB and the ACNB  Subsidiaries are in compliance in all material respects with applicable Environmental Laws, (ii) no Contamination exceeding applicable cleanup standards or remediation thresholds under any Environmental Law exists at any real property, including buildings or other structures, currently or formerly owned or operated by ACNB or any of the ACNB Subsidiaries, or on any property in which ACNB or any of the ACNB Subsidiaries has held a security interest, lien or a fiduciary or management role (“ACNB Loan Property”) that would reasonably be likely to result in a material Environmental Liability for ACNB or the ACNB Subsidiaries, (iii) no Contamination exists at any real property owned by a third party that would reasonably be likely to result in a material Environmental Liability for ACNB or the ACNB Subsidiaries, (iv) neither ACNB nor any of the ACNB Subsidiaries has received any written notice, demand letter, or claim alleging any material violation of, or liability under, any Environmental Law, (v) neither ACNB nor any of the ACNB Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Entity or any third party under any

                        Environmental Law that would reasonably be expected to result in a material Environmental Liability of ACNB or the ACNB Subsidiaries, (vi) there are no circumstances or conditions (including the presence of un-encapsulated friable asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning or automotive services) involving ACNB or any of the ACNB Subsidiaries, on any currently or formerly owned or operated property, or any ACNB Loan Property, that could reasonably be expected to result in any material claims, liability or investigations against ACNB or any of the ACNB Subsidiaries, or result in any material restrictions on the ownership, use or transfer of any property pursuant to any Environmental Law or materially and adversely affect the value of any ACNB Loan Property, and (vii) ACNB has listed in ACNB Disclosure Schedule 3.15 and made available to ACNB copies of all environmental reports or studies, sampling data, correspondence and filings in its possession relating to ACNB, the ACNB Subsidiaries and any owned properties, leased properties or ACNB Loan Property, which were prepared in the last five (5) years, and, solely with respect to ACNB Loan Properties, are material to ACNB.

Section 3.16 Related Party Transactions. Neither ACNB nor any ACNB Subsidiary is a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of ACNB or any ACNB Subsidiary, except transactions (a) made in the ordinary course of business, (b) made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) not involving more than the normal risk of collectability or present other unfavorable features.

Section 3.17 Loans.

(a)         Each loan reflected as an asset in the ACNB Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on ACNB.

(b)         The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

(c)          All loans owned by ACNB or any ACNB Subsidiary, or in which ACNB or any ACNB Subsidiary has an interest, comply in all material respects with applicable laws, including applicable usury statutes, underwriting and recordkeeping requirements and the truth in

                        Leading Act, the Equal Credit Opportunity Act, the Real Estate Settlement Procedures, Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Section 3.18 Deposit Liabilities.

(a)         The Deposit Liabilities of ACNB Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due and ACNB Bank is authorized to hold the Deposit Liabilities.  Except for such liens as set forth on the ACNB Bank Disclosure Schedule 3.18, the Deposit Liabilities of ACNB Bank are not subject to any lien, including without limitation any liens in favor of ACNB Bank and are not, as of the close of business on the Closing Date, subject to court order, legal restraint, automatic stay in bankruptcy, other legal process or stop payment orders.

(b)         All of the Deposit Liabilities of ACNB Bank have been administered and originated, in compliance in all material respects with the documents governing the relevant type of deposit account and all applicable laws and regulations.  The Deposit Liabilities of ACNB Bank were opened, extended or made, and have been maintained, in accordance with all applicable federal and state laws, regulations, rules and orders, and has been operated in compliance with ACNB Bank’s policies and procedures. No Deposit Liabilities of ACNB Bank are maintained by a “money service business” within the meaning of regulations promulgated under the USA PATRIOT Act. None of the Deposit Liabilities of ACNB Bank account holders are on the list of Specially Designated Nationals or Blocked Persons of the Office of Foreign Assets Control.

(c)          ACNB Bank has properly accrued interest on the Deposit Liabilities of ACNB Bank and the records respecting the Deposit Liabilities accounts accurately reflect such accruals of interest.

(d)         None of the Deposit Liabilities of ACNB Bank are “brokered deposits” within the meaning of the rules and regulations of the FDIC; none of the Deposit Liabilities of ACNB Bank were obtained through the Certificate of Deposit Account Registry Service or similar reciprocal placement network or through an internet listing service.  None of the Deposit Liabilities of ACNB Bank are held by Federal, State, county or other municipal governments or governmental or quasi-governmental agencies or are subject to escheat.

(e)          With respect to the Deposit Liabilities of ACNB Bank, ACNB Bank is in material compliance with the law and Treasury Regulations relating to (i) obtaining from depositors of the Deposit Liabilities of NWS Bank executed IRS Forms W-8 and W-9 when appropriate and (ii) reporting of interest.

Section 3.19 Allowance for Loan Losses.  The allowances for loan losses reflected, and to be reflected, in the ACNB Regulatory Reports and ACNB Financials, and shown, and to be shown, on the balance sheets contained in the ACNB Financials have been, and will be, adequate as of the respective dates, in accordance with the requirements of GAAP and all applicable regulatory criteria. Neither ACNB nor ACNB Bank has been notified in writing by any state or federal bank regulatory agency that ACNB’s reserves are inadequate or that the practices and policies of ACNB in establishing its reserves for the years ended December 31, 2015, December 31, 2014 and the nine months ended September 30, 2016, and in accounting for delinquent and classified assets, with respect to such periods, fail to comply with applicable accounting or regulatory requirements. At the date of the Agreement, ACNB’s and ACNB Bank’s respective allowance for loan losses are sufficient for their reasonably anticipated loan losses, are in compliance with the standards established by applicable Governmental Entities and are adequate under GAAP.

Section 3.20 ACNB Information.

(a)         The information relating to ACNB and ACNB Subsidiaries to be provided by ACNB in the Proxy Statement/Prospectus, the Registration Statement, any filing by ACNB pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, the Proxy Statement/Prospectus (except for such portions thereof as relate only to NW Bancorp or the NW Bancorp Subsidiaries) will comply with the provisions of the Securities Act and the Exchange Act and rules and regulations thereunder, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they were made, not misleading.

(b)         The information, relating to ACNB and ACNB’s Subsidiaries to be provided by ACNB for inclusion in the Applications will, at the time each such document is filed with any Bank Regulator and up to and including the dates of any required Regulatory Approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

Section 3.21 “Well Capitalized”.  ACNB Bank is “well capitalized” and to ACNB’s Knowledge there has not been an event or occurrence since January 1, 2016 that could reasonably be expected to result in determination that ACNB Bank is not “well capitalized” as determined by the Bank Regulators.

Section 3.22 Intellectual Property.  ACNB and each ACNB Subsidiary owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade or fictitious names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of ACNB’s or each of the ACNB Subsidiaries’ business, and neither ACNB nor any ACNB Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. ACNB and each ACNB Subsidiary has performed all the material obligations required to be performed, and are not in default in any material respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.  To ACNB’s Knowledge, the conduct of the business of ACNB and each ACNB Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

Section 3.23 Financing.  As required by this Agreement, three (3) days prior to the Closing Date, ACNB will have available cash sufficient to pay the amounts required to be paid to NW Bancorp stockholders pursuant to this Agreement and shares available and reserved to pay the Stock Consideration, upon consummation of the Merger.

Section 3.24 Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act.  ACNB Bank is in compliance in all material respects with the Bank Secrecy Act, the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act and all regulations promulgated thereunder.  Except as would not be material to ACNB Bank and the ACNB Bank Subsidiaries, taken as a whole, ACNB Bank (i) has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts, (ii) has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the U.S. Department of the Treasury, including the IRS, and (iii) has timely filed all Suspicious Activity Reports with the Financial Institutions — Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it pursuant to the laws and regulations referenced in this Section.

Section 3.25 Tax Matters.  At the date hereof, ACNB does not have any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the IRC.

Section 3.26 Fairness Opinion.  ACNB has received a written opinion from Commonwealth Advisors Inc. to the effect that (subject to the terms, conditions, and qualifications set forth therein), as of the date hereof, the Merger Consideration pursuant to this Agreement is fair, from a financial point of view, to the ACNB shareholders.

Section 3.27 Securities Documents.  The Securities Documents filed and to be filed by ACNB under the Exchange Act at any time since December 31, 2014 comply with or will comply, at the time filed with the SEC, in all material respects, with the Exchange Act and all applicable rules and regulations of the SEC. None of the Securities Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the ACNB Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC. As of the date of this Agreement, no executive officer of ACNB has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes Oxley Act.

Section 3.28 Acquisition Subsidiary Ownership.  ACNB, at all times prior to the Effective Time, shall be the sole member of Acquisition Subsidiary.  Acquisition Subsidiary shall be classified as a business entity that is disregarded as an entity for federal income tax purposes under the IRC.

Section 3.29 Quality of Representations. Except for the representations and warranties contained in this Article III, neither ACNB, any ACNB Subsidiary nor any other Person on behalf of ACNB or any ACNB Subsidiary makes any other express or implied representation or warranty with respect to ACNB or any ACNB Subsidiary or with respect to any other information provided to NW Bancorp or any NW Bancorp Subsidiary in connection with the transactions contemplated hereunder.  Neither ACNB nor any other Person will have or be subject to any liability or indemnification obligation to NW Bancorp or any NW Bancorp Subsidiary or any other Person resulting from the distribution to them, or their use of, any such information, including any information, documents, projections, forecasts or other material made available to them in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article III.  NW Bancorp and NWS Bank acknowledge that neither ACNB nor any ACNB Subsidiary makes any representations or warranties except for the representations and warranties contained in this Article III, and that they have not relied on any representation or warranty other than those set forth in this Article III.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF ACQUISITION SUBSIDIARY

Acquisition Subsidiary herby represents and warrants to NW Bancorp and NWS Bank that:

Section 4.01 Organization.  Acquisition Subsidiary will be a limited liability company duly organized, validly existing and duly subsisting under the laws of the Commonwealth of Pennsylvania.  All membership interests of Acquisition Subsidiary will be validly issued, fully paid and non-assessable and will be owned directly by ACNB free and clear of any lien, charge or other encumbrance.

Section 4.02 Authority.  Acquisition Subsidiary will have the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.  The execution, delivery and performance of the transactions described herein have been duly and validly authorized by all necessary corporate actions (including, without limitation, shareholder action) in respect thereof on the part of Acquisition Subsidiary.  This Agreement will be a valid and binding obligation of Acquisition Subsidiary, enforceable against Acquisition Subsidiary in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency and other similar laws affecting creditor’s rights or general principles of equity.

Section 4.03 Approval.  ACNB will, as sole member of Acquisition Subsidiary, vote to approve this Agreement and the Merger.

Section 4.04 Quality of Representations.  The representations made by Acquisition Subsidiary in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.

ARTICLE V
COVENANTS OF THE PARTIES

Section 5.01 Conduct of NW Bancorp’s Business.

(a)         From the date of this Agreement to the Closing Date, NW Bancorp and its Subsidiaries will conduct their business and engage in transactions, including extensions of credit, only in the ordinary course of business consistent with past practice and policies, except as otherwise required or contemplated by this Agreement or with the written consent of ACNB.  NW Bancorp will use its commercially reasonable efforts, and will cause each of its Subsidiaries to use its commercially reasonable efforts, to (i) preserve its business organizations intact, (ii) maintain good relationships with employees, and (iii) preserve the goodwill of its customers and others with whom business relationships exist.

(b)         From the date hereof to the Closing Date, except as otherwise consented to or approved by ACNB in writing or as permitted, or required, by this Agreement, or as set forth on NW Bancorp Disclosure Schedule 5.01(b), NW Bancorp will not, and will not permit any Subsidiary to:

(i)                                             amend or change any provision of its articles of incorporation or bylaws;

(ii)                                          sell or otherwise dispose of any capital stock, change the number of authorized, issued, or outstanding shares of its capital stock or issue any shares or securities, except for issuances in connection with the vesting of stock awards to directors or employees of NW Bancorp or any NW Bancorp Subsidiary which are (a) disclosed in their entirety on NW Bancorp Disclosure Schedule 5.01(b), (b) granted or committed through the NW Bancorp Employee Stock Purchase Plan, the NW Bancorp Advisory Director Stock Purchase Plan, and the NW Bancorp deferred compensation plans as disclosed on Schedule 5.01(b), and (c) granted or committed prior to the date of this Agreement as disclosed on Schedule 5.01(b).

(iii)                                       issue or grant any option, warrant, call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock;

(iv)                                      declare, set aside or pay any dividend or other distribution in respect of capital stock or redeem or otherwise acquire any shares of capital stock, except (a) that NW Bancorp may pay its ordinary regular quarterly cash dividend not to exceed $0.06 per share of common stock and (b) NWS Bank or any other NW

Subsidiary shall be permitted, subject to any required regulatory approvals, to declare, set aside and pay dividends or other distributions out of funds legally available therefore to the extent required to fund the payment by NW Bancorp of interest on NW Bancorp’s junior subordinated debentures held by New Windsor Capital Trust I and New Windsor Capital Trust I shall be permitted to make distributions on its capital securities in accordance with the terms thereof;

(v)                                         except in connection with the payment of retention payments in accordance with the provisions of Section 5.25, grant any severance or termination pay or benefits to, or enter into any new, renew or amend any offer, employment, consulting, severance, “change in control” or termination agreement, retention agreement, contract or other arrangement with any present or former officer, director, employee, independent contractor, consultant, agent or other Person associated with NW Bancorp or any NW Bancorp Subsidiary, or grant or increase any employee benefit, including discretionary or other incentive or bonus payments or discretionary or matching contributions to any deferred compensation plan, make any grants of awards to newly hired employees or accelerate the vesting of any unvested stock options or stock awards, including phantom units, except as required under the terms of any NW Bancorp Benefit Plan existing as of the date hereof and as disclosed on Schedule 5.01(b)(v);

(vi)                                      increase the compensation of any employee, officer or director or pay any bonus to any director, officer, employee, independent contractor or consultant; provided, however, that NW Bancorp or any NW Bancorp Subsidiary may pay (w) as of or prior to the Effective Time, stay bonuses for noncontract employees to such persons and in such amounts as mutually agreed to with ACNB, Acquisition Subsidiary, and ACNB Bank; (x) after the date of this Agreement, salary or wage increases for noncontract employees not to exceed 2.5% in the aggregate; and (y) aggregate bonus payments (including formulaic incentive bonus payments, the discretionary portion of incentive bonuses and profit sharing) not in excess of $140,000 in the aggregate.

(vii)                                   merge or consolidate any Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office;

(viii)                                sell, lease, license, mortgage or otherwise encumber or subject to any lien, or otherwise dispose of any of its properties or assets other than transactions (A) in the ordinary course of business consistent with past practice and (B) other than with respect to transactions involving investment securities, that do not exceed $50,000.00 in the aggregate, or sell, transfer or otherwise dispose of all or any portion of interest in any Loan (other than an SBA Loan) having an original principal value of more than $100,000.00;

(ix)                                      take any action which would result in any of its representations and warranties set forth in this Agreement becoming untrue except as otherwise contemplated or permitted by this Agreement, or in any of the conditions set forth in Article VI hereof not being satisfied, except in each case as may be required by applicable law;

(x)                                         change any method, practice or principle of accounting or Tax accounting, except as may be required from time to time by any Governmental Entity or to comply with GAAP;

(xi)                                      waive, release, grant or transfer any rights of value or modify or change in any material respect any existing material agreement to which it or any Subsidiary is a party;

(xii)                                   implement any pension, retirement, profit sharing, bonus, incentive compensation, welfare benefit or similar plan or arrangement that was not in effect on the date of this Agreement;

(xiii)                                materially amend any existing plan or arrangement, except in accordance with this Agreement or as required by law or regulation;

(xiv)                               materially amend or otherwise modify the underwriting and other lending guidelines and policies in effect as of the date hereof or otherwise fail to conduct its lending activities in accordance with the law, rules and regulations of the applicable Bank Regulator and NW Bancorp lending policy, except as otherwise required by the applicable Bank Regulator or pursuant to a Regulatory Agreement;

(xv)                                  enter into, renew, extend or modify any other transaction with any Affiliate;

(xvi)                               change deposit or loan rates, other than in the ordinary course of business consistent with past practice of the NWS Bank policies;

(xvii)                            enter into any interest rate swap, floor or cap or similar commitment, agreement  or arrangement;

(xviii)                         except for the execution of this Agreement and contracts existing as of the date of this Agreement and disclosed on NW Bancorp Disclosure Schedule 5.01(b), take any action that would give rise to a right of a continuing payment to any individual under any agreement.

(xix)                               make, change or revoke any material Tax election or enter into any material agreement or arrangement with respect to Taxes;

(xx)                                  enter into any non-loan or non-depository contract or agreement that the term or obligations of such contract or agreement would exceed the earlier of the Effective Time or March 31, 2017;

(xxi)                               enter into, grant, approve or extend any loan, credit facility, line of credit, letter of credit or other extension of credit (“Loan”) (a) which is in excess of five hundred thousand dollars ($500,000)  or (b) which is not in accordance with applicable law, regulations, and NWS Bank’s lending policies as in effect on the date hereof and in the ordinary course of business consistent with past practice;

(xxii)                            take any action of knowingly failing to take any action, which action or failure to act could reasonably be expected to include the Merger from qualifying as a recognition with the meaning of Section 368(a) of IRC;

(xxiii)                         incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any Person, other than NW Bancorp or any NW Bancorp Subsidiary, except for (A) borrowings having a maturity of not more than 90 days under existing credit facilities, (B) renewals, extensions or replacements of such existing credit facilities that (1) are incurred in the ordinary course of business consistent with past practice, (2) do not increase the aggregate amount available thereunder, (3) do not provide for any termination fees or pre-payment penalties, (4) do not contain any new provisions limiting or otherwise affecting the ability of NW Bancorp or any of the NW Bancorp Subsidiaries or successors from terminating or pre-paying such facilities, and (5) do not contain financial terms materially less advantageous than existing credit facilities, and (C) ordinary advances and reimbursements to employees and endorsements of banking instruments made in the ordinary course of business consistent with past practice.

(xxiv)                        make any capital contributions to, or investments in, any Person other than its wholly owned Subsidiaries;

(xxv)                           incur any capital expenditures in excess of $25,000.00 individually or $50,000.00 in the aggregate;

(xxvi)                        pay, discharge, settle or compromise any claim, action, litigation, arbitration, suit, investigation or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in an amount payable by NW Bancorp or the NW Bancorp Subsidiaries (taking into account applicable insurance) not in excess of $50,000.00 individually or $150,000.00 in the aggregate;

(xxvii)                     issue any broadly distributed communication regarding the Merger to employees, including general communications relating to benefits and compensation, or customers without the prior approval of ACNB (which approval will not be unreasonably delayed or withheld);

(xxviii)                  take any action that would be reasonably likely to materially impede or delay the ability of the Parties to obtain any necessary approvals of any Bank Regulator or other Governmental Entity required for the transactions this Agreement contemplates;

(xxix)                        engage in any new loan transaction with an officer or director or principal stockholder (as such terms are defined in 12 C.F.R. Part 215), it being acknowledged and agreed by NW Bancorp that each such loan transaction that NW Bancorp presents to ACNB for approval pursuant to this Section 5.02(b)(xxix) shall be required to comply with Regulation O (as interpreted and enforced by the FDIC);

(xxx)                           purchase any equity securities or purchase any debt securities other than in accordance with the investment policy of NW Bancorp as in effect as of the date hereof, for the purpose of providing collateral for FHLB borrowings, customer repurchase agreements, and municipal deposits in the ordinary course of NWS Bank’s business consistent with past practice;

(xxxi)                        convert the data processing and related information and/or accounting systems of NW Bancorp or any of its Subsidiaries before the earlier of (i) the consummation of the Merger or (ii) the termination of this Agreement in accordance with its terms; or

(xxxii)                     agree to do any of the foregoing.

Section 5.02 Conduct of ACNB’s, Acquisition Subsidiary’s and ACNB Bank’s Business.

Except as expressly permitted by this Agreement or with the prior approval of NW Bancorp and NWS Bank, during the period from the date of this Agreement to the Effective Time, ACNB shall not, and shall not permit any of its Subsidiaries to, (i) take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; (ii) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied; (iii) take any action that would be reasonably expected to prevent, materially impede, materially impact or materially delay the ability of the parties to obtain any necessary approvals of any Governmental Entity required for the consummation of the transactions contemplated hereby; (iv) take any action or fail to take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect; (v) conduct its business other than in the ordinary and usual course consistent with past practice or fail to use its reasonable best efforts to maintain and preserve intact their business organizations, assets and employees and relationships with customers, suppliers, employees, and business associates; or (vi) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.02.

Section 5.03 Access; Confidentiality.

(a)         From the date of this Agreement through the Closing Date, to the extent permitted by law, NW Bancorp shall afford to, and shall cause each NW Bancorp Subsidiary to afford to, ACNB and its authorized agents and representatives, reasonable access to their respective properties, assets, books and records and personnel, at reasonable hours and after reasonable notice; and the officers of NW Bancorp will furnish any person making such investigation on behalf of the other party with such financial and operating data and other information with respect to the businesses, properties, assets, books and records and personnel as the person making such investigation shall from time to time reasonably request.

(b)         ACNB agrees to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of NW Bancorp.  NW Bancorp shall not be required to provide access to or disclose information where such access or disclosure would violate or prejudice the rights of customers, jeopardize any attorney-client privilege or similar privilege with respect to such information or contravene any law, rule, regulation, decree, order, fiduciary duty or agreement entered into prior to the date hereof.

(c)          Except as specifically set forth herein, NW Bancorp and ACNB mutually agree to be bound by the terms of the Confidentiality Agreements previously executed by the parties hereto, which Confidentiality Agreements are hereby incorporated herein by reference.  The parties hereto agree that such Confidentiality Agreements shall continue in accordance with their terms, notwithstanding any termination of this Agreement.

Section 5.04 Regulatory Matters and Consents.

(a)         For the purposes of (x) registering ACNB Common Stock to be offered to holders of NW Bancorp Common Stock in connection with the Merger with the SEC under the Securities Act and (y) soliciting proxies for use at the NW Bancorp stockholder meeting, ACNB shall prepare the Registration Statement, and ACNB and NW Bancorp shall jointly draft and prepare a Proxy Statement/Prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act.  ACNB and NW Bancorp shall obtain NW Bancorp Financial Statements and ACNB Financial Statements that meet the requirements of the Securities Act for use in the Registration Statement.  The parties shall use their reasonable efforts to file the Registration Statement, including the Proxy Statement/Prospectus, with the SEC as soon as practicable after the date hereof.  ACNB and NW Bancorp shall use their reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and NW Bancorp shall thereafter promptly mail the Proxy Statement/Prospectus to its stockholders.  ACNB and NW Bancorp shall use commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and each party shall furnish all information concerning itself and the holders of its common stock as may be reasonably requested in connection with any such action.

(b)         Each party shall provide the other with any information concerning itself that the other may reasonably request in connection with the drafting and preparation of the Proxy Statement/Prospectus, and each party shall notify the other promptly of the receipt of any comments of the SEC with respect to the Proxy Statement/Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to the other promptly copies of all correspondence between such party or any of their representatives and the SEC.  No filing of the Registration Statement, including any amendment thereto shall be made without the parties each having the opportunity to review, comment on and revise the Registration Statement.  ACNB and NW Bancorp agree to use commercially reasonable best efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement/Prospectus and all required amendments and supplements thereto to be mailed to the holders of NW Bancorp Common Stock entitled to vote at its stockholders meetings at the earliest practicable time.

(c)          ACNB and NW Bancorp shall promptly notify the other party if at any time it has Knowledge that the Proxy Statement/Prospectus or the Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  In such event, the parties shall cooperate in the preparation of a supplement or amendment to such Proxy Statement/Prospectus that corrects such misstatement or omission, and ACNB shall file an amended Registration Statement with the SEC, and the parties shall mail an amended Proxy Statement/Prospectus to their respective shareholders.

(d)         In addition to, and not by way of limitation of, the covenants of the parties set forth in this Section 5.04, the parties shall cooperate with each other and use their respective commercially reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, publications and filings (the “Regulatory Materials”), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities.  ACNB and NW Bancorp shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to ACNB and NW Bancorp, as the case may be, that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable.  The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.

(e)          Notwithstanding anything to the contrary in Section 5.04(d), in no event shall ACNB and NW Bancorp be required to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining any necessary permits, consents, approvals and authorizations of any Governmental Entities, that would reasonably be expected to have a Material Adverse Effect on ACNB and NW Bancorp (any of which, a “Materially Burdensome Regulatory Condition”).

(f)           ACNB and NW Bancorp will use their commercially reasonable best efforts to ensure that the information relating to ACNB and NW Bancorp that is provided by ACNB and NW Bancorp, as applicable, for inclusion in the Proxy Statement/Prospectus or in any Regulatory Materials will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

Section 5.05 Taking of Necessary Action.  ACNB and NW Bancorp shall each use its reasonable best efforts in good faith, and each of them shall cause its Subsidiaries to use their reasonable best efforts in good faith, to take or cause to be taken all action necessary or desirable on its part so as to permit completion of the Merger as soon as practicable after the date hereof, including, without limitation, (a) obtaining the consent or approval of each Person whose consent or approval is required or desirable for consummation of the transactions contemplated hereby (including assignment of leases without any change in terms), provided that neither party or its Subsidiaries shall agree to make any payments or modifications to agreements in connection therewith without the prior written consent of the other party and (b) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the Merger pursuant to this Agreement.

Section 5.06 Indemnification; Insurance.

(a)         Indemnification.  For a period of six (6) years after the Effective Time, ACNB shall, to the fullest extent permitted by law or statute, (and except as may otherwise be limited by 12 CFR Part 359), indemnify each person entitled to indemnification from and of NW Bancorp and/or NWS Bank against all indemnifiable liabilities arising out of actions or omissions occurring at or prior to the Effective Time, under ACNB’s articles of incorporation and bylaws.  Provided, however, (i) ACNB shall not be required to indemnify such persons against civil monetary penalties, or fines, imposed or levied by any Bank Regulator, including but not limited to payments prohibited under 12 CFR Part 359, and (ii)  if the indemnified party whose expenses are advanced provides an undertaking (in reasonably and customary form) to repay to ACNB such advances if it is ultimately determined that such indemnified Person is not entitled to indemnification, ACNB shall advance expenses to the fullest extent permitted in accordance with its Articles and Bylaws.

(b)         Insurance. ACNB shall make an application for and purchase, to the extent a policy can be obtained, a directors’ and officers’ liability insurance policy providing coverage amounts not less than the coverage amounts provided under the NW Bancorp directors’ and officers’ liability insurance policy in effect as of the date of this Agreement and on terms generally no less favorable. Such policy shall cover persons who are currently covered by the NW Bancorp insurance policies for a period of four (4) years after the Effective Time; provided, however, that ACNB shall not be obligated to make annual premium payments for such four (4) year period which exceed 200% of the annual premium payment as the date of this Agreement (the “Maximum Amount”).  If the amount of the premiums necessary to procure such insurance coverage exceeds the Maximum Amount, ACNB shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount.

(c)          Assumption. In the event that at or after the Effective Time, ACNB or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 5.06.

Section 5.07 No Other Bids and Related Matters.  So long as this Agreement remains in effect, NW Bancorp shall not and shall not authorize or permit any of its directors, officers, employees or agents, to directly or indirectly (a) solicit, initiate or encourage any inquiries relating to, or the making of any proposal which relates to, an Acquisition Proposal, (b) recommend or endorse an Acquisition Proposal, (c) participate in any discussions or negotiations regarding an Acquisition Proposal, (d) provide any third party (other than the other party to this Agreement or an Affiliate of such party) with any nonpublic information in connection with any inquiry or proposal relating to an Acquisition Proposal, or (e) enter into an agreement with any other party with respect to an Acquisition Proposal. NW Bancorp will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than ACNB and the ACNB Subsidiaries with respect to any of the foregoing, and will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in this sentence of the obligations undertaken in this Section 5.07. NW Bancorp will notify ACNB orally (within two days) and in writing (within five (5) days) if any inquiries or proposals relating to an Acquisition Proposal are received or any such negotiations or discussions are sought to be initiated or continued.  Notwithstanding the foregoing, the board of directors of NW Bancorp may respond to, in a manner it deems appropriate, recommend or endorse, participate in any discussions, provide any third party with nonpublic information, or enter into an agreement regarding, unsolicited inquiries relating to an Acquisition Proposal, in each case, if the NW Bancorp Board of Directors shall have determined, in good faith after consultation with its legal and financial advisors, that the failure to do so would result in a breach of their fiduciary duties.  Nothing contained in this Agreement shall prevent NW Bancorp from complying with its obligation to pay the termination fee provided in Section 8.01.

Section 5.08 Duty to Advise; Duty to Update Disclosure Schedule. Each of ACNB and NW Bancorp shall promptly advise the other party of any change or event having or reasonably likely to have a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a breach of any of its representations, warranties or covenants set forth herein. ACNB and NW Bancorp shall each update its Disclosure Schedule as promptly as practicable after the occurrence of any event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in such Disclosure Schedule. The delivery of such updated Disclosure Schedule shall not relieve either party from liability for any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 6.01(c) or 6.02(c).

Section 5.09 Current Information.

(a)         Ongoing Communications. During the period from the date of this Agreement to the Effective Time, NW Bancorp and ACNB shall, cause one or more of its designated representatives to confer on a weekly or such other basis with representative of ACNB, as mutually determined, regarding their respective representations to each other regarding its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby. Not later than the third Tuesday after the end of each month, NW Bancorp shall provide to ACNB a NWS Bank balance sheet and statement of operations, without related notes, and a NW Bancorp general ledger for the immediately preceding month.  As soon as reasonably available, but in no event more than thirty (30) days after the end of each calendar quarter ending after the date of this Agreement, NW Bancorp will deliver to ACNB its quarterly report, and, as soon as reasonably available, but in no event more than ninety (90) days after the end of each fiscal year, NW Bancorp will deliver to ACNB its annual report.

(b)         Board Minutes. NW Bancorp shall provide to ACNB a copy of the minutes (including supporting documentation and schedules) of any meeting of the board of directors or any Subsidiary, or any committee thereof, or any senior management committee, except to the extent the exclusion may be required for the board of directors to exercise its fiduciary duties under law or as may be required by applicable Bank Regulators, but in any event within fifteen (15) days of the meeting of such board or committee to which such minutes relate, except that with respect to any meeting held within fifteen (15) days of the Closing Date, such minutes shall be provided prior to the Closing Date.

(c)          During the period commencing on the date of this Agreement and ending at the Effective Time, NW Bancorp, not later than the third Tuesday after the end of each calendar month, shall provide to ACNB, in such electronic format as reasonably requested, investment, loan, deposit and borrowing information, in account and deposit level detail.

(d)         During the period commencing on the date of this Agreement and ending at the Effective Time, NW Bancorp, not later than the third Tuesday after the end of each month, shall provide to ACNB a written list of (i) all loans classified by it or any regulatory authority as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List,” or any other classification of similar import (ii) all commercial and mortgage loans classified as “non-accrual,” and (iii) all commercial loans classified as “in substance foreclosed.”

Section 5.10 Phase I Environmental Audit.  NW Bancorp shall permit ACNB to the extent it so elects within ninety (90) days of the date of this Agreement, at its own expense, to cause a “Phase I Environmental Audit” to be performed at any physical location owned or occupied by NW Bancorp or any of its Subsidiaries on the date hereof.

Section 5.11 Stockholders Meeting.

(a)         NW Bancorp shall promptly take all action necessary to properly call, convene and hold a special meeting of its stockholders as soon as practicable after the date on which the Registration Statement containing the Proxy Statement/Prospectus is declared effective, to consider and vote upon a proposal to approve and adopt this Agreement and the transactions contemplated hereby.  The NW Bancorp board of directors will recommend that the stockholders of NW Bancorp approve and adopt this Agreement and the transactions contemplated hereby and not withdraw, modify or change in any manner adverse to ACNB hereto such favorable recommendation; provided, however, that the board of directors of NW Bancorp may withdraw, modify or qualify such recommendation if it shall have determined, in good faith after consultation with its legal and financial advisers, that the failure to do so would result in a breach of its fiduciary duties and, in such event, may communicate the basis for its withdrawn, modified or qualified recommendation to its stockholders in the Proxy Statement/Prospectus or an appropriate amendment or supplement thereto to the extent required by law.

(b)         NW Bancorp may postpone or adjourn its stockholders meeting to the extent it reasonably believes is necessary to ensure that any supplement or amendment to the Proxy Statement/Prospectus is provided sufficiently in advance of a stockholder vote on this Agreement and the Merger.

Section 5.12 Public Announcements.  Each of ACNB and NW Bancorp shall cooperate and shall cause its respective officers, directors, employees and agents to cooperate in good faith, consistent with their respective legal obligations, in the preparation and distribution of, and agree upon the form, substance and timing of, any press release related to this Agreement and the transactions contemplated hereby, and any other public disclosures related thereto, including without limitation, communications to shareholders and internal announcements and customer disclosures, but nothing contained herein shall prohibit either party from making any disclosure which its counsel deems necessary under applicable law.

Section 5.13 Maintenance of Insurance.  From the date hereof until the Effective Time, ACNB and NW Bancorp shall maintain, and cause its respective Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business.

Section 5.14 Maintenance of Books and Records.  From the date hereof until the Effective Time, ACNB and NW Bancorp shall maintain, and cause its respective Subsidiaries to maintain, books of account and records in accordance with GAAP applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered in accordance with this Agreement.

Section 5.15 Taxes.  ACNB and NW Bancorp shall file, or cause to be filed, all federal, state, and local Tax Returns required to be filed by them or its respective Subsidiaries on or before the date such returns are due (including any extensions) and shall pay or cause to be paid all Taxes shown to be due on such Tax Returns on or before the date such payment is due.  All agreements or arrangements the principal purpose of which is Tax sharing or allocation among NW Bancorp and its Subsidiaries, shall be terminated as of the Effective Time.

Section 5.16 Employee Benefits.

(a)         ACNB or its Subsidiaries shall: (i) provide NW Bancorp’s and NWS Bank’s employees who become employees of ACNB or its Subsidiaries credit for all years of service with NW Bancorp or any of its Subsidiaries and predecessors, prior to the Effective Time for the purpose of eligibility to participate and vesting and (ii) cause to be credited any deductibles incurred by NWS Bank employees and their beneficiaries and dependents during the portion of the calendar year prior to their participation in the benefit plans of ACNB after the Effective Time with the objective that there be no double counting during the year in which the Effective Time occurs of such deductible. ACNB and its Subsidiaries agree to honor, or to cause to be honored, in accordance with their terms to the extent allowed by law, all vested or accrued benefit obligations to, and contractual rights of NW Bancorp’s current and former employees, including, without limitation, any benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event).  NW Bancorp or its Subsidiary shall amend, freeze, merge or terminate any NW Bancorp Benefit Plan effective before the Effective Time at the request of ACNB, provided any such action shall be in compliance with applicable laws.

(b)         Nothing in this Section 5.16, express or implied shall require ACNB to maintain any specific benefit plan of NW Bancorp or to guarantee employment of any employee for any period of time after the Effective Time.

Section 5.17 System Conversion.  NW Bancorp shall perform and shall cause its officers and employees to perform all actions necessary and appropriate to permit a timely, orderly, and cost effective conversion of computer, data processing, core operations, and platform systems at the Effective Time or as soon as practicable thereafter, including but not limited to undertaking and performing team meetings, data mapping, preparation of test files, and payment of any and all reasonable upfront conversion fees or expenses, in connection therewith such amount shall be mutually agreed upon with ACNB.

Section 5.18 Former NWS Bank Branches.  After the Effective Time, and for at least two (2) years thereafter, ACNB will operate the former NWS Bank branches as “New Windsor Bank, a division of ACNB Bank” unless the Board of Directors of ACNB shall determine otherwise upon approval of at least 80% of the Board of Directors of ACNB in connection with an acquisition of a Maryland bank, or the acquisition of ACNB.

Section 5.19 ACNB and ACNB Bank Board.

(a)  ACNB Board.  No later than seven (7) days prior to the initial filing date of the Registration Statement by ACNB with the SEC, NW Bancorp shall propose two (2) Persons who (a) are approved by ACNB’s Board of Directors, (b) meet the requirements of  ACNB’s Amended and Restated Articles of Incorporation and bylaws, (c) meet the eligibility requirements for a director of ACNB or requirements of any Regulatory Authority relating to ACNB, and  (d) meet any NASDAQ listing and independence requirements (“the NW Bancorp Nominees”). NW Bancorp shall submit the names of the NW Bancorp Nominees no later than seven (7) days prior to the initial filing date of the Registration Statement by ACNB with the SEC.  Such NW Bancorp Nominees shall have agreed to execute any consent required to be filed with the Registration Statement.

(b) ACNB Bank Board.  On the Closing Date, the NW Bancorp Nominees proposed by NW Bancorp and approved by ACNB’s Board of Directors and subject to (a) compliance with the ACNB Bank’s Amended and Restated Articles of Incorporation and bylaws, (b) such Persons meeting the eligibility requirements for a director of ACNB Bank or any Regulatory Authority relating to ACNB and ACNB Bank, (c) approval of such Persons by ACNB (which approval will not otherwise be unreasonable withheld, determined in the ACNB’s discretion), and (d) such Persons meeting any NASDAQ listing and independent requirements, shall be appointed as directors of ACNB Bank, each to hold office until his successor is elected and qualified or otherwise in accordance with applicable law, and ACNB Bank’s Amended and Restated Articles of Incorporation and bylaws.

Section 5.20 Severance.  ACNB shall and shall cause ACNB Bank to use its best efforts to continue the employment of all current employees in positions that will contribute to the successful performance of the combined organization. Provided such employee executes a customary form of release, ACNB agrees to and agrees to cause ACNB Bank to provide severance pay, as set forth below, to any active employee of NW Bancorp or any NW Bancorp Subsidiary whose employment is terminated within twelve (12) months of the Effective Time if (i) such employee’s position is eliminated or (ii) such employee is not offered or retained in comparable employment (i.e., a position of generally similar job description, responsibilities, and pay) with ACNB or any ACNB Subsidiary, excluding any employee (a) who is being paid under an existing employment, change in control agreement, severance agreement, or other agreement (other than the NW Bancorp Change in Control Protection Plan, as amended (the “Protection Plan”)), (b) whose employment is terminated for cause, or (c) who voluntarily leaves employment with NW Bancorp or NWS Bank or ACNB Bank.  ACNB shall honor the Protection Plan that existed as of July 1, 2016.  Additionally, for those employees not subject to individual change in control or employment agreements and who are not entitled to twenty-six (26) weeks or more of severance under the Protection Plan, ACNB shall provide up to one (1) additional week of severance for each year of service, (in addition to the benefits under the existing Protection Plan) in order for the employee to receive the customary benefit of two (2) weeks of severance for each year of service up to twenty-six (26) weeks of severance in total, provided that the twenty-six (26) week limitation shall not result in the reduction of amounts payable under the Protection Plan based on years of service in excess of twenty-six (26) years.  Employees not subject to NW Bancorp severance plans shall receive severance equal to two (2) weeks’ pay for each full year of continuous service with a minimum severance benefit of four (4) weeks’ pay and a maximum severance benefit of twenty-six (26) weeks’ pay. Terminated employees will have the right to continue coverage under the respective group health plan in accordance with the terms of the plan and IRC 4980(f) or 40 P.S. § 756.2 et seq.  During the severance payment term or until the employee is enrolled in another health plan, whichever occurs first, ACNB or the ACNB Subsidiaries will continue to pay the employer’s share of medical benefits that it pays for its employees generally, provided that any coverage period required under IRC 4980B or 40 P.S. § 756.2 shall run concurrently with the period that ACNB or ACNB’s Subsidiaries pays the employer’s share of health coverage.

Section 5.21 Regulatory Conditions.  In the event of the imposition of any conditions, restrictions or requirements in connection with the regulatory approvals required by Section 6.01(d) that ACNB determines would materially reduce the benefits of the Merger as provided in Section 6.01(d), ACNB shall use its commercially reasonable efforts to obtain the removal of any such condition, restriction or requirement and NW Bancorp shall use its commercially reasonable efforts to assist ACNB in this regard.

Section 5.22 Affiliate Letters.  NW Bancorp shall use its best efforts to cause each person who may be deemed to be an Affiliate of NW Bancorp, to execute and deliver to ACNB as soon as practicable after the Date of this Agreement an Affiliate’s letter in the form attached hereto as Exhibit H.

Section 5.23 Dividends.  After the Date of this Agreement and prior to the Effective Time, ACNB and NW Bancorp shall coordinate with the other with respect to the declaration of any regular quarterly dividends in respect of NW Bancorp Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of NW Bancorp Common Stock shall not receive two (2) dividends, or fail to receive one (1) dividend, for any quarter with respect to their shares of NW Bancorp Common Stock and any shares of ACNB Common Stock any such holder receives in exchange therefor in the Merger.

Section 5.24 Additional Agreements. In the case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including any merger between a Subsidiary of ACNB, on the one hand, and NW Subsidiary, on the other hand, or to vest ACNB with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall take all such action as may be reasonably requested by, and at the sole expense of ACNB.

Section 5.25 Retention. ACNB and NW Bancorp acknowledge that it may be appropriate to provide certain employees of NWS Bank who will not be retained as employees of ACNB or ACNB Bank with an incentive, in the form of a “retention” or “stay” bonus, to remain in the employ of NW Bancorp and/or NWS Bank until the Effective Time or such other time after the Effective Time.  NW Bancorp may adopt, in consultation with and approval of ACNB, a retention plan (the “Retention Plan”).  NW Bancorp and ACNB shall mutually agree with respect to the identification of such employees and the timing and amount of the payment of any such retention bonus pursuant to this Section 5.25.  No such payment made or agreed to prior to the Effective Time shall be considered in determining whether there has been a Material Adverse Effect on NW Bancorp.

Section 5.26 Conforming Accounting.   Upon written confirmation from ACNB that all conditions to closing set forth in Article VI have been satisfied or waived, at the request of ACNB, NW Bancorp and NWS Bank, as applicable, shall immediately prior to Closing establish and take such accruals and expenses as ACNB reasonably shall request.  In addition, prior to the Effective Time, at the request of ACNB, NW Bancorp shall (A) accrue and expense all expenses not previously reflected on the financial statements related to payment obligations under NW Bancorp or NWS Bank contractual obligations, including termination fees, deferred compensation plans, change in control plans, employment contracts and termination agreements and (B) pay any outstanding and unpaid penalties, fines, levies, or costs imposed, issued, levied, adjudicated, or pronounced against NW Bancorp or NWS Bank.

Section 5.27 Control of Operations.  Nothing contained in this Agreement shall give either ACNB or NW Bancorp, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.28 Rule 16b-3.  Prior to the Effective Time, ACNB and NW Bancorp shall take all steps as may be necessary or appropriate to cause the transaction contemplated by Article I and any other dispositions of equity securities of NW Bancorp (including derivative securities) or acquisitions of equity securities of ACNB in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.29 Year-End Audited Financial Statements. NW Bancorp shall obtain and provide to ACNB year-end audited financial statements for the year ended December 31, 2016 prepared in accordance with GAAP and containing no qualifications or limitations.

Section 5.30 NASDAQ Listing. ACNB shall take all commercially reasonable actions necessary for the shares of ACNB Common Stock to be issued to the holders of NW Bancorp Common Stock upon consummation of the Merger to have been authorized for listing on NASDAQ, subject to official notice of issuance, provided ACNB shall have used its reasonable best efforts to cause such authorization of listing on NASDAQ.

Section 5.31 Assumption of NW Bancorp Debt.  ACNB acknowledges that New Windsor Capital Trust I hold junior subordinated debentures issued by NW Bancorp and has issued preferred securities which are intended to be “qualified trust preferred securities” as defined in applicable regulatory capital guidelines, or which are eligible for such treatment as grandfathered trust preferred securities (“NW Bancorp Debt”).  ACNB agrees to execute and deliver one or more supplemental indentures, guarantees, and other instruments required for the due assumption to the extent required by the terms of such debt, guarantees, securities and other agreements.

Section 5.32 ACNB Board 2017 Annual Meeting Recommendation.   ACNB’s Board of Director’s undertakes to propose and recommend to its shareholders at the 2017 Annual Meeting of Shareholders an increase in the number of Directors that constitutes the whole Board of Directors of ACNB, in accordance with its Articles and Bylaws, by an amount sufficient for the appointment or election of the NW Bancorp Nominees immediately after the Effective Time.

Section 5.33 ACNB Post 2017 Annual Meeting and Corporate Governance Matters.  If the Shareholders of ACNB do not approve the increase in the number of ACNB Board Members at the 2017 Annual Meeting as provided in Sections 1.02(f) and 5.32 hereof, and in an amount necessary to accommodate the NW Bancorp Nominees, then the Board of Directors of ACNB shall take commercially reasonable steps that are consistent with Pennsylvania law, and ACNB’s Articles, Bylaws, and Nominating and Corporate Governance Committee Charter in order for the NW Nominees to be elected or appointed to the Board of Directors of ACNB as promptly as commercially possible under law in furtherance of the terms of this Agreement to commence as directors, immediately after the Effective Time.

ARTICLE VI
CONDITIONS

Section 6.01 Conditions to Obligations of NW Bancorp under this Agreement.  The obligations of NW Bancorp and NWS Bank hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by ACNB and ACNB Bank pursuant to Section 8.03 hereof:

(a)         Approval by Stockholders.  This Agreement shall have been approved and adopted by the stockholders of NW Bancorp by such vote as is required by the MGCL and NW Bancorp’s articles of incorporation and bylaws.

(b)         Representations and Warranties.  The representations and warranties of ACNB set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement (except to the extent such representations and warranties speak as of an earlier date) and as of the Closing Date as though made on and as of the Closing Date.  NW Bancorp shall have received a certificate signed on behalf of ACNB by the Chief Executive Officer and Chief Financial Officer of ACNB to the foregoing effect.

(c)          Performance of Obligations of ACNB, Acquisition Subsidiary and ACNB Bank.  ACNB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and NW Bancorp shall have received a certificate signed on behalf of ACNB by the Chief Executive Officer and the Chief Financial Officer of ACNB to the foregoing effect.

(d)         Approvals of Governmental Entities.  Procurement by NW Bancorp, NWS Bank, ACNB, Acquisition Subsidiary and ACNB Bank of all requisite approvals and consents of all Governmental Entities and the expiration of the statutory waiting period or periods relating thereto for all requisite approvals and consents for the transactions contemplated hereby remain in full force and effect, and no such approval or consent shall have imposed any condition, restriction, or requirement which the board of directors of NW Bancorp determines in good faith would individually or in the aggregate materially and adversely affect the business, operations, financial conditions, property or assets projected to be operated by the combined enterprise of NW Bancorp, ACNB, NWS Bank, and ACNB Bank.

(e)          No Injunction.  There shall not be in effect any order, decree or injunction of a court of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the completion of either of the transactions contemplated hereby.

(f)           No Material Adverse Change.   No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent, or otherwise), operations, business prospects, liquidity, income or financial condition of ACNB or the ACNB Subsidiaries shall have occurred since the date of this Agreement, which has had or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect with respect to ACNB.

(g)          Tax Opinion.  NW Bancorp shall have received an opinion of Miles & Stockbridge PC, special tax counsel to NW Bancorp, dated as of the Closing Date to the effect that the Merger constitutes a reorganization under Section 368(a) of the IRC.  In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of NW Bancorp, ACNB and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

(h)         Registration Statement.  The Registration Statement shall be effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement and all approvals deemed necessary by NW Bancorp’s counsel from state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

(i)             Debt Assumption.  ACNB shall have executed and delivered, subject to the effectiveness of the Merger, all supplemental and other documents required to be executed prior to the Effective Time to effect the assumption of NW Bancorp’s Debt.

(j)            NASDAQ Listing.  The shares of ACNB Common Stock to be issued in the Merger shall be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.

(k)         Employment Agreement.  ACNB Bank and the individual delineated on Schedule 1 shall have entered into an Employment Agreement in the form attached as Exhibit D.

(l)             NW Bancorp Board Nominees. All requisite corporate action shall have been taken by ACNB such that the NW Bancorp Nominees can commence as directors of ACNB immediately after the Effective Time.

Section 6.02 Conditions to Obligations of ACNB under this Agreement.  The obligations of ACNB hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by ACNB pursuant to Section 8.03 hereof:

(a)         Approval by Shareholders.  This Agreement shall have been approved and adopted by the shareholders of NW Bancorp by such vote as is required by the MGCL and NW Bancorp’s articles of incorporation and bylaws.

(b)         Representations and Warranties.  The representations and warranties of NW Bancorp set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement (except to the extent such representations and warranties speak as of an earlier date) and as of the Closing Date as though made on and as of the Closing Date.  ACNB shall have received a certificate signed on behalf of ACNB by the Chief Executive Officer and Treasurer of NW Bancorp to the foregoing effect.

(c)          Performance of Obligations of NW Bancorp.  NW Bancorp shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and ACNB shall have received a certificate signed on behalf of NW Bancorp by the Chief Executive Officer and Treasurer of NW Bancorp to the foregoing effect.

(d)         Approvals of Governmental Entities.  Procurement by ACNB, Acquisition Subsidiary, ACNB Bank, NW Bancorp and NWS Bank of all requisite approvals and consents of all Governmental Entities, and the expiration of the statutory waiting period or periods relating thereto for the transactions contemplated hereby; all requisite approvals and consents for the transactions contemplated hereby remain in full force and effect; and no such approval or consent shall have imposed any condition, restriction, or requirement which the board of directors of ACNB determines in good faith would individually or in the aggregate materially and adversely affect the economic or business benefits to ACNB of the transactions contemplated hereby, the business or financial conditions of ACNB on a consolidated basis, or the business presently operated by or projected to be operated by or business prospects of the combined enterprise of NW Bancorp, ACNB, NWS Bank,  ACNB Bank, and any other ACNB or NW Bancorp Subsidiary.

(e)          No Injunction.  There shall not be in effect any order, decree or injunction of a court of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the completion of either of the transactions contemplated hereby or individually or in the aggregate, materially and adversely affects the business, operations, financial conditions, property or assets projected to be operated by the combined enterprise of NW Bancorp, ACNB, NWS Bank, and ACNB Bank.

(f)           Third Party Consents.  ACNB and ACNB Bank shall have received all consents and authorizations of any Persons, including landlords, that are necessary to permit the Merger be consummated without the violation of any material agreement, except to the extent that the failure to receive any such consent would not have a Material Adverse Effect on ACNB.

(g)          No Material Adverse Change.   No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent, or otherwise), operations, business prospects, liquidity, income or financial condition of NW Bancorp or the NW Bancorp Subsidiaries shall have occurred since the date of this Agreement, which has had or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

(h)         Tax Opinion.  ACNB shall have received an opinion of Bybel Rutledge LLP, special counsel to ACNB, dated as of the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the IRC.  In rendering its opinion such counsel may require and rely upon customary representations contained in certificates of officers of NW Bancorp, ACNB, and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

(i)             Dissenting Shares.  No more than eight percent (8%) of the issued and outstanding shares of NW Bancorp Common Stock shall be Dissenting Shares.

(j)            Penalties, Costs and Fines.  No penalties, fines, levies or costs shall have been imposed, levied, issued against, or pronounced by any Bank Regulator upon NW Bancorp, NWS Bank or their directors or officers that has not been paid in full and all terms and conditions thereof satisfied.

(k)         Registration Statement.  The Registration Statement shall be effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement and all approvals deemed necessary by ACNB’s counsel from state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

(l)             Affiliates Letter.  ACNB shall have received an Affiliate letter from each of the NW Bancorp Nominees, which letter shall be in customary form and have such other provisions as ACNB may reasonably require, in the form attached hereto as Exhibit H.

(m)     Employee Matters.  ACNB shall have received an executed Acknowledgement and Release in the form of “Exhibit B” and in the form of “Exhibit C” from the respective executives delineated on Schedule 1; an Employment Agreement in the form of “Exhibit D” from the executive delineated on Schedule 1; Change in Control Agreements with the executives delineated on Schedule 1 in the form of Exhibit E; and Noncompetition Agreements with the executives delineated on Schedule 1 in the form of “Exhibit F.

(n)         NASDAQ Listing. The shares of ACNB Common Stock to be issued in the Merger shall be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.

(o)         Debt Assumption.  ACNB shall have received all executed counterpart documents necessary for the assumption of NW Bancorp Debt effective at Closing.

(p)         NW Bancorp Board Nominees. All requisite corporate action shall have been taken by ACNB such that the NW Bancorp Nominees can commence as directors of ACNB immediately after the Effective Time. ACNB shareholders shall have taken all action required by law, the ACNB Articles and Bylaws, regulations and rules in connection with the transactions contemplated by this Agreement.

ARTICLE VII
TERMINATION, WAIVER AND AMENDMENT

Section 7.01 Termination.  This Agreement may be terminated on or at any time prior to the Closing Date:

(a)         By the mutual consent, in writing, of the parties hereto if the Board of Directors at each so determine by vote of the majority of its entire Board;

(b)         By ACNB or NW Bancorp:

(i)                         If the Closing Date shall not have occurred on or before November 30, 2017, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect its agreements set forth in this Agreement required to be performed or observed by such party on or before the Closing Date; or

(ii)                      If either party has received a final un-appealable administrative order from a Governmental Entity whose approval or consent has been requested that such approval or consent will not be granted, or will not be granted absent the imposition of terms and conditions which would not permit satisfaction of the conditions set forth at Section 6.01 or 6.02 hereof, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect its agreements set forth herein required to be performed or observed by such party on or before the Closing Date;

(c)          by NW Bancorp in writing if ACNB has, or by ACNB in writing if NW Bancorp has, breached (i) any covenant or undertaking contained herein or (ii) any representation or warranty contained herein, which in the case of a breach by ACNB would have a Material Adverse Effect on ACNB or in the case of a breach by NW Bancorp would have a Material Adverse Effect on NW Bancorp, in any case, if such breach has not been substantially cured by the earlier of thirty (30) days after the date on which written notice of such breach is given to the party committing such breach or the Effective Time unless on such date such breach no longer causes a Material Adverse Effect;

(d)         by either ACNB or NW Bancorp if the NW Bancorp’s stockholder meeting shall have occurred and the NW Bancorp’s stockholders shall have not approved and adopted this Agreement by the requisite vote; provided, however, that no termination right shall exist hereunder if prior to such stockholder vote the board of directors of NW Bancorp shall have withdrawn, modified or changed in a manner adverse to ACNB its approval or recommendation of this Agreement and the transactions contemplated thereby; or

(e)          by either ACNB or NW Bancorp if NW Bancorp’s Board of Directors shall have determined in good faith after consultation with its legal and financial advisers, taking into account, all relevant factors, including, without limitation all legal, financial, regulatory and other aspects of an unsolicited Acquisition Proposal and the Person making the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, that failure to agree to or endorse the Acquisition Proposal and terminate this Agreement would result in a breach of their fiduciary duties under applicable law; provided however, that this Agreement may be terminated pursuant to this Section 7.01(e) only after the fifth business day following written notice to ACNB (which notice shall specify the material terms and conditions of any such Acquisition Proposal, including the identity of the party making such Acquisition Proposal, and such notice shall also include a copy of the relevant proposed transaction agreements with the party making such Acquisition Proposal and other material documents) advising ACNB that NW Bancorp is prepared to accept such Acquisition Proposal (it being agreed that the delivery of such notice shall not entitle NW Bancorp to terminate this Agreement pursuant to this Section 7.01(e) or any other provision of this Agreement) and only if (i) during such five (5) business day period, NW Bancorp has caused its financial and legal advisors to negotiate with ACNB in good faith (to the extent ACNB chooses to negotiate) to make such adjustments in the terms and conditions of this Agreement such that the board of directors of NW Bancorp no longer believes it has to terminate this Agreement in order to comply with their fiduciary duties, and (ii) NW Bancorp has considered such adjustments in the terms and conditions of this Agreement resulting from such negotiations and has concluded in good faith, based upon consultation with its financial and legal advisers, that it must enter into the Acquisition Proposal even after giving effect to the adjustments proposed by ACNB and further provided that such termination shall not be effective until NW Bancorp has paid the NW Bancorp Termination Fee to ACNB.

(f)           by NW Bancorp, if the NW Bancorp board of directors so determines by a majority vote of its members, at any time during the five (5) business day period commencing with the Determination Date, (“Five Day Period”) if both of the following conditions are satisfied:

(i)                         the ACNB Ratio shall be less than 0.80; and

(ii)                      the ACNB Ratio shall be less than the number obtained by subtracting 0.15 from the Index Ratio;

subject to the following three sentences. If NW Bancorp elects to exercise its termination right pursuant to this Section 7.01(f), it shall give prompt written notice to ACNB; provided that such notice of election to terminate may be withdrawn at any time within the Five Day Period.

For purposes of this Section 7.01(f), the following terms shall have the meanings indicated below:

“ACNB Determination Date Market Share Price” shall be ACNB Market Share Price ending on the Determination Date.

“ACNB Ratio” means the quotient obtained by dividing ACNB Determination Date Market Share Price by the Initial ACNB Market Share Price.

“Determination Date” shall mean the seventh calendar day immediately preceding the Closing Date, or if such date is not a trading day, the last trading day immediately preceding such calendar day.

“Final Index Price” means the closing price of the KBW Nasdaq Bank Index as of the Determination Date.

“Index Group” means the KBW Nasdaq Bank Index.

“Index Ratio” means the quotient obtained by dividing the Final Index Price by the Initial Index Price.

“Initial Index Price” means the closing price of the KBW Nasdaq Bank Index as of the Starting Date.

“Initial ACNB Market Share Price” means $27.30 per share.

“Starting Date” means the last trading day before the date of this Agreement.

Section 7.02 Effect of Termination.  If this Agreement is terminated pursuant to Section 7.01 hereof, this Agreement shall forthwith become void (other than Section 5.03 and Section 8.01 hereof, which shall remain in full force and effect), and there shall be no further liability on the part of ACNB or NW Bancorp to the other, except for any liability arising out of any uncured willful material breach of any covenant or other agreement contained in this Agreement or any willful or fraudulent breach of a representation or warranty.

ARTICLE VIII
MISCELLANEOUS

Section 8.01 Expenses.

(a)         Except as set forth in Section 8.01(b) and (c), each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and legal counsel.

(b)         If (i) this Agreement is terminated by either party pursuant to Section 7.01(c), then the non-terminating party shall be liable to the other for actual out-of-pocket costs and expenses, including without limitation, the reasonable fees and expenses of financial consultants, accountants, and legal counsel, incurred by such other party in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder (“Expenses”); provided, however, liability of the non-terminating party for Expenses pursuant to this Section 8.01(b) shall not exceed Four Hundred Thousand Dollars ($400,000.00).  The payment of Expenses shall constitute an exclusive remedy and upon delivery of such payment, the non-terminating party shall have no further obligations to the terminating party pursuant to the Agreement.

(c)          If NW Bancorp fails to complete the Merger after the occurrence of one of the following events, and ACNB shall not be in material breach of this Agreement, NW Bancorp shall within one (1) business day of the event, pay ACNB by wire transfer of immediately available funds a fee of $1,300,000.00 (the “NW Bancorp Termination Fee”):

(i)                         NW Bancorp terminates this Agreement pursuant to Section 7.01(e) hereof;

(ii)                      a Person or group (as that term is defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than ACNB, ACNB Bank, or an Affiliate of ACNB, enters into an agreement, letter of intent or memorandum of understanding with NW Bancorp or any NW Bancorp Subsidiary which relates to an Acquisition Proposal;

(iii)                   NW Bancorp authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend, or propose an agreement to enter into an Acquisition Proposal;

(iv)                  the NW Bancorp stockholders vote but fail to approve and adopt this Agreement at the NW Bancorp meeting of stockholders or the NW Bancorp meeting of stockholders is cancelled, if prior to the stockholder vote or cancellation:

(A)                   the NW Bancorp Board of Directors shall have recommended that the stockholders of NW Bancorp approve or accept an Acquisition Proposal with any Person other than ACNB, Acquisition Subsidiary, ACNB Bank or an Affiliate of ACNB; or

(B)                   NW Bancorp shall have materially breached its obligation under Section 5.11 by failing to call, give notice of, convene and hold the NW Bancorp meeting of stockholders in accordance with Section 5.11;

And in the case of both (A) and (B), prior thereto, (1) there has been an announcement of an Acquisition Proposal by a person or group (as that term is defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than ACNB, ACNB Bank, or an Affiliate of ACNB, and (2) in the instance where the NW Bancorp stockholders meeting is held, such person or group shall have not withdrawn such Acquisition Proposal at least twenty (20) days prior to the NW Bancorp stockholders meeting.

Section 8.02 Non-Survival.  All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants, other than those covenants that by their terms are to be performed after the Effective Time, including without limitation the covenants set forth in Sections 1.02(c),(d),(e),(f),(g),(h),(i),(j),(k),(l),(m),(r), 5.06, 5.07, 5.16 through 5.21, 5.32 and 8.01, hereof which shall survive the Merger, shall terminate at the Effective Time.

Section 8.03 Amendment, Extension and Waiver.  Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of either party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained in Articles V and VI hereof or otherwise, provided that any amendment, extension or waiver granted or executed after stockholders of NW Bancorp have approved this Agreement shall not modify either the amount or the form of the Merger Consideration to be provided hereby to holders of NW Bancorp Common Stock upon consummation of the Merger or otherwise materially adversely affect the shareholders of NW Bancorp or ACNB without the approval of the shareholders who would be so affected. This Agreement may not be amended except by an instrument in writing authorized by the respective boards of directors of ACNB and NW Bancorp and signed, by duly authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 8.04 Entire Agreement.  This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written and oral, with respect to its subject matter. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, expressed or implied, except for Section 5.06 is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities.

Section 8.05 No Assignment.  Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

Section 8.06 Notices.  All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested) addressed as follows:

(a)                                 If to ACNB, ACNB Bank, or Acquisition Subsidiary to:

ACNB Corporation

16 Lincoln Square

P.O. Box 3129

Gettysburg, PA  17325

Attention: Thomas A. Ritter, President and Chief Executive Officer

Telecopy No.: 717-338-2130

E-mail: tritter@acnb.com

With copy to:

Bybel Rutledge LLP

1017 Mumma Road, Suite 302

Lemoyne, PA  17043

Attention: Nicholas Bybel, Jr., Esquire

Telecopy No.: 717-731-8205

E-mail: bybel@bybelrutledge.com

(b)                                 If to NW Bancorp or NWS Bank, to:

New Windsor Bancorp, Inc.

222 E. Baltimore Street

Taneytown, MD  21787

Attention: Tom N. Rasmussen, President and Chief Executive Officer

Telecopy No.: 410-751-1018

E-mail:  trasmussen@newwindsorbank.com

With copy to:

BuckleySandler LLP

1250 24th Street NW, Suite 700

Washington, DC  20037

Attention: Noel M. Gruber, Esquire

Telecopy No.: 202-349-8080

E-mail: ngruber@buckleysandler.com

Section 8.07 Captions.  The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

Section 8.08 Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.  This Agreement shall become binding when one or more counterparts hereof individually or taken together, shall bear the signature of all the persons reflected hereon as the signatories.  A facsimile, electronic, or similar reproduction of a signature by one or any of the undersigned shall be treated as an execution in writing for purposes of the execution of this Agreement.

Section 8.09 Severability.  If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party, and shall be enforced to the greatest extent permitted by law.

Section 8.10 Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic internal law (without regard to its conflicts of law principles) of the Commonwealth of Pennsylvania except to the extent that the Federal laws of the United States of America shall apply.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:		ACNB CORPORATION

/s/ Celeste M. Miller	BY:	/s/ Thomas A. Ritter
Thomas A. Ritter,
President and Chief Executive Officer

ATTEST:		ACNB SOUTH ACQUISITION SUBSIDIARY, LLC

/s/ Celeste M. Miller	BY:	/s/ Thomas A. Ritter
Thomas A. Ritter
ACNB Corporation, Member

ATTEST:		ACNB BANK

/s/ Celeste M. Miller	BY:	/s/ James P. Helt
James P. Helt
President

ATTEST:		NEW WINDSOR BANCORP, INC.

/s/ Debra L. Shaughney	BY:	/s/ Tom N. Rasmussen
Tom N. Rasmussen,
President and Chief Executive Officer

ATTEST:		NEW WINDSOR STATE BANK

/s/ Debra L. Shaughney	BY:	/s/ Tom N. Rasmussen
Tom N. Rasmussen,
President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

SCHEDULE 1

1.  The following executives shall execute Exhibit B:

Andrew P. Heck

Lisa Monthley

2.  The following executives shall execute Exhibit C:

Tom N. Rasmussen

3.  The following executives shall execute Exhibit D:

Tom N. Rasmussen

4.  The following executives shall execute Exhibit E:

Andrew P. Heck

Lisa Monthley

5.  The following executives shall execute Exhibit F:

Andrew P. Heck

Lisa Monthley

Exhibit A

FORM OF NEW WINDSOR BANCORP, INC.

LETTER AGREEMENT

November      , 2016

ACNB Corporation

16 Lincoln Square

P.O. Box 3129

Gettysburg, PA17325

Ladies and Gentlemen:

ACNB Corporation (“ACNB”), ACNB South Acquisition Subsidiary LLC (“Acquisition Subsidiary”), and New Windsor Bancorp, Inc. (“NW Bancorp”) and New Windsor State Bank (“NWS Bank”) are entering into concurrently herewith an Agreement and Plan of Reorganization to be dated as of November      , 2016 (the “Agreement”).

Pursuant to the proposed Agreement, whereby, among other things, and subject to the terms and conditions set forth therein NW Bancorp will merge with and into Acquisition Subsidiary, with Acquisition Subsidiary surviving the merger (the “Merger”).

ACNB has requested, as a condition to its willingness to enter into the Agreement, that each of the undersigned, being a director or executive officer of NW Bancorp, executes and delivers to ACNB this Letter Agreement.

I understand that ACNB is requiring, as an inducement to its execution and delivery to NW Bancorp of the Agreement, that I execute and deliver to ACNB this Letter Agreement.

The undersigned, solely in his or her individual capacity as a stockholder, (and not as a fiduciary, trustees, financial advisor, or advisor, including as a director or executive officer of NW Bancorp), in order to induce ACNB to execute and deliver to NW Bancorp the Agreement, and intending to be legally bound, hereby irrevocably agrees as follows:

1.              I agree to be present (in person or by proxy) at all meetings of stockholders of NW Bancorp called to vote for approval and adoption of the Agreement and the transactions contemplated thereby, so that all shares of NW Bancorp common stock over which I have or exercise sole or shared voting power, including those held in a voting trust, individually or, to the extent of my proportionate interest, jointly with other persons, (collectively, my “Covered Shares”) will be counted for the purpose of determining the presence of a quorum at such meetings.

2.              I agree to vote, or cause to be voted, (a) for approval and adoption of the Agreement and the transactions contemplated thereby, and (b) against any action that is intended, or could reasonably be expected to impede, interfere with, delay, postpone, or adversely affect the transaction contemplated in the Agreement, all Covered Shares over which I exercise voting power, and I will use my best efforts to cause all Covered Shares over which I share voting power, including those held in a voting trust jointly with other persons, to be voted for in the same manner.

3.              I hereby revoke any and all previous proxies granted with respect to the Covered Shares.

4.              Through the earlier of (a) the receipt of the requisite approval and adoption of the Agreement and the transactions contemplated thereby by the stockholders of NW Bancorp, or (b) termination of the Agreement in accordance with its terms, I agree not to directly or indirectly offer, sell, transfer or otherwise dispose of any Covered Shares; provided, however, that I may make a bona fide gift of shares or transfer of shares for estate planning or similar purposes prior to that date as long as the recipient agrees to vote such shares for approval and adoption of the Agreement and agrees, in writing, to be bound by all the terms hereof as if an original signatory hereto.

5.              I hereby agree that any shares of NW Bancorp common stock or other voting securities of NW Bancorp with respect to which beneficial ownership is acquired by the undersigned, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such NW Bancorp common stock or upon exercise or conversion of any securities of NW Bancorp, if any, after the date hereof shall automatically become subject to the terms of this Letter Agreement;

6.              I hereby represent that I own of record or beneficially, good and valid title to the Covered Shares free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests, voting trusts or agreements, or impositions, except as expressly disclosed herein.

7.              ACNB recognizes that, with respect to any Covered Shares which have been pledged to a third party (as specifically identified below), I may not be able to control the voting or disposition of such shares if contrary to the terms of such pledge, and that any act or failure to act on my part which is required by such pledge shall not be deemed a violation hereof.

8.              I represent that I have the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles.

9.              Irreparable damage would occur in the event any of the provisions of this Letter Agreement are not performed in accordance with the terms hereof, and therefore ACNB shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity to which it may be entitled.

The agreements contained in this Letter Agreement shall apply to me solely in my capacity as a shareholder of NW Bancorp, and no agreement contained in this Letter Agreement shall apply to me in my capacity as a director, officer or employee of NW Bancorp or NWS Bank.  In addition, nothing contained in this Letter Agreement shall be deemed to apply to, or limit in any manner, my obligations to comply with my fiduciary duties as an officer or director, as applicable, of NW Bancorp or NWS Bank.

This Letter Agreement shall be effective upon acceptance by ACNB.  Nothing herein shall be deemed to vest in ACNB any direct or indirect ownership or incidence of ownership of or with respect to any shares of common stock of NW Bancorp.

If any term or provision of this Letter Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Letter Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, ACNB and the undersigned shall negotiate in good faith to modify this Letter Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

The undersigned agrees that, in the event of his or her breach of this Letter Agreement, ACNB shall be entitled to such remedies and relief against the undersigned as are available at law or in equity.  The undersigned acknowledges that there is not an adequate remedy at law to compensate ACNB for a violation of this Letter Agreement, and irrevocably waives, to the extent permitted by law, any defense that he or she might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief, or other equitable relief.  The undersigned agrees to the granting of injunctive relief without the posting of any bond or other securities and further agrees that, if any bond or other securities shall be required, such bond or other securities shall be in a nominal amount.

This Letter Agreement shall terminate concurrently with, and be of no further force and effect concurrently with, and automatically upon the earlier to occur of (a) the consummation of the Merger, or (b) any termination of the Agreement in accordance with its terms, except that any such termination shall be without prejudice to ACNB’s rights arising out of any willful breach of any covenant or representation contained herein.

This Letter Agreement shall be effective upon acceptance by ACNB and may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.

[Signature Page Follows]

The undersigned intends to be legally bound hereby.

Sincerely,

Name

Title

Number of pledged Covered Shares (if any):

Accepted:

ACNB CORPORATION

BY:
Thomas A. Ritter,
President and Chief Executive Officer

Exhibit B

ACKNOWLEDGEMENT AND RELEASE

This Amendment (“Amendment”) is made as of November               , 2016, by and among New Windsor Bancorp (“NW Bancorp”), New Windsor State Bank (“NWS Bank”), ACNB Corporation (“ACNB”), and ACNB Bank, and                              [(“Executive”/ “Employee”)].

WITNESSETH:

WHEREAS, [Executive/Employee] is now serving as                                        of NWS Bank; and

WHEREAS, Bank and [Executive/Employee] [are parties to that certain                              Agreement dated as of                     (“CIC Agreement”) and] have entered into a Participation Agreement (“Participation Agreement”) under the New Windsor State Bank Amended and Restated Change in Control Protection Plan (“CCPP Plan”) [(collectively the “Executive Agreements”)] pursuant to which, among other things, [Executive/Employee] would be entitled to benefits upon a “Change in Control” as defined therein; and

WHEREAS, NW Bancorp, NWS Bank, ACNB, ACNB Bank, and ACNB South Acquisition Subsidiary, LLC (“Acquisition Subsidiary”) are entering into an Agreement and Plan of Reorganization (“Merger Agreement”) pursuant to which NW Bancorp will merge with and into the Acquisition Subsidiary with Acquisition Subsidiary surviving and NWS Bank will merge with and into ACNB Bank with ACNB Bank surviving (“Merger”);

WHEREAS, the Merger will constitute a “Change in Control” of NW Bancorp and NWS Bank under the [Executive Agreements/CCPP];

WHEREAS, upon consummation of the Merger, [Executive/Employee] is to be employed in the position of                        by ACNB Bank; and

WHEREAS, NW Bancorp, NWS Bank, ACNB, ACNB Bank, and [Executive/Employee] desire to enter into this Amendment in light of the pending Merger, which Amendment shall only become effective upon the consummation of the Merger on the Closing Date at the Effective Time as provided for in the Merger Agreement.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound hereby, [Executive/Employee], NW Bancorp, ACNB, NWS Bank, and ACNB Bank agree as follows:

1.                                      At the Effective Time, [Executive/Employee] is to be employed in the position of                                      by ACNB Bank.

2.                                      [Executive/Employee] hereby agrees that the Merger shall not constitute a Change in Control for purposes of the [Executive Agreements/CCPP] and [Executive/Employee] shall not be entitled to any payment under the [Executive Agreements/CCPP], including for a termination for Good Reason as defined in the respective agreements.  [Notwithstanding the previous sentence, in the event that Executive is terminated without Cause (as defined in the respective Executive Agreement) within            (             ) year(s) of the Effective Date of the Merger, the Executive shall be entitled to be paid a lump sum cash payment within thirty (30) days of the date of termination equal to                  times the Executive’s then current annual salary plus               (    ) time(s) the average bonus paid to Executive during the calendar year of Executive’s date of termination and the two (2) calendar years immediately preceding Executive’s date of termination.]

3.                                      [Effective with the consummation of the Merger, the CIC Agreement is hereby amended so that all references therein to Bancorp and Bank shall be deemed references to ACNB Corporation and ACNB Bank, and ACNB and ACNB Bank as successor to NW Bancorp and NWS Bank respectively shall be responsible for all of the obligations of NW Bancorp and NWS Bank.]

4.                                      Effective with the consummation of the Merger, the [Executive’s/Employee’s] rights under the CCPP shall terminate and cease and the Participation Agreement shall be null and void and of no further legal force or effect.

5.                                      [Except as amended by this Amendment, the CIC Agreement shall continue in full force and effect and shall continue after consummation of the Merger and after the Effective Time.]  This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. The Amendment shall constitute an Amendment under the Executive Agreement.

6.                                      This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

7.                                      This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators, successors, and to the extent permitted, assigns.

8.                                      This Amendment shall terminate upon a termination of the Merger Agreement in accordance with its terms.

In Witness Whereof, the parties have executed this Amendment as of the day and year first above written.

ATTEST:	NEW WINDSOR BANCORP, INC.

BY:
Tom N. Rasmussen
President and Chief Executive Officer

ATTEST:	NEW WINDSOR STATE BANK

BY:
Tom N. Rasmussen
President and Chief Executive Officer

ATTEST:	ACNB CORPORATION

BY:
Thomas A. Ritter
Chief Executive Officer

ATTEST:	ACNB BANK

BY:
James P. Helt
President

WITNESS:	[EXECUTIVE/EMPLOYEE]

Exhibit C

ACKNOWLEDGEMENT AND RELEASE

This Agreement (“Agreement”) is made as of November                , 2016, by and among New Windsor Bancorp (“NW Bancorp”), New Windsor State Bank (“NWS Bank”), ACNB Corporation (“ACNB”), ACNB Bank, and                     (“Executive”).

WITNESSETH:

WHEREAS, Executive is now serving as                             of NWS Bank; and

WHEREAS, NWS Bank and Executive are parties to that certain Employment Agreement dated as of May 17, 2016 (“Employment Agreement”) and has entered into a Participation Agreement (“Participation Agreement”) under the New Windsor State Bank Amended and Restated Change in Control Protection Plan (“CCPP Plan”) and a Participation Agreement under the New Windsor State Bank Supplemental Executive Retirement Plan dated May 1, 2016 (“SERP”) (collectively the “Executive Agreements”) pursuant to which, among other things, Executive would be entitled to benefits upon a “Change in Control” as defined therein; and

WHEREAS, NW Bancorp, NWS Bank, ACNB, ACNB Bank, and ACNB South Acquisition Subsidiary, LLC (“Acquisition Subsidiary”) are entering into an Agreement and Plan of Reorganization (“Merger Agreement”) pursuant to which NW Bancorp will merge with and into the Acquisition Subsidiary with Acquisition Subsidiary surviving and NWS Bank will merge with and into ACNB Bank with ACNB Bank surviving (“Merger”);

WHEREAS, the Merger will constitute a “Change in Control” of NW Bancorp and NWS Bank under the Executive Agreements;

WHEREAS, upon consummation of the Merger, Executive is to be employed in the position of                  of New Windsor Bank, a division of ACNB Bank, by ACNB Bank;  and

WHEREAS, NW Bancorp, ACNB, NWS Bank, and ACNB Bank and Executive desire to enter into this Agreement in light of the pending Merger, which Agreement shall only become effective upon the consummation of the Merger on the Closing Date at the Effective Time as provided for in the Merger Agreement.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound hereby, Executive, NW Bancorp, NWS Bank, ACNB, and ACNB Bank agree as follows:

1.             At the Effective Time, Executive is to be employed in the position of                    of New Windsor Bank, a division of ACNB Bank, by ACNB Bank, in accordance with and pursuant to the terms of the Employment Agreement by and between ACNB Bank and                      dated November      , 2016.

2.             Executive hereby agrees that the Merger shall not constitute a Change in Control for purposes of the Employment Agreement and CCPP Plan and Executive shall not be entitled to any payment under the Employment Agreement and CCPP Plan, including for a termination for Good Reason as defined in the respective agreements.

3.             Executive’s current Account balance under the SERP shall be rolled over to another deferred compensation plan to the extent permitted by law.

4.             Effective with the consummation of the Merger, the Executive’s rights under the  Executive Agreements shall terminate and cease and the Executive Agreements shall be null and void and of no further legal force or effect. Executive hereby releases ACNB and ACNB Bank and their successors from any obligations under the Executive Agreements.

5.             This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

6.             This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators, successors, and to the extent permitted, assigns.

7.             This Agreement shall terminate upon a termination of the Merger Agreement in accordance with its terms.

In Witness Whereof, the parties have executed this Agreement as of the day and year first above written.

ATTEST:	NEW WINDSOR BANCORP, INC.

BY:
D. Arthur Seibel, Jr.
Chairman of the Board

ATTEST:	NEW WINDSOR STATE BANK

BY:
D. Arthur Seibel, Jr.
Chairman of the Board

ATTEST:	ACNB CORPORATION

BY:
Thomas A. Ritter
Chief Executive Officer

ATTEST:	ACNB BANK

BY:
James P. Helt
President

WITNESS:	EXECUTIVE

Exhibit D

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the     day of November, 2016, between ACNB BANK (“Bank”), a Pennsylvania state-chartered bank having a place of business at 16 Lincoln Square, Gettysburg, Pennsylvania, 17325, and Tom N. Rasmussen (“Executive”), an individual residing in Maryland.

WITNESSETH:

WHEREAS, the Bank is a subsidiary of ACNB Corporation (“Corporation”);

WHEREAS, Corporation, Bank, ACNB South Acquisition Subsidiary, LLC (“Acquisition Subsidiary”), New Windsor Bancorp, Inc. (“NW Bancorp), and New Windsor State Bank (“NWS Bank”) are entering into an Agreement and Plan of Reorganization (“Merger Agreement”) pursuant to which NW Bancorp will merge with and into the Acquisition Subsidiary with Acquisition Subsidiary surviving and NWS Bank will merge with and into Bank with Bank surviving (“Merger”);

WHEREAS, Executive is the President and Chief Executive Officer of NW Bancorp and NWS Bank, and is a party to an employment agreement with NWS Bank dated May 17, 2016 (“New Windsor Agreement”) and the NWS Bank Amended and Restated Change-In-Control Protection Plan dated May 1, 2016 (“CCPP Plan”), pursuant to which Executive is entitled to certain benefits and compensation upon certain occurrences following a change of control of NWS Bank;

WHEREAS, Executive is party to the New Windsor State Bank Supplemental Executive Retirement Plan dated May 1, 2016 (“SERP”);

WHEREAS, pursuant to the Merger Agreement, the Bank has agreed to offer Executive the position of Market President of New Windsor Bank, a division of ACNB Bank and the rights and benefits contained in this employment agreement;

WHEREAS, as an inducement for Corporation, Bank, and Subsidiary to enter into the Merger Agreement, Executive agrees to terminate and waive any rights under the New Windsor  Agreement, the CCPP Plan, and the SERP, and enter into this Agreement;

WHEREAS, this Agreement is intended to supersede and replace in its entirety the New Windsor Agreement and the CCPP Plan; and

WHEREAS, Executive desires to serve the Bank in an executive capacity under the terms and conditions set forth herein.

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AGREEMENT:

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.                                      Employment. The Bank hereby employs Executive and Executive hereby accepts employment with the Bank, under the terms and conditions set forth in this Agreement.

2.                                      Duties of Executive. Executive shall serve as the Executive Vice President of the Bank and Market President of New Windsor Bank, a division of ACNB reporting only to the Board of Directors and the President of the Bank or his designee. Executive shall have such other duties and hold such other titles as may be given to him from time to time by the Board of Directors of the Bank.

3.                                      Engagement in Other Employment. Executive shall devote all of his working time, ability and attention to the business of the Bank and/or its subsidiaries or affiliates during the term of this Agreement. The Executive shall notify the President of the Bank and the Board of Directors of the Bank in writing before the Executive engages in any other business or commercial duties or pursuits, including, but not limited to, directorships of other companies. Under no circumstances may the Executive engage in any business or commercial activities, duties or pursuits which compete with the business or commercial activities of the Corporation, the Bank and/or any of their subsidiaries or affiliates, nor may the Executive serve as a director or officer or in any other capacity in a company which competes with the Corporation, the Bank and/or any of their subsidiaries or affiliates. Executive shall not be precluded, however, from engaging in voluntary or philanthropic endeavors, from engaging in activities designed to maintain and improve his professional skills, or from engaging in activities incident or necessary to personal investments, so long as they are, in the Board’s reasonable opinion, not in conflict with or detrimental to the Executive’s rendition of services on behalf of the Corporation, the Bank and/or any of their subsidiaries or affiliates. Executive may serve on the civic, charitable, and professional associations or groups as delineated on Schedule I for three years after the Closing Date and thereafter subject to the prior written approval of the President of the Bank.

4.                                      Term of Agreement.

(a)                                 This Agreement shall be for a three (3) year period (the “Employment Period”) beginning on the Closing Date of the Merger as defined in the Merger Agreement, and if not previously terminated pursuant to the terms of this Agreement, the Employment Period shall end three (3) years later (the “Initial Term”). The Employment Period shall be extended automatically for one (1) additional year on the first annual anniversary date of the commencement of the Initial Term, and then on each anniversary date of this Agreement thereafter, unless the Bank or Executive gives contrary written notice to the other not less than one hundred eighty (180) days before any such anniversary date so that upon the anniversary date if notice had not been previously given as provided in this Section 4(a), the

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Employment Period shall be and continue for a three (3) year period thereafter. References in the Agreement to “Employment Period” shall refer to the Initial Term of this Agreement and any extensions to the Initial Term of this Agreement. It is the intention of the parties that this Agreement be “Evergreen” unless (i) either party gives written notice to the other party of his or its intention not to renew this Agreement as provided above or (ii) this Agreement is terminated pursuant to Section 4(b) hereof.

This Agreement shall terminate automatically and be null and void upon a termination of the Merger Agreement in accordance with Article VII of the Merger Agreement.

(b)                                 Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically for Cause (as defined herein) upon written notice from the Board of Directors of the Bank to Executive. As used in this Agreement, “Cause” shall mean any of the following:

(i) Executive’s conviction of or plea of guilty or nolo contendere to a felony, a crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Executive for a period of twenty (20) consecutive days or more;

(ii) Executive’s failure to follow the good faith lawful instructions of the Board of Directors of the Bank with respect to its operations, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice;

(iii) Executive’s willful failure to substantially perform Executive’s duties to the Bank, other than a failure resulting from Executive’s incapacity because of physical or mental illness, as provided in subsection (d) of this Section 4, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice;

(iv) Executive’s intentional violation of the provisions of this Agreement, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice;

(v) dishonesty or gross negligence of Executive in the performance of his duties;

(vi) Executive’s (1) removal or prohibition from being an institutional-affiliated party by a final order of an appropriate banking agency or (2) communication from an appropriate banking agency having jurisdiction over the Bank (a) instructing the Bank to terminate Executive’s employment, (b) objecting to or disapproving Executive’s employment by the Bank, or (c) indicating that

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Executive is no longer an acceptable selection to serve in the capacity of the Executive Vice President of the Bank or Market President of New Windsor Bank, a division of ACNB Bank;

(vii) intentional or willful misconduct by Executive as determined by an affirmative vote of seventy-five percent (75%) of the disinterested members of the Board of Directors of the Bank which brings public discredit to the Corporation or the Bank and which results or may be reasonably expected to result in material financial or other harm to the Corporation or the Bank;

(viii) Executive’s breach of fiduciary duty involving personal profit;

(ix) unlawful harassment by Executive against employees, customers, business associates, contractors or vendors of the Corporation or the Bank which results or may be reasonably expected to result in material liability to the Corporation or the Bank, as determined by an affirmative vote of seventy-five percent (75%) of the disinterested independent members of the Board of Directors of the Bank, following an investigation of the claims by a third party unrelated to the Corporation or the Bank chosen by the Executive, the Corporation and the Bank. If the Executive, the Corporation and the Bank do not agree on said third party, then as chosen by an affirmative vote of seventy-five percent (75%) of the disinterested independent members of the Board of Directors of the Corporation;

(x) the willful violation by Executive of the provisions of Sections 9, 10 or 11 hereof, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice;

(xi) the willful violation of any law, rule or regulation governing banks or bank officers or any final cease and desist order issued by a bank regulatory authority;

(xii) theft or abuse by Executive of the Corporation’s or the Bank’s property or the property of the Corporation’s or the Bank’s customers, employees, contractors, vendors or business associates;

(xiii) any act of fraud, misappropriation or personal dishonesty;

(xiv) insubordination as determined by an affirmative vote of seventy-five percent (75%) of the Board of Directors of the Bank, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice; or

(xv) the existence of any material conflict between the interests of the Corporation or the Bank and Executive that is not disclosed in writing by Executive

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to the Corporation and the Bank and approved in writing by the Boards of Directors of the Corporation and the Bank.

Before taking any vote under subparagraphs (vii), (ix) or (xiv) above, all which require notice, Executive shall be entitled to appear before the Board and present Executive’s position as to any issues about which Executive has been notified by the Board in writing. Such appearance shall be within a reasonable period of time following written notice to Executive of the issues, but in no event longer than thirty (30) days after the date of said written notice.

If this Agreement is terminated for Cause, all of Executive’s rights under this Agreement shall cease as of the effective date of such termination, except for the rights under Paragraph 22 hereof with respect to arbitration.

(c)                                  Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically upon Executive’s voluntary termination of employment (other than in accordance with Section 6 of this Agreement) for Good Reason. The term “Good Reason” shall mean, unless agreed to in writing by Executive, (i) the assignment of duties and responsibilities inconsistent with Executive’s status as the Executive Vice President of the Bank, (ii) a reassignment which requires Executive to move his principal residence or his office more than fifty (50) miles from the Bank’s principal executive office immediately prior to this Agreement, (iii) any removal of Executive from office or any material adverse change in the terms and conditions of Executive’s employment, except for any termination of Executive’s employment for Cause, unless such change is applicable to all executive vice presidents, (iv) any reduction in Executive’s Annual Base Salary as in effect on the date hereof, except in the case of extraordinary under or nonperformance as determined by the ACNB Compensation Committee; or (v) any failure of the Bank to provide Executive with benefits at least as favorable as those enjoyed by Executive during the Employment Period under any of the pension, life insurance, medical, health and accident, disability or other employee plans of the Bank, or the taking of any action that would materially reduce any of such benefits unless such reduction is part of a reduction applicable to all executives.

Executive shall, within ninety (90) days of the occurrence of any of the foregoing events, provide notice to the Bank of the existence of the condition and provide the Bank thirty (30) days in which to cure such condition. In the event that the Bank does not cure the condition within thirty (30) days of such notice, Executive may resign from employment for Good Reason by delivering written notice (“Notice of Termination”) to the Bank.

If such termination occurs for Good Reason prior to the second anniversary date of this Agreement, then the Bank shall pay Executive an amount equal to and no greater than 2.0 times Executive’s Agreed Compensation as defined in subsection

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(g) of Section 4, and shall be payable in twenty-four (24) equal monthly installments and shall be subject to federal, state and local tax withholdings commencing within thirty (30) days of termination of employment. In addition, for a period of two (2) years from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive during the two (2) years prior to his termination of employment, or, if the Bank cannot provide such benefits because Executive is no longer an employee, the Bank shall reimburse Executive in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable.

If such termination occurs for Good Reason after the second anniversary date of this Agreement, then the Bank shall pay Executive an amount equal to and no greater than 1.0 times Executive’s Agreed Compensation as defined in subsection (g) of Section 4, and shall be payable in twelve (12) equal monthly installments and shall be subject to federal, state and local tax withholdings, commencing within thirty (30) days of termination of employment. In addition, for a period of one (1) year from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive during the two (2) years prior to his termination of employment, or, if the Bank cannot provide such benefits because Executive is no longer an employee, the Bank shall reimburse Executive in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable.

(d)                                 Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically upon Executive’s Disability and Executive’s rights under this Agreement shall cease as of the date of such termination; provided, however, that Executive shall nevertheless be entitled to receive an amount equal to and no greater than seventy-five percent (75%) of Executive’s Agreed Compensation as defined in subsection (g) of this Section 4, less amounts payable under any disability plan of the Bank, until the earliest of (i) Executive’s return to employment, (ii) his attainment of age sixty-five (65), (iii) his death, or (iv) the end of the then existing Employment Period. In addition, Executive shall receive for such period a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive during the two (2) years prior to his disability, or, if Bank cannot provide such benefits because Executive is no longer an employee, Bank shall reimburse Executive in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if

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applicable. For purposes of this Agreement, the Executive shall have a Disability if Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank.

(e)                                  In the event that Executive terminates his employment without Good Reason or as a result of a Disability as defined in Section 4(d), all of Executive’s rights under this Agreement shall cease as of the effective date of such termination, except for the rights under Paragraph 22 hereof with respect to arbitration.

(f)                                   Executive agrees that in the event his employment under this Agreement is terminated, Executive shall resign as a director of the Corporation or the Bank, or any affiliate or subsidiary thereof, if he is then serving as a director of any of such entities.

(g)                                  The term “Agreed Compensation” shall equal Executive’s Annual Base Salary under the Agreement.

5.                                      Employment Period Compensation.

(a)                                 Annual Base Salary. For services performed by Executive under this Agreement, the Bank shall pay Executive an Annual Base Salary during the Employment Period at the rate of $230,000.00 per year, minus applicable withholdings and deductions, payable at the same times as salaries are payable to other executive employees of the Bank. The Bank may increase Executive’s Annual Base Salary, and any and all such increases shall be deemed to constitute amendments to this Section 5(a) to reflect the increased amounts, effective as of the date established for such increases by the Board of Directors of the Bank or any committee of such Board in the resolutions authorizing such increases.

(b)                                 Bonus. For services performed by Executive under this Agreement, Bank shall pay Executive the bonuses as provided on Exhibit A. In addition, Bank may, from time to time, pay a bonus or bonuses to Executive as the Bank or an affiliate thereof, in its sole discretion, deems it appropriate. The payment of any such bonuses shall not reduce or otherwise affect any other obligation of the Bank to Executive provided for in this Agreement.

(c)                                  Paid Time-Off. During the term of this Agreement, Executive shall be entitled to paid time-off in accordance with the manner and amount provided under the paid

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time-off plan currently in effect. Executive shall be able to accumulate unused paid time-off from one (1) year to the next not to exceed forty-five (45) days in total. However, Executive shall not be entitled to receive any additional compensation from the Bank for failure to take a vacation, except to the extent authorized by the Boards of Directors of the Corporation and the Bank.

(d)                                 Employee Benefit Plans. During the term of this Agreement, Executive shall be entitled to participate in or receive the benefits of any employee benefit plan currently in effect at the Bank, subject to the terms of said plan, until such time that the Board of Directors of the Bank authorize a change in such benefits. The Bank shall not make any changes in such plans or benefits which would adversely affect Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Bank and does not result in a proportionately greater adverse change in the rights of or benefits to Executive as compared with any other executive officer of the Bank. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Executive pursuant to Section 5(a) hereof.

(e)                                  Executive Life Insurance and Long Term Care.  During the term of this Agreement, Executive shall be entitled to participate in or receive the benefits of the executive life insurance plan and long term care program currently in effect at the Bank, subject to the terms of said plan, until such time that the Board of Directors of the Bank authorize a change in such benefits.

(f)                                   Business Expenses. During the term of this Agreement, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him, which are properly accounted for, in accordance with the policies and procedures established by the Board of Directors of the Bank for its executive officers.

(g)                                  Executive Deferred Retirement Plan. During the term of this Agreement, Executive may participate in ACNB’s Executive Deferred Retirement Plan under the terms and conditions of the plan. In addition, the Bank shall contribute thirty-five thousand dollars ($35,000) per year to ACNB’s Executive Deferred Retirement Plan on Executive’s behalf.

6.                                      Termination of Employment Following Change in Control.

(a)                                 If a Change in Control (as defined in Section 6(b) of this Agreement) shall occur and (1) Executive is involuntarily terminated without Cause within two (2) years of a Change in Control or (2) if Executive terminates employment for Good Reason as defined in Section 4(c) within one hundred eighty (180) days of the Change in Control, then the provisions of Section 7 of this Agreement shall apply.

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(b)                                 As used in this Agreement, “Change in Control” shall mean the occurrence of any of the following, provided the event constitutes a change in control within the meaning of Code Section 409A and the rules, regulations and guidance promulgated thereunder:

(i) any “person” (as such term is defined in Code Section 409A and any Revenue Guidance or Treasury Regulations issued thereunder), other than the Corporation or the Bank or any “person” who on the date hereof is a director or officer of the Corporation or the Bank, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation or the Bank representing thirty (30%) percent or more of the total voting power of the Corporation’s or the Bank’s then outstanding securities;

(ii) any “person” or more than one “person” acting as a group acquires ownership of stock of the Corporation or the Bank that together with stock held by such person or group constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Corporation or the Bank; or,

(iii) during any period of one (1) year during the term of Executive’s employment under this Agreement, individuals who at the beginning of such one (1) year period constitute the Board of Directors of the Corporation or the Bank cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds (2/3) of the directors then in office who were directors at the beginning of the period.

7.                                      Rights in Event of Termination Following a Change in Control. In the event that Executive terminates employment for Good Reason as defined in Section 4(c) within one hundred eighty (180) days of a Change in Control or Executive is involuntarily terminated without Cause after a Change in Control (as defined in Section 6(b) of this Agreement), Executive shall be entitled to receive the compensation and benefits set forth below:

The Bank shall pay Executive a lump sum amount equal to and no greater than 2.99 times Executive’s Agreed Compensation as defined in subsection (g) of Section 4, minus applicable taxes and withholdings, within thirty (30) days of termination of employment. In addition, for a period of two (2) years from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive during the two (2) years prior to his termination of employment, or, if the Bank cannot provide such benefits because Executive is no longer an employee, the Bank shall reimburse Executive in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable.

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However, in the event the payment described herein, when added to all other amounts or benefits provided to or on behalf of the Executive in connection with his termination of employment, would result in the imposition of an excise tax under Section 4999 of the Code, such payments shall be retroactively reduced to the extent necessary to avoid such excise tax imposition.  Upon written notice to Executive, together with calculations of Corporation’s independent auditors, Executive shall remit to Corporation the amount of the reduction plus such interest as may be necessary to avoid the imposition of such excise tax.  Notwithstanding the foregoing or any other provision of this contract to the contrary, if any portion of the amount herein payable to the Executive is determined to be non-deductible pursuant to the regulations promulgated under Section 280G of the Code, then Corporation shall be required only to pay to Executive the amount determined to be deductible under Section 280G.

8.                                      Rights in Event of Termination of Employment Absent Change in Control. In the event that Executive’s employment is involuntarily terminated by the Bank without Cause prior to the second anniversary date of this Agreement and no Change in Control shall have occurred at the date of such termination, the Bank shall pay Executive an amount equal to and no greater than 2.0 times Executive’s Agreed Compensation as defined in subsection (g) of Section 4, and shall be payable in twenty-four (24) equal monthly installments and shall be subject to federal, state and local tax withholdings commencing within thirty (30) days of termination of employment. In addition, for a period of two (2) years from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive during the two (2) years prior to his termination of employment, or, if the Bank cannot provide such benefits because Executive is no longer an employee, the Bank shall reimburse Executive in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable.

In the event that Executive’s employment is involuntarily terminated by the Bank without Cause after the second anniversary date of this Agreement and no Change in Control shall have occurred at the date of such termination, the Bank shall pay Executive an amount equal to and no greater than 1.0 times Executive’s Agreed Compensation as defined in subsection (g) of Section 4, and shall be payable in twelve (12) equal monthly installments and shall be subject to federal, state and local tax withholdings commencing within thirty (30) days of termination of employment. In addition, for a period of one (1) year from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive during the two (2) years prior to his termination of employment, or, if the Bank cannot provide such benefits because Executive is no longer an employee, the Bank shall reimburse Executive in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed

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prior to termination, subject to Code Section 409A if applicable.

9.                                      Covenant Not to Compete.

(a)                                 Executive hereby acknowledges and recognizes the highly competitive nature of the business of the Corporation and the Bank and accordingly agrees that, during and for the applicable period set forth in Section 9(c) hereof, Executive shall not, except as otherwise permitted in writing by the Bank:

(i) be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which the Corporation or the Bank or any of their subsidiaries are engaged during the Employment Period, and remain so engaged at the end of the Employment Period, in any county in which a branch, office or other facility of the Corporation or the Bank is located during the Employment Period or in any county contiguous to such county (the “Non-Competition Area”);

(ii) provide financial or other assistance to any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which the Corporation or the Bank or any of their subsidiaries are engaged during the Employment Period, and remain so engaged at the end of the Employment Period, in the Non-Competition Area;

(iii) directly or indirectly solicit persons or entities who were customers or referral sources of the Corporation, the Bank or their subsidiaries within six (6) months of Executive’s termination of employment, to become a customer or referral source of a person or entity other than the Corporation, the Bank or their subsidiaries; or,

(iv) directly or indirectly solicit employees of the Corporation, the Bank or their subsidiaries who were employed within two (2) years of Executive’s termination of employment to work for anyone other than the Corporation, the Bank or their subsidiaries.

(b)                                 It is expressly understood and agreed that, although Executive and the Corporation and the Bank consider the restrictions contained in Section 9(a) hereof reasonable for the purpose of preserving for the Corporation and the Bank and their subsidiaries their goodwill and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 9(a) hereof is an unreasonable or otherwise

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unenforceable restriction against Executive, the provisions of Section 9(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

(c)                                  The provisions of this Section 9 shall be applicable, commencing on the date of this Agreement and ending on the second anniversary date of the effective date of termination of employment.

10.                               Unauthorized Disclosure. During the term of his employment hereunder, or at any later time, Executive shall not, without the written consent of the Board of Directors of the Bank or a person authorized thereby, knowingly disclose to any person, other than an employee of the Corporation or the Bank or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties as an executive of the Bank, any material confidential information obtained by him while in the employ of the Bank with respect to any of the Corporation’s and the Bank’s services, products, improvements, formulas, designs or styles, processes, customers, methods of business, or any business practices the disclosure of which could be or will be damaging to the Corporation or the Bank; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Executive or any person with the assistance, consent or direction of Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Corporation and the Bank or any information that must be disclosed as required by law.

11.                               Work Made for Hire. Any work performed by Executive under this Agreement should be considered a “Work Made for Hire” as the phrase is defined by the U.S. Copyright Act of 1976 and shall be owned by and for the express benefit of the Bank and its affiliates and subsidiaries. In the event it should be established that such work does not qualify as a Work Made for Hire, Executive agrees to and does hereby assign to the Bank, and its affiliates and subsidiaries, all of his rights, title, and/or interest in such work product, including, but not limited to, all copyrights, patents, trademarks, and propriety rights.

12.                               Return of Company Property and Documents. Executive agrees that, at the time of termination of his employment, regardless of the reason for termination, he will deliver to the Bank and its affiliates and subsidiaries, any and all company property, including, but not limited to, keys, security codes or passes, mobile telephones, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, software programs, equipment, other documents or property, or reproductions of any of the aforementioned items developed or obtained by Executive during the course of his employment.

13.                               Liability Insurance. The Bank shall obtain liability insurance coverage for Executive

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under an insurance policy with similar terms as that which is currently covering officers and directors of the Bank against lawsuits, arbitrations or other legal or regulatory proceedings. Except for gross recklessness, willful misconduct, or commission of a criminal act, the Bank shall indemnify Executive to the fullest extent permitted by Pennsylvania law and the Bank’s bylaws, with respect to any threatened, pending or completed legal or regulatory action, suit or proceeding, brought against him by reason of the fact that he is or was an officer, executive or agent of the Bank or is or was serving at the request of the Bank or the Corporation as a director, officer, executive or agent of another person or entity. The indemnification contemplated herein shall only be provided to Executive if there is no insurance coverage for the payment of expenses incurred by Executive, in connection with any threatened, pending or completed legal or regulatory action, suit or proceeding, provided under any insurance policy in the name of or for the benefit of the Bank or Executive as the insured.

14.                               Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.

15.                               Survival. The provisions, rights and obligations of Paragraphs 9, 10, 11, 12, 13, and 22 shall survive the expiration or termination of this Agreement.

16.                               Section 409A.

(a)                                 If when Executive’s employment terminates, the Executive is a “specified employee,” as defined in Code Section 409A(a)(2)(B)(i), then despite any provision of this Agreement or other plan or agreement to the contrary, Executive will not be entitled to the payments until the earliest of: (a) the date that is at least six (6) months after Executive’s separation from service, as defined in Code Section 409A, for reasons other than Executive’s death, (b) the date of Executive’s death, or (c) any earlier date that does not result in additional tax or interest to Executive under Code Section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to Executive in a single lump sum with any remaining payments to commence in accordance with the terms of this Agreement or other applicable plan or agreement.

(b)                                 Any payments made pursuant to this Agreement, to the extent of payments made from the date of termination through March 15th of the calendar year following such date, are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) and thus payable pursuant to the “short-term deferral” rule set forth in Treas. Reg. §1.409A-1(b)(4); to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) made upon an involuntary termination from service and payable pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), to the maximum extent permitted by said provision.

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(c)                                  The parties hereto intend that any and all post-employment compensation under this Agreement satisfy the requirements of Section 409A or an exception or exclusion therefrom to avoid the imposition of any accelerated or additional taxes pursuant to Section 409A. Any terms not specifically defined shall have the meaning as set forth in Section 409A.

(d)                                 Notwithstanding the foregoing, no payment shall be made pursuant to this Agreement unless such termination of employment is a “separation of service” as defined in Code Section 409A.

17.                               Notices. Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Executive’s residence, in the case of notices to Executive, and to the principal executive office of the Bank, in the case of notices to the Bank.

18.                               Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and an executive officer specifically designated by the Board of Directors of the Bank. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

19.                               Assignment. This Agreement shall not be assignable by any party, except by the Corporation or Bank to any successor in interest to its respective business.

20.                               Entire Agreement. This Agreement supersedes any and all agreements, either oral or in writing, between the parties with respect to the employment of Executive by the Bank and/or the Corporation, including but not limited to the New Windsor Agreement, the SERP, and the CCPP Plan, except the Acknowledgement and Release dated November             , 2016.   This Agreement contains all the covenants and agreements between the parties with respect to employment.

21.                               Successors; Binding Agreement.

(a)                                 The Corporation or the Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the businesses and/or assets of the Corporation and the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place. Failure by the Corporation and the Bank to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a breach of this Agreement

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and the provisions of Section 7 of this Agreement shall apply. As used in this Agreement, “Corporation” and “Bank” shall mean the Corporation and the Bank, as defined previously and any successor to their respective businesses and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(b)                                 This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If Executive should die after a Notice of Termination is delivered by Executive, after a Change in Control, or following termination of Executive’s employment without Cause, and any amounts would be payable to Executive under this Agreement if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or, if there is no such designee, to Executive’s estate.

22.                               Arbitration. The Bank and Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement (except for any enforcement sought with respect to Sections 9, 10, 11 or 12 which may be litigated in court, including an action for injunction or other relief) are to be submitted for resolution, in Gettysburg, Pennsylvania, to the American Arbitration Association (the “Association”) in accordance with the Association’s National Rules for the Resolution of Employment Disputes or other applicable rules then in effect (“Rules”). The Bank or Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules. The Bank and Executive may, as a matter of right, mutually agree on the appointment of a particular arbitrator from the Association’s pool. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania, but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, the Bank and Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein or any enforcement sought with respect to Sections 9, 10, 11 or 12 of this Agreement, including an action for injunction or other relief.

23.                               Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

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24.                               Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles. In addition, in the event that the Corporation’s or the Bank’s regulators determine that this Agreement is not a safe and sound practice or in the event that 12 C.F.R. Part 359 applies, then the Bank shall only be required to make such payments as are permitted by the applicable regulatory agency.

25.                               Headings. The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	ACNB BANK

By
James P. Helt
President

WITNESS:	EXECUTIVE

Tom N. Rasmussen

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EXHIBIT A

Bonus

1.              Bank shall pay Executive an Initial Sign On Bonus of $100,000 upon completion of the transaction (the Closing Date as defined in the Merger Agreement) and the systems conversion, payable within thirty (30) days of the later of the Closing Date as defined in the Merger Agreement or the systems conversion date, minus applicable taxes and standard deductions.

2.              Bank shall pay Executive a bonus of $50,000 on the second anniversary date of the Closing Date of the Merger provided he is employed by the Bank on such date.

3.              Bank shall pay Executive an annual bonus as follows:

a.              $30,000.00 per year, minus applicable taxes and standard deductions, for the first three years of this Agreement if

a)                                     NWS Bank’s organic (non-M&A) loan growth increases by more than 5% per year, subject to Bank’s loan and approval policies, pricing and underwriting standards; and

b)                                     Executive is employed on the date such bonus is paid.

4.              After the third anniversary date of this Agreement, Executive shall be eligible to participate in Senior Executive Management Bonus Performance Plan, subject to the terms and conditions of such plan.

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SCHEDULE I

18

Exhibit E

CHANGE OF CONTROL AGREEMENT

THIS AGREEMENT is made as of the       day of November, 2016, between ACNB BANK (“ACNB Bank”) a state-chartered bank having a place of business at 16 Lincoln Square, Gettysburg, Pennsylvania, 17325 and                 (“Executive”), an individual (collectively the “Parties” and, individually, sometimes a “Party”).

W I T N E S S E T H:

WHEREAS, ACNB Bank is a subsidiary of ACNB Corporation (“ACNB”);

WHEREAS, ACNB, ACNB Bank, ACNB South Acquisition Subsidiary, LLC (“Acquisition Subsidiary”), New Windsor Bancorp, Inc. (“NW Bancorp), and New Windsor State ACNB Bank (“NWS Bank”) are entering into an Agreement and Plan of Reorganization (“Merger Agreement”) pursuant to which NW Bancorp will merge with and into the Acquisition Subsidiary with Acquisition Subsidiary surviving and NWS Bank will merge with and into ACNB Bank with ACNB Bank surviving (“Merger”);

WHEREAS, Executive is currently the                 of NWS Bank;

WHEREAS, Executive desires to serve ACNB Bank as                    after the Merger;

WHEREAS, this Agreement will become operative only upon a Change of Control (as defined herein); and

WHEREAS, the purpose of this Agreement is to define certain severance benefits that will be paid by ACNB in the event of a Change of Control (as defined herein), but is not intended to affect, nor does it affect, the terms of the Executive’s employment at will, in the absence of a Change of Control (as defined herein) of ACNB.

NOW THEREFORE, in consideration of the Executive’s service to ACNB Bank and entering into a Non-Competition and Non-Solicitation Agreement dated November    , 2016 and of the mutual covenants, undertakings and agreements set forth herein and intending to be legally bound hereby, the Parties agree as follows:

1.                                      TERM.  The term of the Agreement shall be effective as of the Closing Date, as defined in the Merger Agreement, and shall continue until the earlier of (a) the second anniversary date of the Closing Date as defined in the Merger Agreement or (b) until either Executive or ACNB Bank gives the other written notice of termination of employment, with or without cause; provided, however, that during the period of time between the execution of an agreement to effect a Change of Control (as defined herein) and the actual Date of Change of Control (as defined herein), termination of the Executive’s employment shall only be for Cause (as defined herein).

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2.                                      DEFINITION OF CAUSE.  The term “Cause” shall be defined, for purposes of this Agreement, as the occurrence of one or more of the following:

(i)                                     Executive’s failure to perform the duties assigned to him or her, other than a failure resulting from Executive’s incapacity because of physical or mental illness;

(ii)                                  Executive’s failure to follow the good faith lawful instructions of the President of ACNB Bank or his designee with respect to its operations;

(iii)                               Executive’s engagement in misconduct which is materially injurious to ACNB or ACNB Bank;

(iv)                              Executive’s intentional violation of the provisions of this Agreement;

(v)                                 Executive’s violation of any banking law or regulation, or any final cease and desist order issued by a bank regulatory authority;

(vi)                              Executive’s charge with, conviction of, or entering into a plea of nolo contender to a felony, a crime of falsehood, or to a crime involving moral turpitude;

(vii)                           Executive’s (1) removal or prohibition from being an institutional-affiliated party by a final order of an appropriate federal banking agency or (2) communication from an appropriate banking agency having jurisdiction over ACNB Bank (a) instructing ACNB Bank to terminate Executive’s employment, (b) objecting to or disapproving Executive’s employment by ACNB Bank, or (c) indicating that Executive is no longer an acceptable selection to serve in the capacity of the                  of ACNB Bank;

(viii)                        Executive’s commission of any act of moral turpitude or other illicit or illegal conduct which brings public discredit or results in financial loss to ACNB or ACNB Bank;

(ix)                              Executive’s dishonesty or gross negligence in the performance of his or her duties;

(x)                                 Executive’s breach of fiduciary duty involving personal profit;

(xi)                              unlawful harassment by the Executive against employees, customers, business associates, contractors, or vendors of ACNB or ACNB Bank which results or may be reasonably expected to result in material liability to ACNB or ACNB Bank;

(xii)                           theft or abuse by Executive of ACNB’s or ACNB Bank’s property or the property of ACNB’s or ACNB Bank’s customers, employees, contractors, vendors, or business associates;

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(xiii)                        Executive’s commission of any act of fraud, misappropriation, or personal dishonesty;

(xiv)                       insubordination as determined by an affirmative vote of seventy-five percent (75%) of the Board of Directors of ACNB Bank; or

(xv)                          the existence of any material conflict between the interests of ACNB or ACNB Bank and the Executive that is not disclosed in writing by the Executive to ACNB and ACNB Bank and approved in writing by the Boards of Directors of ACNB and ACNB Bank.

3.                                      DEFINITION OF CHANGE OF CONTROL.  As used in this Agreement, “Change in Control” shall mean the occurrence of any of the following, provided the event constitutes a change in control within the meaning of Code Section 409A and the rules, regulations and guidance promulgated thereunder

(a)                                 any “person” (as such term is defined in Code Section 409A and any Revenue Guidance or Treasury Regulations issued thereunder), other than ACNB or ACNB Bank or any “person” who on the date hereof is a director or officer of ACNB or ACNB Bank, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of ACNB or ACNB Bank representing thirty (30%) percent or more of the total voting power of ACNB’s or ACNB Bank’s then outstanding securities;

(b)                                 any “person” or more than one “person” acting as a group acquires ownership of stock of ACNB or ACNB Bank that together with stock held by such person or group constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of ACNB or ACNB Bank; or,

(c)                                  during any period of one (1) year during the term of Executive’s employment under this Agreement, individuals who at the beginning of such one (1) year period constitute the Board of Directors of ACNB or ACNB Bank cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds (2/3) of the directors then in office who were directors at the beginning of the period.

4.                                      DEFINITION OF DATE OF CHANGE OF CONTROL.  For purposes of this Agreement, the “Date of Change of Control” shall mean:

(a)                                 the first date on which a single person and/or entity, or group of affiliated persons and/or entities, acquire beneficial ownership of thirty percent (30%) or more of

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the voting securities of ACNB or ACNB Bank;

(b)                                 the first date on which any person acquires more than fifty percent (50%) of the total fair market value or total voting power of the stock of ACNB or ACNB Bank; or

(c)                                  the date on which individuals who formerly constituted a majority of the Board of Directors of ACNB Bank or ACNB ceased to be a majority within a one year period under Section 3(c) hereof.

5.                                      PAYMENTS UPON TERMINATION.  In the event that a Change in Control as defined in Section 3 of this Agreement has occurred and Executive is terminated without Cause as defined in Section 2 of this Agreement, Executive shall be entitled to receive the compensation set forth below:

ACNB Bank shall pay Executive an amount equal to and no greater than               times the Executive’s Agreed Compensation as defined in subsection Paragraph 6, minus applicable taxes and withholdings, which shall be payable in                        (        ) equal monthly installments beginning within thirty (30) days of Executive’s termination.  In the event the payment described herein, when added to all other amounts or benefits provided to or on behalf of the Executive in connection with his or her termination of employment, would result in the imposition of an excise tax under Code Section 4999, such payments shall be retroactively (if necessary) reduced to the extent necessary to avoid such excise tax imposition.  Upon written notice to Executive, together with calculations of ACNB Bank’s independent auditors, Executive shall remit to ACNB Bank the amount of the reduction plus such interest as may be necessary to avoid the imposition of such excise tax.  Notwithstanding the foregoing or any other provision of this contract to the contrary, if any portion of the amount herein payable to the Executive is determined to be non-deductible pursuant to the regulations promulgated under Section 280G of the Code, then ACNB Bank shall be required only to pay to Executive the amount determined to be deductible under Section 280G.

Notwithstanding any other provision, in the event that Executive is determined to be a key employee as that term is defined in Section 409A of the Code, no payment that is determined to be deferred compensation subject to Section 409A of the Code shall be made until one day following six months from the date of separation of service as that term is defined in Section 409A of the Code.

6.                                      DEFINITION OF “EXECUTIVE’S AGREED COMPENSATION”.  For purposes of this Agreement, “Executive’s Agreed Compensation” shall be defined as the Executive’s fixed, gross, base annual salary then in effect as determined by the Board from time to time and shall not include any benefits, bonuses, incentives or other compensation.

7.                                      UNAUTHORIZED DISCLOSURE.  During the term of his employment hereunder, or at any later time, the Executive shall not, without the written consent of the Boards of Directors of ACNB and ACNB Bank or a person authorized thereby,

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knowingly disclose to any person, other than a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his or her duties as an Executive of ACNB and ACNB Bank, any material confidential information obtained by him or her while in the employ of ACNB and ACNB Bank with respect to any of ACNB’s and ACNB Bank’s services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or will be damaging to ACNB or ACNB Bank; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive or any person with the assistance, consent or direction of the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by ACNB’s and ACNB Bank or any information that must be disclosed as required by law.

8.                                      RETURN OF COMPANY PROPERTY AND DOCUMENTS.  The Executive agrees that, at the time of termination of his or her employment, regardless of the reason for termination, he or she will deliver to ACNB, ACNB Bank and their subsidiaries and affiliates, any and all company property, including, but not limited to, keys, security codes or passes, mobile telephones, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, software programs, equipment, other documents or property, or reproductions of any of the aforementioned items developed or obtained by the Executive during the course of his employment.

9.                                      NOTICES.  Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Executive’s residence, in the case of notices to Executive, and to the principal Executive offices of ACNB and ACNB Bank, in the case of notices to ACNB and ACNB Bank.

10.                               WAIVER.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and an Executive officer specifically designated by the Boards of Directors of ACNB and ACNB Bank.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

11.                               ASSIGNMENT.  This Agreement shall not be assignable by any party, except by ACNB and ACNB Bank to any successor in interest to their respective businesses.

12.                               ENTIRE AGREEMENT.  This Agreement supersedes any and all agreements, either oral or in writing, between the parties with respect to the employment of the Executive by ACNB Bank and/or ACNB and this Agreement contains all the covenants and agreements between the parties with respect to employment, except for the Acknowledgment and Release by and among NW Bancorp, NWS Bank, ACNB, ACNB

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Bank, and                  dated November      , 2016.

13.                               NO EMPLOYMENT CONTRACT.  This Agreement is not an employment contract.  Nothing contained herein shall guarantee or assure Executive of continued employment by ACNB or ACNB Bank.  Rather, ACNB Bank’s obligations to Executive hereunder shall arise only if Executive continues to be employed by ACNB Bank in his or her present or in a higher capacity and, then, only in the event the conditions described herein for payment to Executive have been met.

14.                               SUCCESSORS; BINDING AGREEMENT.

(a)                                 ACNB and ACNB Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the businesses and/or assets of ACNB and ACNB Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that ACNB and ACNB Bank would be required to perform it if no such succession had taken place.  Failure by ACNB and ACNB Bank to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a breach of this Agreement and the provisions of Section 5 of this Agreement shall apply.  As used in this Agreement, “ACNB” and “ACNB Bank” shall mean ACNB and ACNB Bank,  as defined previously and any successor to their respective businesses and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(b)                                 This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees.  If Executive should die following termination of Executive’s employment without Cause after a change in control, and any amounts would be payable to Executive under this Agreement if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or, if there is no such designee, to Executive’s estate.

15.                               VALIDITY.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

16.                               APPLICABLE LAW.  This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.  This Agreement shall also be interpreted as is minimally required to qualify any payment hereunder as not triggering any penalty on the Executive, ACNB or ACNB Bank pursuant to Code Section 409A and the regulations promulgated thereunder.

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17.                               HEADINGS.  The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	ACNB CORPORATION

By
Thomas A. Ritter
President & CEO

ACNB BANK

By
James P. Helt
President

WITNESS:	EXECUTIVE

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Exhibit F

NONCOMPETITION AND NONSOLICITATION AGREEMENT

THIS AGREEMENT is made as of the                      day of November, 2016, between ACNB BANK, a Pennsylvania state-chartered bank having a place of business at 16 Lincoln Square, Gettysburg, Pennsylvania, 17325, and                                (“Executive”), an individual residing in Maryland.

WITNESSETH:

WHEREAS, ACNB Bank is a subsidiary of ACNB Corporation (“Corporation”);

WHEREAS, Corporation, ACNB Bank, ACNB South Acquisition Subsidiary, LLC (“Acquisition Subsidiary”), New Windsor Bancorp, Inc. (“NW Bancorp), and New Windsor State Bank (“NWS Bank”) are entering into an Agreement and Plan of Reorganization (“Merger Agreement”) pursuant to which NW Bancorp will merge with and into the Acquisition Subsidiary, with Acquisition Subsidiary surviving and NWS Bank will merge with and into ACNB Bank with ACNB Bank surviving (“Merger”);

WHEREAS, upon consummation of the Merger, Executive is to be employed in the position of                                            by ACNB Bank; and

WHEREAS, ACNB Bank and Executive desire to enter into this Agreement in light of the pending Merger, which Agreement shall only become effective upon the consummation of the Merger on the Closing Date at the Effective Time as provided for in the Merger Agreement.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound hereby, Executive and ACNB Bank agree as follows:

1.             Consideration.  In addition to other consideration provided to Executive for entering into this Agreement, ACNB Bank agrees to employ Executive in the position of                                             at a base salary of $             , less applicable withholdings and deductions as required by law.

2.             Covenant Not to Compete.

(a)                                 Executive hereby acknowledges and recognizes the highly competitive nature of the business of the Corporation and ACNB Bank and accordingly agrees that, during and for the applicable period set forth in Section 2(c) hereof, Executive shall not, except as otherwise permitted in writing by ACNB Bank:

(i) be engaged, directly or indirectly, either for Executive’s own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry,

or

(2) any other activity in which the Corporation or ACNB Bank or any of their subsidiaries are engaged during the Employment Period, and remain so engaged at the end of the Employment Period, in any county in which a branch, office or other facility of the Corporation or ACNB Bank is located during the Employment Period or in any county contiguous to such county (the “Non-Competition Area”);

(ii) provide financial or other assistance to any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which the Corporation or ACNB Bank or any of their subsidiaries are engaged during the Executive’s employment, in the Non-Competition Area;

(iii) directly or indirectly solicit persons or entities who were customers or referral sources of the Corporation, ACNB Bank or their subsidiaries within six (6) months of Executive’s termination of employment, to become a customer or referral source of a person or entity other than the Corporation, ACNB Bank or their subsidiaries; or,

(iv) directly or indirectly solicit employees of the Corporation, ACNB Bank or their subsidiaries who were employed within two (2) years of Executive’s termination of employment to work for anyone other than the Corporation, ACNB Bank or their subsidiaries.

(b)                                 It is expressly understood and agreed that, although Executive and the Corporation and ACNB Bank consider the restrictions contained in Section 2(a) hereof reasonable for the purpose of preserving for the Corporation and ACNB Bank and their subsidiaries their goodwill and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 2(a) hereof is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Section 2(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

(c)                                  The provisions of this Section 2 shall be applicable, commencing on the date of this Agreement and ending on the second anniversary date of the effective date of this Agreement.

3.             Unauthorized Disclosure. During the term of Executive’s employment hereunder, or at any later time, Executive shall not, without the written consent of the Board of Directors of ACNB Bank or a person authorized thereby, knowingly disclose to any person, other than an employee of the Corporation or ACNB Bank or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of Executive’s duties as an Executive of ACNB Bank, any material confidential information obtained by Executive while in the employ of ACNB Bank with respect to any of the

Corporation’s and ACNB Bank’s services, products, improvements, formulas, designs or styles, processes, customers, methods of business, or any business practices the disclosure of which could be or will be damaging to the Corporation or ACNB Bank; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Executive or any person with the assistance, consent or direction of Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Corporation and ACNB Bank or any information that must be disclosed as required by law.

4. Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	ACNB BANK

By
James P. Helt
President

WITNESS:	EXECUTIVE

Exhibit G

FORM OF

BANK PLAN OF MERGER

between

ACNB BANK

and

NEW WINDSOR STATE BANK

This Bank Plan of Merger (the “Bank Plan of Merger”) is made as of this         day of November, 2016, between ACNB Bank, a Pennsylvania state-chartered banking institution having its principal banking office at 16 Lincoln Square, Gettysburg, Pennsylvania (“ACNB Bank”) and New Windsor State Bank, a Maryland state-chartered banking institution having its principal banking office at 213 Main Street, New Windsor, Maryland (“NWS Bank”) (the two parties sometimes collectively referred to as the “Constituent Banks”).

WHEREAS, NWS Bank is a wholly-owned subsidiary of New Windsor Bancorp, Inc., a Maryland corporation (“NW Bancorp”) and ACNB Bank is a wholly-owned subsidiary of ACNB Corporation, a Pennsylvania corporation (“ACNB”); and

WHEREAS, ACNB, ACNB Bank, ACNB South Acquisition Subsidiary, LLC (“Acquisition Subsidiary”), NW Bancorp, and NWS Bank have entered into an Agreement and Plan of Reorganization, dated as of November 21, 2016 (the “Agreement”), providing for, among other things, the execution of this Bank Plan of Merger and the merger of NWS Bank with and into ACNB Bank in accordance with the terms and conditions hereinafter set forth (the “Bank Merger”) immediately following the merger of NW Bancorp into Acquisition Subsidiary pursuant to the Agreement.

NOW, THEREFORE, the Constituent Banks, intending to be legally bound hereby, agree to effect the Bank Merger in accordance with the terms and conditions hereinafter set forth.

SECTION 1. GENERAL.

1.1 The Merger. At the Effective Time, as hereinafter defined, NWS Bank shall be merged with and into ACNB Bank under the provisions of the Pennsylvania Banking Code of 1965, as amended (the “Banking Code”) and the Maryland Financial Institutions Code (the “MFIC”); the separate existence of NWS Bank shall cease; and ACNB Bank shall be the surviving bank (the “Surviving Bank”), in accordance with this Bank Plan of Merger.  The “Effective Time” shall be such time, on such date, as the articles of merger providing for the Bank Merger are filed with the Pennsylvania Department of State and the Maryland Department of Assessments and Taxation, or at such time as may be specified in such articles of merger.  In no event, however, will the Bank Merger be effective until all of the following events, each of which is a condition to the Bank Merger, have taken place: (a) the merger of NW Bancorp into Acquisition

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Subsidiary shall have been consummated; (b) the sole shareholders of ACNB Bank and NWS Bank shall have adopted this Bank Plan of Merger; (c) the Bank Merger shall have been approved by the Pennsylvania Department of Banking and Securities, the MFIC and the Federal Deposit Insurance Corporation; and (d) the applicable waiting period under the Bank Merger Act shall have expired.

1.2. Name. The name of the Surviving Bank shall be “ACNB Bank” and the location of its principal office shall be 16 Lincoln Square, Gettysburg, Pennsylvania.

1.3 Articles of Incorporation. At the Effective Time, the articles of incorporation of ACNB Bank, as amended, shall remain in full force and effect as the articles of incorporation of the Surviving Bank, until amended in accordance with Law.

1.4 Bylaws. At the Effective Time, the bylaws of ACNB Bank, as amended, shall remain in full force and effect as the bylaws of the Surviving Bank, until amended in accordance with Law.

1.5 Effect of Bank Merger. At the Effective Time, the Surviving Bank shall succeed, without further act or deed to all of the property, rights, powers, duties and obligations of the Constituent Banks in accordance with the Banking Code and the Maryland Financial Institutions Code. Any claim existing or action pending by or against the Constituent Banks may be prosecuted to judgment as if the Bank Merger had not taken place, and the Surviving Bank may be substituted in its place.

1.6 Continuation in Business. The Surviving Bank shall continue in business with the assets and liabilities of each of the Constituent Banks. The Surviving Bank shall be a bank, with fiduciary and trust powers, organized and having perpetual existence under the laws of the Commonwealth of Pennsylvania. Any branch offices of the Surviving Bank shall consist of NWS Bank’s and ACNB Bank’s present branch offices and any other branch office or offices that the Constituent Banks may be authorized to have as of the Effective Time.

1.7 Directors.  At the Effective Time the total number of persons serving on the board of directors of the Surviving Bank shall be Sixteen (16) and shall be named in the Articles of Merger.

1.8 Officers. The officers of the Surviving Bank shall be:

President:	James P. Helt
Secretary:	Lynda L. Glass
Treasurer:	David W. Cathell

and shall serve as the officers of the Surviving Bank from and after the Effective Time and until such time as the Board of Directors of the Surviving Bank shall otherwise determine.

1.9 Employees. At the Effective Time, all persons who are employees of the Constituent Banks shall become employees of the Surviving Bank. Notwithstanding the foregoing, the Board of Directors of the Surviving Bank shall have the right and responsibility to reorganize the workforce at the Surviving Bank and therefore make such changes in titles, reporting

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responsibilities and places of work as it deems necessary to establish an efficient operation, subject to the provisions of and in accordance with the Agreement.

SECTION 2. CONVERSION OF SHARES.

The manner and basis of converting shares of common stock of the Constituent Banks shall be as follows:

2.1 Stock of ACNB Bank. The authorized capital stock of ACNB Bank, as the successor institution, shall be 553,153 shares of common stock, $9.00 par value.  ACNB Bank, as the successor institution, shall not be authorized to issue any class of preferred stock, and shall not issue any shares of preferred stock in connection with the Bank Merger.  The shares of common stock of ACNB Bank, $9.00 par value, issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding shares of the Surviving Bank. From and after the Effective Time, each certificate that, prior to the Effective Time, represented shares of ACNB Bank shall evidence ownership of shares of the Surviving Bank on the basis set forth herein.

2.2 Stock of NWS Bank. Each share of common stock, par value $10.00 per share, of NWS Bank issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Bank Merger and without any action on the part of the holder thereof, be cancelled and have no further effect.

SECTION 3. MISCELLANEOUS.

3.1 Conditions. The obligations of NWS Bank and ACNB Bank to effect the Bank Merger shall be subject to all of the terms and conditions contained in the Agreement and the consummation of the merger contemplated by the Agreement.

3.2 Termination and Amendment. This Bank Plan of Merger may be terminated or amended prior to the Effective Time in the manner and upon the conditions set forth in the Agreement. If the Agreement is terminated pursuant to the terms thereof, this Bank Plan of Merger shall terminate simultaneously, and the Bank Merger shall be abandoned without further action of the parties hereto.

3.3 Notices.  Any notice or other communication required or permitted under this Bank Plan of Merger shall be given, and shall be effective, in accordance with the notice provisions of the Agreement.

3.4 Captions. The captions contained in this Bank Plan of Merger are for reference purposes only and are not part of this Bank Plan of Merger.

3.5 Counterparts. This Bank Plan of Merger may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.  This Bank Plan of Merger shall become binding when one or more counterparts hereof individually or taken together, shall bear the signature of all the persons reflected hereon as the signatories.  A facsimile, electronic, or similar

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reproduction of a signature by one or any of the undersigned shall be treated as an execution in writing for purposes of the execution of this Bank Plan of Merger.

3.6 Severability. If any provision of this Bank Plan of Merger or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Bank Plan of Merger and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

3.7 Governing Law. This Bank Plan of Merger shall be governed by and construed in accordance with the domestic internal law (without regard to its conflicts of law principles) of the Commonwealth of Pennsylvania except to the extent that the Federal laws of the United States of America shall apply.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

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IN WITNESS WHEREOF, this Bank Plan of Merger has been executed on the day and year first above mentioned.

ATTEST:		ACNB BANK

BY:
James P. Helt
President

ATTEST:		NEW WINDSOR STATE BANK

BY:
Tom N. Rasmussen,
President and Chief Executive Officer

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Exhibit H

November   , 2016

ACNB Corporation

16 Lincoln Square

Gettysburg, Pennsylvania 17325

Re:                             Affiliate Agreement

Ladies and Gentlemen:

Pursuant to the Agreement and Plan of Reorganization (the “Agreement”) dated as of November     , 2016 by and among ACNB Corporation (“ACNB”), ACNB South Acquisition Subsidiary, LLC (“Acquisition Subsidiary”), ACNB Bank, New Windsor Bancorp, Inc. (“NW Bancorp”), and New Windsor State Bank (“NW Bank”) whereby NW Bancorp will merge with and into the Acquisition Subsidiary (the “Merger”), and all of the outstanding common stock of NW Bancorp (the “NW Bancorp Common Stock”) will be converted into the right to receive cash and/or common stock of ACNB (the “ACNB Common Stock”), it is anticipated that I will be appointed or elected to the boards of directors of ACNB and ACNB Bank.

I have been advised that, as a director of ACNB and ACNB Bank, I may be deemed an “affiliate” of ACNB, as that term is used for purposes of Rule 144 promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).

I hereby agree that I will not offer to sell, transfer or otherwise dispose of any of the shares of ACNB Common Stock I own or will receive in connection with the Merger or otherwise except in compliance with the applicable provisions of SEC Rule 144.

I hereby consent to the placement of a stop transfer order with ACNB’s stock transfer agent and registrar and the endorsement on the certificates, if any, representing any shares of ACNB Common Stock owned by me, of a restrictive legend that will read, substantially, as follows:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE REQUIREMENTS OF RULE 144 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND THESE SHARES MAY BE SOLD OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE TERMS OF A LETTER AGREEMENT FROM THE UNDERSIGNED TO ACNB CORPORATION AND IN COMPLIANCE WITH THE LIMITATIONS OF RULE 144.”

ACNB’s stock transfer agent and registrar shall be given an appropriate stop transfer order and will not be required to register any attempted transfer of ACNB Common Stock owned by me, unless the proposed transfer is effected in compliance with the terms of this letter agreement.

I understand and agree that this letter agreement will terminate and be of no further force and effect and the legend set forth above will be removed, and the related stop transfer restrictions will be lifted forthwith, if:

(i)                         any shares of the ACNB Common Stock are sold within the limits, and in accordance with the applicable provisions, of SEC Rule 144 under the Securities Act or upon expiration of all restrictions set forth in SEC Rule 144 applicable to me; or

(ii)                      ACNB shall have received a “no action” letter from the staff of the SEC, or an opinion of counsel reasonably acceptable to ACNB, to the effect that the restrictions imposed by SEC Rule 144 are no longer applicable to me.

For so long as and to the extent necessary to permit the undersigned to sell the ACNB Common Stock that I own pursuant to SEC Rule 144, ACNB shall, subject to the restrictions set forth in this letter agreement, use its reasonable best efforts to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, and Rule 144(c) under the Securities Act.

Very truly yours,

Witness:	[Name]

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